Dakota Real Estate Investment Trust OFFERING CIRCULAR UNDER REGULATION A 280,000 Class A Voting Shares and 140,000 Class B Non-Voting Shares Offered at $13.95 under the Dividend Reinvestment Plan

The Dakota Real Estate Investment Trust (the “Trust”) is a business trust organized under the laws of North Dakota. Our principal place of business is 3003 32nd Avenue South, Suite 250, Fargo, North Dakota 58103, our telephone number is (701) 239-6879 and our website is www.dakotareit.com. The Trust’s assets consist of a controlling interest in DAKOTA UPREIT LIMITED PARTNERSHIP (the “UPREIT”), a North Dakota limited partnership. The UPREIT invests in and operates real estate. The Trust is the General Partner of the UPREIT. We have prepared this Offering Circular in accordance with Regulation A of the Securities and Exchange Commission.

We are offering (the “Offering”) up to 280,000 of our Class A Voting Shares (the “Class A Shares”) and up to 140,000 of our Class B Non-Voting (the “Class B Shares” and collectively with the Class A Shares, the “Shares”) to existing Shareholders of the Trust who or which elect to participate in our Dividend Reinvestment Plan (the “DRIP”) to apply dividends payable to them for the acquisition of Shares at the rate of $13.95 per share.

You should not acquire Shares if you cannot afford a complete loss of your investment. Investing in the Shares involves material risks (See “RISK FACTORS” beginning on page 3).

The Offering will commence as of the date of this Circular and terminate at the earlier of issuance of all of the Shares or twelve months after date of this Circular.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF THIS OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES COMMISSION OF ANY STATE NOR HAS THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Price(1)	Sales Commission(2)	Proceeds to Us(3)
per share	$13.95	$0.00	$13.95
280,000 of Class A Shares(1)	$3,906,000	$0.00	$3,906,000
140,000 of Class B Shares(1)	$1,953,000	$0.00	$1,953,000
Total Offering	$5,859,000	$0.00	$5,859,000

(1)	Only Participants in the Trust’s Dividend Reinvestment Plan may apply dividends due them to purchase Shares at the rate of one share for each $13.95 of dividend in the Offering.

(2)	No commissions will be paid with respect to such issuances of Shares.

(3)	We will receive no payments as a result of the Offering. To the extent an existing shareholder elects to participate in our Dividend Reinvestment Plan, we will issue Shares to such participant in lieu of a cash payment of a dividend due such participant. As a result, funds which would otherwise be paid out as a dividend will be retained by the Trust.

The date of this Offering Circular is May __, 2019

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WHO MAY PARTICIPATE IN THE OFFERING

This Offering Circular does not constitute an offer to issue or a solicitation of an offer to acquire any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer.

Required Residence / Domicile to Invest This Offering is available to residents of or entities domiciled in the states of Arizona, Minnesota, North Dakota or South Dakota. Individuals are residents of the state in which they maintain their principal residence. A corporation, partnership, trust or other entity is domiciled in the state where the principal office of the entity is located.

Participation in the DRIP To participate in the Offering, investors must be a participant in the DRIP and have their shareholder registration with the Trust reflect that the participant meets the residency / domicile requirements addressed above.

The Shares are offered subject to withdrawal or cancellation of the Offering at any time without prior notice. The Trust reserves the right to terminate the Offering of either the Class A or the Class B Shares and continue the Offering of the other class of Shares.

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this Offering Circular and any supplements thereto. You should rely only upon the information in this Offering Circular as we have not authorized anyone to provide any different information regarding us or this offering.

Offering Statement This Offering Circular is part of an offering statement we have filed with the Securities and Exchange Commission (the “SEC”). We contemplate this being a “continuous offering” and thus we anticipate that we will prepare and distribute supplements to reflect material developments to add or change information contained in this Offering Circular. The offering statement we filed with the SEC includes exhibits that provide detailed information or documents discussed in this Offering Circular. You may access such information through the electronic data gathering, analysis and retrieval system found at https://www.sec.gov/edgar.

Cautionary Note Regarding Forward Looking Statements This Offering Circular contains forward-looking statements. All Statements other than statements of historical fact contained in this Offering Circular, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward looking-statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

Forward-looking statements are subject to risks and uncertainties, certain of which are beyond our control. Actual results could differ materially as a result of the factors described in “Risk Factors” in this Offering Circular.

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OFFERING Summary

The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Offering Circular.

SHARES BEING OFFERED

The Trust is offering to shareholders who or which have elected to participate in the Trust’s Dividend Reinvestment Plant (the “DRIP”) to receive up to 280,000 Class A Shares and up to 140,000 of Class B Shares of the Trust in lieu of receipt of payment of dividends. The Shares will be issued at a rate of one Share for each $13.95 of dividend taken in Shares rather than in a cash payment.

The Trust is authorized by its Sixth Amended and Restated Declaration of Trust dated as of June 13, 2017 (the “Declaration of Trust”) to issue Class A and Class B Shares. The primary distinction between Class A and Class B Shares is that Class B Shares do not have the voting rights which the Class A Shares have. As of December 31, 2018, there were approximately 6,420,650 Class A Shares and approximately 1,896,335 Class B Shares outstanding.

terms of the dividend reinvestment plan

The Trust has adopted the DRIP to permit shareholders who or which elect to participate in the plan the opportunity to invest their cash dividends otherwise payable to the shareholder in the purchase of Shares of the same class with respect to which the dividend is payable. Participation is made by completion of an election to participate. For individuals initially subscribing to purchase Shares, the subscription to be tendered includes an election provision. For existing shareholders, the election is made in a Shareholder Change Form reflecting the election to participate. Participants in the DRIP may discontinue their participation by completing and submitting to the Trust of a Shareholder Change Form reflecting the election to discontinue participating.

Issuance of Shares under the DRIP is subject to the Trust having an effective registration under applicable federal and state laws regulating the offer and issuance of securities with respect to the Shares issuable under the plan or that there are exemptions from such registration available to the Trust. If there is not then in effect a qualified offering of Shares when a dividend is payable, the Trust may elect to either: (i) issue payment of the dividend in cash; or (ii) hold the dividend pending qualification of the issuance under applicable law.

The rate of issuance of Shares in lieu of a cash payment of a dividend is 90% of the per share offering price for the Shares then being offered by the Trust. The Trust has established $15.50 as its current offering price for its Shares and thus, the issuance rate currently in effect under the DRIP is $13.95 per share.

The TRUST

The Trust began business operations in 1997. The Trust is an unincorporated, but registered business trust under North Dakota law. The Trust has a term of existence consistent with North Dakota law. The Trust is the sole general partner of the UPREIT and makes all of the investment decisions of the UPREIT. The Trust will invest in properties that the Board of Trustees considers suitable investments. Properties can and may include commercial properties and multi-family residential properties, such as apartment buildings. The Trust has had no business activities other than the ownership of real estate and interests in entities owning real estate.

The Trust is registered as required by the laws of North Dakota and is structured to comply with the requirements under Internal Revenue Code Section 856 which requires that 75% of the assets of a real estate investment trust must consist of real estate assets and that 75% of its gross income must be derived from real estate. The Trust believes it qualifies as a real estate investment trust but has not received confirmation of its qualification from the Internal Revenue Service. (See “FEDERAL INCOME TAX CONSIDERATIONS”).

ADVISOR

The advisor of the Trust is Dakota REIT Management, LLC (the “Advisor”), which was formed for such purpose in April 2008. The Advisor manages the affairs of the Trust, subject to the review and overall control of the Board of Trustees, who may remove the Advisor without cause.

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THE UPREIT

The Trust’s assets consist almost entirely of our general partnership interest in Dakota UPREIT Limited Partnership (the “UPREIT”), a North Dakota limited partnership. The UPREIT utilizes its assets to invest either directly in real estate properties or in ownership interests in entities that hold real estate properties. The Trust is the general partner of the UPREIT. As of December 31, 2018 our interest in the UPREIT represented an approximately 55% ownership interest with the remaining approximately 45% in interests being held by approximately 150 holders of limited partnership interests.

INVESTMENT OBJECTIVES

The Trust’s investment objectives are (i) to preserve, protect and return shareholder capital, (ii) provide cash dividends on a quarterly basis at the discretion of the Board of Trustees, a portion of which (due to depreciation) may not constitute current taxable income, and (iii) provide growth of capital investment through potential appreciation in the value of the Trust’s properties. There is no assurance that such objectives will be attained.

THE PROPERTIES

As of December 31, 2018, the UPREIT held residential apartment projects comprising a total of 3,113 apartment units, 122 residential rental townhome units and 2,117,029 square feet of commercial rental property. In the first quarter of 2019, the UPREIT acquired two additional commercial properties adding an additional 236,181 square feet of commercial property to our holdings. Such interests are directly owned or held in an entity solely owned by UPREIT. It is anticipated that UPREIT will continue to seek to acquire properties or interests in properties involving both residential and commercial real estate (See “DESCRIPTION OF PROPERTIES”).

SUMMARY OF RISK FACTORS

Investing in this Offering through participation in the DRIP involves significant risks. A more detailed listing of risk factors you should consider prior to investing in the Shares is set out in the section entitled “RISK FACTORS.”

●	There is currently no trading market for our Shares and we do not anticipate one developing.The Shares issued in this Offering will be pursuant to Regulation A of the Securities and Exchange Commission and thus are eligible for resale or transfer, but there can be no assurance that a holder will be able to identify a buyer for their Shares. In order to provide shareholders with liquidity, shareholders who have held their Shares for at least one year may request to have redeemed up to $150,000 of their Shares in any twelve month period, in accordance with the procedures of our Share Redemption Program, which involves a redemption fee of 10% of the then applicable offering price for Shares.We generally take tenders for redemption on a “first-come first-served” basis.There can be no assurance as to the funds the Board of Trustees allocate for redemption in the future, that the Share Redemption Program will remain in effect or that we will not change its terms.

●	The $13.95 issuance rate per share for participants in the DRIP has been arbitrarily determined by the Board of Trustees. The estimated book value of the Trust as of December 31, 2018 was approximately $6.90 per share. Accordingly, the offering price is substantially greater than the book value per share.

●	The Trust invests in real estate and thus an investment in the Trust involves all of the risks associated with making real estate investments. In making its investments, the Trust uses substantial amounts of borrowed funds. As of December 31, 2018, we owed approximately $363,180,000 under notes secured by mortgages on our properties.

●	Dakota REIT Management, LLC (the “Advisor”) acts as an advisor to the Trust under an agreement between the Advisor and the Trust. The Advisor and its affiliates will receive various fees for performing property management and other services, and the determination of such compensation has been made without the benefit of arm’s-length negotiations with the Board of Trustees (See “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS”).

●	Members of our management or their affiliates are subject to conflicts of interest in respect to their relationships and agreements with the Trust (See “INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS”).

●	There is no guarantee that the Trust will continue to declare dividends in the future.

●	Economic conditions, which the Trust cannot predict or control, may have a negative impact on the value of the Trust’s assets.

●	The Trust will be taxed as a corporation if it fails to qualify as a REIT.

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RISK FACTORS

The acquisition of Shares in the Offering pursuant to an election to participate in the DRIP involves various risks. Existing and prospective participants in the DRIP should carefully consider the following risks, among others, before making a decision to accept Shares in lieu of cash payment of dividends. An investment in the Trust is speculative and involves a high degree of risk, and should be considered only by persons who can afford the loss of their entire investment.

RISKS RELATED TO INVESTING IN THE TRUST AND PARTICIPATING IN THIS OFFERING

The UPREIT Has Not Identified Properties to Acquire in the Future

The future real estate investments and properties to be acquired by the UPREIT are yet to be determined. Because future acquisitions have not been identified, the prospective participants in the DRIP will have no information to assist in making the investment decision based on the identification or location of, or as to the operating histories of, or other relevant economic and financial data pertaining to, the properties to be purchased by the UPREIT, and must rely entirely on the investment judgment of the Advisor and the Board of Trustees.

The Shares Are an Illiquid Investment

There is currently no trading market for the Shares and we do not anticipate such a market will develop and we have no intention to seek to list the Shares upon any stock exchange. Without the benefit of an established public trading market, the Shares are likely to remain illiquid and not readily accepted as loan collateral. Consequently, the purchase of Shares should be considered only as a long-term investment. Furthermore, even if a market for the sale of Shares were to develop, no assurance can be given as to the price at which Shares would be sold in such market.

The Trust has no plans to liquidate. The Amended and Restated Declaration of Trust allows for a majority vote of Class A shareholders to require liquidation, but absent such a vote, the Trust is to continue until twenty-one years after the death of the last survivor of the original Board of Trustees. Accordingly, an investor in the Shares pursuant to the DRIP, should not anticipate liquidity from the liquidation of the Trust.

Shareholders Must Rely on Management to Act on Their Behalf

The Advisor and the Trustees are accountable to the Trust as fiduciaries and must exercise good faith and integrity in handling Trust affairs. The Trustees have the authority to approve or disapprove all investments recommended to the UPREIT by the Advisor. The Trustees will have ultimate control over the management of the Trust and the conduct of Trust affairs, including management of the business of the UPREIT and the acquisition and disposition of the UPREIT’s assets. Shareholders have no right or power to take part in the direct management of the Trust or the UPREIT and the success of the Trust and UPREIT will depend, to a large extent, on the services and performance of the Advisor. Holders of Class A Shares will also have the right to vote regarding amendments to Declaration of Trust, most changes to the Bylaws, election of Trustees, liquidation, roll-up transactions, sale of the Trust, and the term of the Trust. Holders of Class A Shares also have the right to demand a special meeting of shareholders.

Subject to some conditions and limitations, the Declaration of Trust limits the liability of, and provides for the Trust to indemnify, the Trustees, the Advisor and their affiliates, and to provide insurance coverage and pay for all premiums thereon to protect the Board of Trustees while acting for and on behalf of the Trust (See “BOARD OF TRUSTEES, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES – Organizational Structure”).

None of the Officers appointed by the Trust or members of the Board of Trustees devote their full time and attention to the operation of the Trust. Each has their own businesses and investments, and in some instances, employment which places demands upon their available time.

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RISKS RELATED TO OUR INVESTMENTS

Borrowing Risks

The UPREIT makes extensive use of borrowed funds in connection with its investments, generally seeking to maintain a level of financing equal to 75% of the appraised value of our properties. As of December 31, 2018 the mortgage notes payable were approximately $363,180,000. Use of borrowed funds permits the UPREIT to acquire additional properties than what might otherwise have been acquired only with available cash; however, should the value of the acquired property decrease, we may owe more on the borrowing than we can realize from the operation or sale of the property.

Certain of the borrowing used to finance acquisition of properties is under longer term fixed rate arrangements, but substantial portions of our borrowing involves “balloon payments” where the loan amount is not fully amortized prior to the maturity date or periodic readjustment of the interest rates. If general borrowing conditions result in a rise in interest rate or if lenders perceive lending to us has grown in risk, we may face increased interest rates or other adverse changes to the terms under which we may borrow funds that may impair our operating results. In connection with your consideration of these risks you may wish to know that we have the following loans maturing this year and in the next two calendar years:

●	Sixteen loans came or will be due in 2019 with an estimated principal at maturity of approximately $44,706,000;

●	Ten loans will be due in 2020 with an estimated principal at maturity of approximately $20,071,000; and

●	Nine loans will be due in 2021 with an estimated principal at maturity of approximately $29,535,000.

Risk That Tenants Will Not Renew Their Leases

Tenants of our residential real estate typically lease their apartment or townhome for an initial term of from six to twelve months with month-to-month terms thereafter. There can be no assurance that our residential tenants will renew their leases with us at the end of the term of their lease. Opportunities for purchase of residential properties by those residing in our apartments and townhome properties and tenants relocating outside of the area due to reduced employment opportunities may affect the choice by our tenants to continue their occupancy. As well, tenants may view newer properties or those with different amenities or lower rents as attractive. In addition to loss of revenues while a residential unit is vacant, a vacancy typically results in additional operating expenses associated with preparing the unit for rental and in the marketing of the unit.

Our commercial properties are typically leased for terms from one to twenty years with options to renew the term. Of the approximately 330 leases currently in effect for the approximately 2,068,700 square feet of commercial real estate, six for an aggregate of approximately 5,800 square feet are under month to month terms, one for 1,600 square feet of space is on a year to year term and 323 leases for an aggregate of approximately 2,061,300 square feet were, as of March 31, 2019, scheduled to expire in accordance with the table below:

Year of Expiration	Number of Leases	Approximate Square Footage Leased
2019	45	126,070
2020	49	161,703
2021	82	333,259
2022	52	302,325
2023	41	206,448
2024	23	258,940
2025	6	379,380
2026	3	86,749
2027	6	34,538
2028	3	52,992
2029	1	2,401
2030	1	3,794

In general, commercial real estate requires additional costs to secure a new tenant or the renewal of a tenant’s lease when compared with residential real estate due to the granting of concessions to the tenant for undertaking the lease of the property. Such concessions include abatement of rent for periods of time and contributions to costs of the tenant making improvements or relocating its operations.

As well, certain commercial property may be for specialized uses that are not compatible with the needs of potential replacement tenants. This may cause a delay in locating a subsequent tenant or require substantial contributions to a tenant’s cost of modification of the property to meet their needs.

Our Investment in Real Estate will be Subject to General Risks Associated with Real Estate Investments

The real estate properties and interests in entities holding real estate properties invested in by the UPREIT will be subject to risks typically associated with real estate, including:

●	natural disasters such as storms and floods;

●	adverse changes in national, regional or local economic or real estate conditions;

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●	oversupply or reductions in demand for rental properties which may adversely affect renewals of leases by existing tenants (See discussion of vacancy rate increases in “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Results of Operation”);

●	uninsured or under insured casualty losses;

●	unanticipated costs to maintain properties (See discussion of improvements and related matters in “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Capital Expenditures”); and

●	tenants who are unable to pay rent as agreed or who or which fail to comply with their obligations to properly use and care for the property they lease

The Trust’s Assets are not Diversified and have Limited Liquidity

Through the UPREIT, the Trust invests in real estate. All real estate investments are subject to some degree of risk. Such investments will be subject to risks such as adverse changes in general and local economic conditions or local conditions such as excessive building resulting in an oversupply of existing space or a decrease in employment reducing the demand for space. Such investments will also be subject to other factors affecting real estate values, including (i) possible federal, state or local regulations and controls affecting lending, rents, price of goods, fuel and energy consumption and prices, water, and environmental restrictions affecting new construction, (ii) increasing labor and material costs, (iii) the attractiveness of the property to tenants in the neighborhood, and (iv) state and federal income tax liability. Economic conditions, which the Trust cannot predict or control, may have a negative impact on the value of the UPREIT’s assets.

We currently own properties in the states of Iowa, Nebraska, Minnesota, North Dakota, South Dakota and Wisconsin (See “DESCRIPTION OF PROPERTIES”). As of December 31, 2018, most of our holdings were located in North Dakota (19 residential properties with 2,119 units and 20 commercial properties with 1,002,824 square feet of space of the total holdings of 31 residential properties with 3,235 units and 2,117,029 square feet of commercial space). Accordingly, you should view our investment in real property as concentrated within a limited geographic area.

Our real estate investments have primarily been in residential rental properties; however, we have increased our holdings of commercial real estate. Of the 2,117,029 square feet of commercial real estate held on December 31, 2018, approximately 51% was retail space, approximately 20.7% was industrial space and approximately 28.3% was office space.

The Trust will have very little opportunity to vary its portfolio promptly in response to changing economic, financial and investment conditions.

Significant Increases in Property Taxes Could Adversely Affect the Trust

With respect to some of our commercial real estate, we pass through to the tenant the obligation to pay property taxes assessed upon the property subject to their lease; however, most of our leases (most notably our residential leases) do not provide for such shifting of the risk of increased property taxes to the tenants. Accordingly, significant increases in property taxes payable with respect to our properties could have a material adverse effect on our operating results. Further, as a significant increase in taxes payable with respect to our properties would reduce the operating profitability, the values we may obtain from a sale of properties subject to the increased tax burden would be reduced.

Regulations and Public and Private Use Restrictions on Our Properties May Affect our Operations

Local governmental agencies may impose controls or restrictions on rental charges or otherwise adopt regulations which could have a material adverse effect upon our operations. In addition, costs of compliance with regulations such as those pertaining to environmental matters or accessibility to those with physical disabilities (such as the American with Disabilities Act) may also adversely affect our operations.

In addition to regulations, zoning and other use restrictions of local governmental agencies as well as covenants that may be established by private parties that apply to our properties. These public and private restrictions may include the types of uses that may be made with the property as well as impose operating conditions, such as numbers of required parking spaces that must be maintained based on the size of the property and the appearance (“architectural controls”) of the property.

Such taxes, regulations and controls may impair the operating profitability of our properties and thus the values we obtain from a sale of such properties would be reduced.

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Real Estate Investments of the UPREIT Face Competition From Other Real Estate Properties

The results of operation of the Trust will depend upon the availability of suitable real estate investment opportunities for the UPREIT, and on the yields available from time to time on real estate and other investments, which, in turn, depends to a large extent on the type of investment involved, the condition of the money markets, the nature and geographic location of the property, and competition and other factors, none of which can be predicted with certainty. Even though the Advisor and its Affiliates have years of experience of acquiring properties suitable for investment, the UPREIT will be competing for acceptable investments with private investors and other real estate investment programs. Many of these competitors have greater experience and resources than the UPREIT.

Ownership of Real Estate Carries Risk of Uninsured Losses and Environmental Liabilities

The Trust intends to maintain what it believes to be adequate property damage, flood, fire loss and liability insurance. However, there are certain types of losses (generally of a catastrophic nature), which may be uninsurable or which may be economically unfeasible to insure. Such excluded risks may include war, earthquake, hurricane, terrorism, certain environmental hazards and floods. Should such events occur, (i) the UPREIT and the Trust might suffer a loss of capital invested, (ii) tenants of spaces may suffer losses and may be unable to pay rent for the spaces, and (iii) UPREIT and the Trust may suffer loss of profits which might be anticipated from one or more properties.

Federal law (and the laws of some states in which the UPREIT holds or may acquire properties) imposes liability on a landowner for the presence on the premises of hazardous substances or wastes (as defined by present and future federal and state laws and regulations). This liability is without regard to fault or knowledge of the presence of such substances and may be imposed jointly and severally upon all succeeding landowners. If such hazardous substances are discovered on a property owned by UPREIT, UPREIT could incur liability for the removal of the substances and the cleanup of the property. There can be no assurance that UPREIT would have effective remedies against prior owners of the property. In addition, UPREIT may be liable to tenants and may find it difficult or impossible to sell the property either prior to or following any such cleanup.

We Rely Upon Services of Property Management Companies

We engage the Advisor and various independent property management companies to manage our real estate properties (See “DESCRIPTION OF BUSINESS – ADVISOR AND PROPERTY MANAGERS”). In 2017 we paid $2,050,047 in property management fees to our property managers (including $169,621 and $248,913 to the Advisor). In 2018, we paid $2,083,440 in such fees (including $261,296 to the Advisor). We also paid to the Advisor advisory management fees of $1,546,031 in 2017 and $1,689,300 in 2018 for administrative services (See “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS”).

While the Advisor does not act as a property manager for any other property owners, the rest of the property management companies we use do manage properties for other parties which properties will compete for tenants with our properties. While we seek to monitor the effectiveness of our property managers, there can be no assurance that owners of competing properties may receive better services than do we. While we have rights to terminate the agreements, we are also subject to termination of the property management agreements by the managers upon very limited notice.

Increases in Expenses May Reduce Cash Flow and Thus Funds Available for the Making of Dividend Payments and for Additional Acquisitions of Investments

Our net income from operations was approximately $5.7 million in 2017 and approximately $5.2 million in 2018. Such income represents income from the rental of our residential and commercial properties less the expenses from our operations and the costs of administration of the Trust. As is stated in the Statements of Cash Flows in our Consolidated Financial Statements, we declared dividends to our shareholders of $5,994,225 in 2018 and $5,785,500 in 2017 (as a result of elections by participants in the DRIP to receive shares in lieu of cash payment of declared dividends, the amounts paid to shareholders was $2,219,743 in 2018 and $1,853,685 in 2017). As is also stated in such Statements of Cash Flows the UPREIT declared distributions to its limited partners shareholders of $5,076,086 in 2018 and $4,843,996 in 2017 (as a result of elections by participants in the UPREIT’s Distribution Reinvestment Plan to receive limited partnership units in lieu of cash payment of declared distributions, the amounts paid to limited partners by the UPREIT was $3,809,527 in 2018 and $3,993,518 in 2017).

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If our operating expenses or the cost of the administration of the Trust increase without corresponding increases in our income from rental of our properties, our operating net income would decrease and our ability to continue to make the dividend and distribution payments and our ability to use cash flows from operation to invest in additional properties could be impaired. In connection with that, the amount of the cash dividends paid to shareholders by the Trust and cash distributions paid by the UPREIT to its limited partners is affected by the level of participation in the DRIP or Distribution Reinvestment Plan, as applicable (in 2018, an aggregate of $5,041,041 and in 2017, an aggregate of $4,782,293 were reinvested in the acquisition of shares or limited partnership units). Under the terms of the Trust’s DRIP and the UPREIT’s Distribution Reinvestment Plan, participants may revoke their election and choose to receive cash payment of their dividends or distributions. Reductions in our operating income may affect a shareholder’s determination to participate in the plan.

Delays in Connection With Construction of Improvements to Our Properties

It has been our practice to acquire properties that have been in operation rather than undertaking to build and develop properties. As such, we have had limited exposure to risks associated with uncertainties in the development of real estate properties, such as unanticipated delays in the completion of construction of the improvements due to issues with suppliers of the materials or services used in the construction of the property.

We have, however, invested in properties under development through the making of loans to or acquisition of non-controlling equity interests in a property developer constructing a property. In addition, from time to time, we engage in the renovation or improvement of our properties (See the discussion of improvements and maintenance expenditures in “MANAGEMENT’S DISCUSSION AND ANYALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” – “Capital Expenditures”).

Delays in completion of improvements to our properties may arise for a variety of reasons over which we will have no control. Such delays may result in additional costs being incurred as well as in loss of income due to the delay in completion of the improvements.

RISKS RELATED TO ADVISOR AND CONFLICTS OF INTEREST

We are Dependent on the Advisor, the Principals of which have other Business Interests

The Advisor is responsible for the day to day management of the operation of the Trust and of the UPREIT. As such, we are dependent upon the services of the Advisor. George Gaukler and Jim Knutson, who are officers of the Trust and members of the Trust’s Board of Trustees, are the owners and principal managers of the Advisor, but neither devotes their full time to the business of the Advisor (See the biographical information for Mr. Gaukler and Mr. Knutson under “BOARD OF TRUSTEES, EXECUTIVE OFFICERS AND SIGNFICANT EMPLOYEES” for information related to those other interests

We estimate that Mr. Gaukler and Mr. Knutson devote an average of approximately 25 hours and 30 hours per week respectively in performing their functions as the principal managers of the Advisor. Such time does not include the time they devote to their duties as officers of the Trust, members of the Trust’s Board of Trustees or as principals of property management firms (Valley Rental Service, Inc. and Horizon Real Estate Group, LLC) or any other service provider to the Trust they may have an interest in (see “INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS”). In connection with their other business interests, Mr. Gaukler and Mr. Knutson rely upon the management teams they have in place for those companies and are not involved in the day to day operations of those other companies.

While many of the employees of the Advisor have been with the Advisor for extended periods of time, there can be no assurance that they will continue their employment or that the Advisor would be successful in retaining services of successors should existing staff no longer continue their employment. Neither the Trust nor the Advisor maintains “key person” life insurance policies on any members of the staff of the Advisor. Accordingly, in the event of the death of a key staff member of the Advisor, we and the Advisor would not receive proceeds of a life insurance policy to assist in covering costs which might be incurred in connection with securing a replacement for the loss of a deceased key staff member.

Conflicts of Interest in General

Various conflicts of interest exist – and will arise in the future – as a result of the transactions between the Trust and: (i) the Advisor; (ii) members of the Board of Trustees; or (iii) affiliates of a Trustee (See “INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS”). These conflicts present the risk to holders of Shares that the transactions between the Trust and such parties have not been negotiated at arm’s-length. As a consequence, agreements between related parties do not carry the indicia of fairness that a transaction negotiated between unrelated parties would have, and bear closer scrutiny by investors.

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No Assurances that Transactions between the Trust and Affiliated Parties will be as Favorable to the Trust as those not with Affiliated Parties

The UPREIT has engaged in transactions with members of the Board of Trustees or their affiliates (See “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS – Affiliates of the Trust Participating in Service Providers” and “Interests of Management and Others in Certain Transactions” for information regarding such transactions). The transactions have included: (i) provision of property management services to the Trust; (ii) provision of real estate brokerage services to the Trust; (iii) the acquisition of real estate from such affiliates (iv) the making of loans to finance real estate developments by the affiliates; and (v) the acquisition of equity interests in entities owned or controlled by such affiliates.

While in each instance, the member of the Board of Trustees who is engaging directly or (through an affiliate) indirectly with the UPREIT is required to disclose their interest in the transaction to the Board of Trustees and, under the Declaration of Trust, by a majority vote of the Independent Trustees, it must be determined that:

●	the transactions is fair and reasonable;

●	the transaction involves terms no less favorable to the Trust as available in an arm’s length transaction; and

●	(if property is being acquired by the Trust) the appraised value of property being acquired is at least equal to if not greater than the consideration being paid for the property by the UPREIT;

there can be no assurance that past and future transactions are not as favorable to the Trust as might have been or be obtained in a transaction with a completely independent party rather than with an affiliate of one of our Trustees.

Affiliates Managing Our Properties. Of the ten property managers we currently engage to manage our properties, five are affiliated with members of our Board of Trustees. George Gaukler and Jim Knutson are the owners of the Advisor. Mr. Gaukler is an owner of Valley Rental Services, Inc. and Horizon Real Estate Group, LLC and Mr. Knutson was an owner of Valley Rental Services, Inc. until September 30, 2018 and of Horizon Real Estate Group, LLC until December 31, 2018. Kevin Christianson is the owner of Property Resources Group, Inc. Craig Lloyd is an owner of Lloyd Property Management Company. In 2018 and in 2017 we paid $2,083,440 and $2,050,047, respectively in management fees. Of those fees, the above named management companies affiliated with Trustees (please note that since Mr. Lloyd was first elected as a Trustee in June 2017, but the payments made to such company for the entirety of 2017 are set out below) were:

Management Company	Fees in 2018	Fees in 2017
Valley Rental Service, Inc.	$813,984	$795,596
Lloyd Property Management Company	$162,154	$166,277
Dakota REIT Management, LLC	$261,296	$248,913
Property Resources Group, LLC	$168,880	$162,763
Horizon Real Estate Group, LLC	$84,678	$88,750

Affiliates Compensated for Commercial Leasing. In 2018 and in 2017 we paid commissions of $839,036 and $351,717, respectively, to real estate brokers in connection with their having participated in the long term leasing of space in our commercial properties. Two of such brokers are affiliates of current members of our Board of Trustees. They were Horizon Real Estate Group, LLC (an affiliate of George Gaukler and Jim Knutson) and Property Resources Group (an affiliate of Kevin Christianson). The fees paid to such brokers for services in leasing of space in our commercial properties in 2018 and 2017 were:

Real Estate Broker	Fees in 2018	Fees in 2017
Horizon Real Estate Group, LLC	$74,417	$55,033
Property Resources Group, LLC	$316,415	$45,534

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Properties Acquired from Affiliates. Of the 75 properties we currently own, 41 (or approximately 55%) were acquired from a member of our Board of Trustees or from an entity owned - at least in part - by a member of our Board of Trustees (See tables listing our properties and the column indicating acquisition from a Trustee under “DESCRIPTION OF PROPERTIES” for information related to which of our properties were so acquired). In 2015, we acquired seven properties for approximately $105.5 million (two involving approximately $53.9 million from Trustees or their affiliates). In 2016, we acquired seven properties for approximately $76.2 million (one involving approximately $6.9 million from an affiliate of a Trustee). In 2017, we acquired three properties for approximately $48.1 million (two involving approximately $28.9 million from Trustees or their affiliates). In 2018, we acquired one property for approximately $9.1 million (which did not involve a Trustee or their affiliates). Through the first three months of 2019, we acquired two properties for approximately $17.35 million (which did not involve a Trustee or their affiliates). For information regarding the acquisitions from affiliates since 2013, see “Acquisitions from Affiliates” in “Interests of Management and Others in Certain Transactions.”

Loans to Affiliates. Since January 1, 2014, we have had outstanding three loans to affiliates of members of our Board of Trustees in connection with real estate development. We contemplate that we may continue to make such loans. In January 2013, we loaned $750,000 to Dakota Roseland Apartments I, LLLP, an affiliate of George Gaukler and Jim Knutson which was converted into equity in connection with the acquisition by the UPREIT of interests in such limited partnership in January 2014. In April 2014, we loaned $2.5 million to another affiliate of George Gaukler and Jim Knutson, Dakota Roseland Apartments IX-XII, LLLP which was also converted into membership interests in January 2017. In November 2016, we loaned $1.5 million to an affiliate of Kevin Christianson to assist in the financing of the Azool Retail Center which we acquired in January 2017.

Investment in Affiliates. We currently own interests in five limited liability companies or limited partnerships (See table in the “General Overview” section of “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” for identification of the entities and our ownership interests in them), each of which has or had George Gaukler as one of its other owners. Each operates apartment buildings located in Williston, North Dakota. We have invested an aggregate of $6.275 million in such entities. We also were an owner of One Oak II Limited Liability Limited Partnership and thereby had an indirect interest in another limited liability limited partnership which was developing the One Oak Place senior living facility in Fargo, North Dakota, but in August 2015, the UPREIT acquired ownership of the property for a purchase price of $45.7 million and we effectively converted our $2.5 million investment in the property into a full ownership position.

RISKS RELATED TO ECONOMIC CONDITIONS

Economic Conditions May Limit the Ability of the UPREIT to Purchase Properties or of Tenants to Pay Rent

Periods of tight credit and high interest rates may adversely affect the ability of the UPREIT to acquire or sell properties. The inability of the UPREIT to acquire new properties or to sell certain of its existing properties further constrains the Trust’s diversification and growth. During times of economic recession the ability of tenants to rent spaces from the UPREIT and timely pay rent when due may be adversely affected. This would limit the income available to the UPREIT for distribution to the Trust and, consequently, limit the Trust’s ability to make distributions to our shareholders.

There may be future shortages or increased costs of fuel, natural gas, water, or electric power, or allocations thereof by suppliers or governmental regulatory bodies in the areas where property purchased by the UPREIT is located. In the event that any such shortages, price increases or allocations occur, the financial condition of tenants of the UPREIT may be adversely affected. The Trust is unable to predict the extent, if any, to which such shortages, increased prices or allocations would influence the ability of tenants to make rent payments and the Trust to make cash distributions to shareholders.

Risk of Downturn in Real Estate Market

While we are exposed to risks of adverse development in the economy in general, the real estate market we participate may have its own adverse economic developments. Due to numerous conditions over which we will have no control, the market values of properties we own may decrease. Such decreases will adversely affect our abilities to refinance mortgage indebtedness on such properties (See footnotes to the “DESCRIPTION OF PROPERTIES” for information regarding mortgage indebtedness against our properties) which could provide significant issues for properties we have financed on terms involving “balloon payments” of the unpaid principal balance at a maturity date which occurs prior to complete payment of the debt based upon the payment schedule.

If such downturns in the real estate markets occur, we may find that we are unable to sell properties we determine to sell or, if we are able to sell a property, we may receive an amount which is less than we have invested in acquiring and operating the property. We may even find that the debt we owe at the time of sale, exceeds the amount we can obtain from a purchaser.

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Risks of Disruptions in the Financial Markets

The success of our business is significantly related to general economic conditions, but in particular, we are dependent upon the condition of the banking and financial markets. Rising interest rates and the decreasing availability of funding for real estate investments could have a materially adverse effect on our operations and on our abilities to acquire additional properties, refinance mortgage indebtedness and sell properties we hold.

Tenant Bankruptcies

Economic conditions affecting tenants leasing our properties may result in filing of bankruptcy by tenants. In particular, this may have a more significant adverse impact on our operations and financial condition with respect to our commercial real estate where the properties have fewer tenants than are associated with our residential rental real estate. In addition, we may incur legal fees and other costs in seeking to protect our interests in the event of a filing of bankruptcy by a tenant.

RISKS RELATED TO OUR STRUCTURE AND THE OFFERING

There is No Assurance That Shareholders Will Receive Cash Dividends or Property Appreciation

While we have had a history of paying quarterly dividends, there is no assurance as to whether cash dividends can continue to be available for distribution to shareholders (See “SECURITIES BEING OFFERED – Distribution” for dividend declared and paid since 2009). There is no assurance that the Trust will operate at a profit or that any properties acquired by the UPREIT will appreciate in value or can ever be sold at a profit. The value and marketability of the UPREIT’s properties will depend upon many factors beyond the control of the Trust or the UPREIT, and there is no assurance that there will be a ready market for the properties owned by the UPREIT since investments in real property are generally non-liquid. Operating expenses of the Trust, including certain compensation to the Advisor will be incurred and must be paid irrespective of the Trust’s profitability.

Even if the Trust operates on a profitable basis, our ability to pay cash dividends may be impaired. In each of 2018 and 2017 we declared aggregate dividends to shareholders of the Trust and distributions to limited partners of the UPREIT of $11,070,311 and $10,629,496 (after reinvestment of declared dividends and distributions in purchase of shares or limited partnership units, the net dividends/distributions paid were $6,029,270 and $5,847,203) compared to net cash from operating activities of $17,407,705 and $18,594,907, respectively (See “Consolidated Statement of Cash Flows”). Shareholders of the Trust and limited partners of the UPREIT participating in reinvestment of their dividends or distributions may terminate such participation with minimal notice and such termination by a substantial number of the participants could require us to use cash rather than our shares or the Trust’s limited partnership units to satisfy the rights to dividends or distributions, as applicable.

Further, if we were not successful in refinancing our mortgage indebtedness when the loans mature, we would need to use net operating cash flow to satisfy the “balloon payments” due at the maturities of our loans. For information regarding the amounts coming due under our mortgage indebtedness see the footnotes to the table of our “DESCRIPTION OF PROPERTIES.” In connection with your consideration of these risks you may wish to know that we have the following loans maturing this year and in the next two calendar years:

●	Sixteen loans came or will be due in 2019 with an estimated principal at maturity of approximately $44,706,000;

●	Ten loans will be due in 2020 with an estimated principal at maturity of approximately $20,071,000; and

●	Nine loans will be due in 2021 with an estimated principal at maturity of approximately $29,535,000.

Investments in the Trust are Subject to Dilution by Future Sales of Securities by Both the Trust and the UPREIT

Under the terms of the UPREIT Limited Partnership Agreement, the UPREIT is authorized to issue limited partnership interests in the UPREIT in exchange for real estate or interests in real estate. Such exchanges have occurred and are expected to continue to occur during and after the Offering. We intend for the UPREIT to continue to seek contributions of property in exchange for Partnership Interests in the UPREIT. Additionally, the Trust will, continue to seek investors in to acquire shares at $15.50 per share and may also engage in subsequent securities offerings. These additional investments will dilute the percentage ownership interests of current investors of the Trust, including those that reinvest their dividends to acquire additional shares.

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No Assurance that we will Continue our Share Redemption Plan

To provide shareholders with an opportunity for liquidity with respect to their investment in our Shares, we have offered to shareholders who have held their Shares for at least one year the right to request the redemption of up to $150,000 of their Shares each year. The redemption price has been the then current price at which the Shares are offered by the Trust for sale to new investors, subject to a redemption fee of 10%. If there is no then current public offering price for the Shares to be redeemed at the time of a requested redemption, then the Board of Trustees may establish a redemption price. It is within the discretion of the Board of Trustees as to the funds to be committed to redemption of Shares.

Consideration by the Board of Trustees of Share redemption requests will generally be made on a first-come, first-served basis. The Trust cannot guarantee that it will have sufficient available cash flow to accommodate all requests when made. If the Trust does not have such sufficient funds available, at the time when redemption is requested, the shareholder requesting redemption may (i) withdraw their request for redemption or (ii) ask that the Trust honor their request at such time, if ever, when sufficient funds become available. Such pending requests will generally be honored on a first-come, first-served basis.

RISKS RELATED TO OUR STATUS AS A REAL ESTATE INVESTMENT TRUST

The Trust May Limit Ownership of Shares in Order to Remain Qualified as a REIT

In order for the Trust to qualify as a REIT, no more than 50% of the outstanding Shares may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the Trust’s taxable year. To ensure that the Trust will not fail to qualify as a REIT under this test, the Declaration of Trust authorizes the Trustees to take such actions as may be required to preserve its qualification as a REIT, and limits any person to direct or indirect ownership of no more than a limited percentage of the outstanding Shares of the Trust. While these restrictions are designed to prevent any five individuals from owning more than 50% of the Shares, they would also make virtually impossible a change of control of the Trust. The restrictions and provisions may also (i) deter individuals and entities from making tender offers for Shares, which offers may be attractive to shareholders, or (ii) limit the opportunity for shareholders to receive a premium for their Shares in the event an investor is making purchases of Shares in order to acquire a block of Shares.

Compliance with REIT Qualification Requirements may Impair our Operations

The Declaration of Trust directs the Board of Trustees to maintain our qualification under applicable law as a REIT. It is possible that the requirements may limit the investments which may be pursued by the Trust or even require a liquidation of investments the Board of Trustees views as being attractive.

If the Trust Fails to Qualify as a Real Estate Investment Trust, the Trust and Investors May Suffer Adverse Tax Consequences. The Trust and Investors May Also Suffer Adverse Tax Consequences from Other Unanticipated Events

Although management believes that the Trust has been organized and operated to qualify as a REIT under the Code, no assurance can be given that the Trust has in fact operated or will be able to continue to operate in a manner to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within the Trust’s control (See – “Requirements for Qualification – General,” “Income Tests,” “Asset Tests” and “Annual Distribution Requirements” under “FEDERAL INCOME TAX CONSIDERATIONS”). For example, in order to qualify as a REIT: the Trust must be owned by at least 100 or more persons; at least 95% of the Trust’s taxable gross income in any year must be derived from qualifying sources; the Trust must make distributions to shareholders aggregating annually at least 90% of its REIT taxable income (excluding net capital gains); and at least 75% of our assets must be “real estate assets,” cash or U.S. government securities. To the extent we fail these requirements, unless certain relief provisions apply, we may have a loss of our status. Such a loss could have a material adverse effect on the Trust and its ability to make distributions to you and to pay amounts due on its debt. Additionally, to the extent UPREIT was determined to be taxable as a corporation, the Trust would not qualify as a REIT, which could have a material adverse effect on the Trust and its ability to make distributions to you and to pay amounts due on its debt. Finally, no assurance can be given that new legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

If the Trust fails to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates, which would likely have a material adverse effect on the Trust and its ability to make distributions to shareholders and to pay amounts due on its debt. In addition, unless entitled to relief under certain statutory provisions, the Trust would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce funds available for investment or distributions to shareholders because of the additional tax liability to the Trust for the year or years involved. In addition, the Trust would no longer be required to make distributions to shareholders. To the extent that distributions to shareholders would have been made in anticipation of qualifying as a REIT, the Trust might be required to borrow funds or to liquidate certain investments to pay the applicable tax.

For a further discussion of income tax issues, see “FEDERAL INCOME TAX CONSIDERATIONS.”

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PLAN OF DISTRIBUTION

This Offering is being made to shareholders of the Trust who or which reside or are domiciled in the states of Arizona, Minnesota, North Dakota or South Dakota that elect to participate in the Trust’s Distribution Reinvestment Plan (the “DRIP”) under Regulation A of the SEC and pursuant to registration of the offer and issuance of the Shares with the securities administrators for the states of Arizona, Minnesota, North Dakota and South Dakota or qualification of such offer and issuance for an exemption from registration with such securities administrators. With respect to shareholders residing in or domiciled in Minnesota or North Dakota, we have qualified the offering and issuance of all 280,000 Class A Shares and all 140,000 Class B Shares. With respect to Arizona and South Dakota, there is a limitation on the number of Shares which may be acquired by shareholders who reside or are domiciled in those states and the Trust may need to decline to accept requests for reinvestment of dividends that would involve our exceeding such limitations.

This Offering will end on the earlier of twelve months from the date of this Offering Circular or when all 280,000 Class A Shares and all 140,000 Class B Shares have been issued. We may, however, elect to terminate the Offering of either or both of the Class A or Class B Shares at an earlier point or we may elect to obtain authorization from the SEC and applicable state securities administrators to extend the term of the Offering or otherwise amend its terms.

The Trust is directly, without the engagement of broker/dealers, offering the Shares in this Offering under the Trust’s DRIP (See “SECURITIES BEING OFFERED – Dividend Reinvestment Plan”).

USE OF PROCEEDS

The Trust will receive no cash proceeds from the issuance of Shares to participants in the DRIP. Such issuance, however, will permit the Trust to maintain funds within the UPREIT which would otherwise be applied to payment of cash dividends. Such retained funds can be used by the UPREIT to acquire additional properties, repay indebtedness and for expenditure in operations of the business of the Trust and the UPREIT.

As of the date of this Offering Circular, we have not identified any specific property or properties we will seek to acquire with any additional cash retained as a result of issuance of Shares in lieu of payment of dividends in cash to participants in the DRIP. Acquisitions and investments by the UPREIT will be determined by the Board of Trustees of the Trust and we anticipate that we will continue to use our capital and proceeds from borrowings to invest in real estate (See “DESCRIPTION OF BUSINESS – Investment Policies and Objectives of the Trust”).

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DESCRIPTION OF BUSINESS

THE TRUST

The Trust is an unincorporated registered business trust under the laws of North Dakota and is set up to meet the requirements under Internal Revenue Code Section 856 as a real estate investment trust (a “REIT”). Internal Revenue Code Section 856 requires that 75% of the assets of a REIT, either directly or indirectly, must consist of real estate assets and that 75% of its gross income must be derived from real estate. As a REIT, the Trust is generally not subject to U.S. federal corporate income tax on its net taxable income that is distributed to the shareholders of the Trust.

The Trust began operations in 1997 and in 2000 the Trust formed the UPREIT to acquire income-producing real estate properties and investments in entities holding income-producing real estate. Through the UPREIT, for which the Trust is the General Partner, the Trust seeks to invest in income-producing real estate that will provide cash flow and capital appreciation opportunities. The Trust intends to invest in the upper Midwest region and, as of the date of this Offering Circular, the properties we hold in are primarily located in North Dakota, we also have properties in Iowa, Minnesota, Nebraska, South Dakota and Wisconsin. Of those properties, approximately 51% are commercial and 49% are residential (See “DESCRIPTION OF PROPERTIES”).

The principal governing document for the Trust is its Declaration of Trust, which was reviewed and unanimously approved by the Trustees (including those then being Independent Trustees) in connection with the formation of the Trust. As amended and restated, the Declaration of Trust provides that unless earlier terminated by at least a majority vote of the Class A shareholders, it will continue until the expiration of 21 years after the death of the last survivor of the original eight members of the Board of Trustees (six of whom are living as of the date of this Offering Circular).

THE UPREIT

The UPREIT is a limited partnership established under the laws of North Dakota with two classes of ownership interests, general partnership interests and limited partnership interests. The Trust is the only holder of general partnership interests. As of December 31, 2018 there were 150 holders of limited partnership interests in the UPREIT holding an aggregate of 6,734,950 Partnership Units. In our consolidated financial statements, our general partnership interests are referred to as “Beneficial Interests” while the limited partnership interests are referred to as “Noncontrolling Interests.”

Most of the real estate properties we have invested in are held directly by the UPREIT. The UPREIT, however, also is the sole owner/member of ten entities that own real property. This has been done to satisfy a requirement of mortgage lenders who finance the acquisition or holding of the properties. In addition, the UPREIT holds minority interests in real estate holding entities and has made loans to developers of real estate projects the UPREIT intends to invest in.

The UPREIT acquires real properties through both purchase and in exchange for issuance of limited partnership interests to owners of the real estate being acquired through such an exchange. Engaging in an exchange of the property for limited partnership interests, rather than selling the property to the UPREIT for cash, the owner may defer the recognition of the taxable gain on the property if the value of the property exceeds the tax basis the owner has in the property.

ADVISOR AND PROPERTY MANAGERS

Neither the Trust nor the UPREIT has employees. The Trust has an advisory contract with Dakota REIT Management, LLC (the “Advisor”) under which the Advisor carries out the daily operations of the Trust including its responsibilities as the general partner of the UPREIT (for information regarding the qualifications of the Advisor, see “SIGNIFICANT EMPLOYEES OF THE ADVISOR”). The Advisor is paid fees under the advisory contract (See “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS”).

The Advisor has never controlled or provided services to any other real estate investment trust, a real estate investment limited partnership or other investment program which provides flow-through tax consequences to investors. Thus, the Advisor has never participated in the offering of investments by such an entity which disclosed when the investment entity might be liquidated and thus there can be no disclosure as to whether such liquidation was completed as disclosed.

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The UPREIT engages services of the property management companies in connection with the management of the properties owned by the UPREIT or its wholly owned subsidiaries, five of which are affiliates or members of our Board of Trustees (See “Property Management Agreements” for more information).

INVESTMENT POLICIES AND OBJECTIVES OF THE TRUST

Currently, all of the real estate investments of the Trust are made through the UPREIT. As general partner of the UPREIT, the Trust determines whether any properties are to be acquired or disposed of with such investment decisions being made through action of the Trust’s Board of Trustees. Currently, the Board of Trustees of the Trust intends to invest in properties located in the upper Midwest region. The Board of Trustees intends to look for the communities within this area for acquisitions that appear to involve a stable market for particular investments. The Board of Trustees also expects to primarily focus on multi-family apartments with the balance being commercial property (primarily office, retail and warehouse space).

In 2017, we acquired three properties at an aggregate cost of $48,085,000. Of these, two were retail centers with a cost of $28,635,000 (approximately 59.6% of the total) and one was an office building with a cost of $19,450,000 (approximately 40.4% of the total).

In 2018, we made one acquisition at a cost of $9,150,000. The property acquired was an office/warehouse facility.

In 2019, we have made two acquisitions of office warehouse facilities. One was acquired in January for $5,500,000 and the other in March for $11,850,000

For listings of the properties currently held either directly by the UPREIT or through an entity wholly owned by the UPREIT, see “DESCRIPTION OF PROPERTIES.”

The UPREIT does not currently intend to invest in mortgages loans originated by others, although we have made loans to finance the development of real estate properties we contemplate acquiring. The Declaration of Trust sets forth restrictions on investment in mortgage loans, including limitations on deferral of payment of accrued interest and the making of loans that result in indebtedness against the property exceeding 85% of its appraised value absent substantial justification (such as credit enhancements in the form of a guaranty by a financially strong third party).

The UPREIT has made investments in limited partnerships, limited liability companies and other limited liability entities that own and operate real estate which is of a type the UPREIT would hold.

The investment objectives of the Trust are to provide to its shareholders (i) preservation, protection and eventual return of the shareholder’s investment, (ii) annual cash distributions of cash from operations, a portion of which (due to depreciation) may be a return of capital for tax purposes rather than taxable income, and (iii) realization of long-term appreciation in value of the properties acquired by the Trust. There is no assurance that such objectives will be attained.

When considering properties to be included in the portfolio of the UPREIT, the Board of Trustees of the Trust uses the following criteria for selection:

●	Income Production Capacity. A property must be anticipated to be capable of producing adequate income and cash flow to allow for payment of distributions to partners of the UPREIT and thereby fund dividend payments to shareholders of the Trust. Historical vacancy rates no greater than 5% for multi-family properties, and 5-10% for commercial properties are desirable. Historical and anticipated operating expenses, such as property management fees and repairs and maintenance costs are important factors.

●	General Economic Criteria. The properties located in areas with a stable or growing market for the type of property under consideration are preferable. The number of potential new properties that may be developed under permits that have been granted and competitive properties under construction are factors to be considered.

●	Potential for Appreciation in Value. Although the anticipated income generation capacity is typically of greater importance, the long-term potential for a property’s value to appreciate and provide a capital gain will be considered.

●	Condition of the Property. Newer properties or, if older, properties that have been well maintained and in good condition are preferred. The Board of Trustees has, however, approved the acquisition of properties that need to be refurbished when there is an expectation for considerable asset appreciation from such renovations.

●	Size of the Property. The Board of Trustees will consider the size of a property considered for acquisition, primarily from a management view. Larger complexes are easier to manage, although a single property in close proximity to other properties of the UPREIT would be considered. Location will be considered as it relates to distance from services, transportation, and the market it intends to serve.

●	Transaction Costs. In addition to the purchase price of the property, associated costs such as acquisition fees, appraisals, Phase I environmental reports, title insurance, and loan costs are considered.

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In making its investment decisions, the Board of Trustees is subject to terms of the Declaration of Trust (See “BOARD OF TRUSTEES, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES – Organizational Structure”) which restricts the Trust from:

●	investing in commodities or commodity future contracts;

●	investing more than ten percent (10%) of its total assets in unimproved real property or indebtedness secured by a real estate mortgage loan on unimproved real property;

●	engaging in any short sale;

●	borrowing on an unsecured basis if such borrowings will result in an asset coverage of less than three hundred percent (300%); “asset coverage,” means the ratio which the value of the total assets of the Trust, less all liabilities and indebtedness except indebtedness for unsecured borrowings, reserve for depreciation and amortization, bears to the aggregate amount of all unsecured borrowings of the Trust;

●	engaging in trading as compared with investment activities;

●	acquiring securities in any company holding investments or engaging in activities prohibited by these restrictions;

●	engaging in underwriting or the agency distribution of securities issued by others;

●	issuing equity securities redeemable at the option of the holder, or

●	issuing debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient to properly service the higher level of debt.

The Declaration of Trust also requires the Board of Trustees to approve acquisition at prices the Board of Trustees determines to be the fair market value of the property. Due to requirements of mortgage lenders and to comply with an accounting standard discussed in “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Results of Operations,” independent appraisals of property are obtained. The Declaration of Trust requires the purchase from an affiliate of the Trust to be not greater than the appraised value determined by an independent appraiser. Further, a majority of the independent trustees may require use of the appraised value when the purchase is from any other seller (See “BOARD OF TRUSTEES, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES – Members of the Trust’s Board of Trustees and Executive Officers”).

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SUMMARY description OF the UPREIT limited PARTNERSHIP AGREEMENT

The Limited Partnership Agreement (the “Partnership Agreement”) is the governing document for the UPREIT. The Trust is the sole general partner of the UPREIT and as of December 31, 2018, the UPREIT had 150 limited partners of the UPREIT. The following is a summary of the material terms of the Partnership Agreement. Any descriptions are qualified in their entirety by reference to the Partnership Agreement. A copy of the Partnership Agreement currently in effect has been filed as an exhibit to the Offering Statement the Trust has filed with the SEC of which this Offering Circular is a part.

MANAGEMENT

As the sole general partner of the UPREIT, the Trust has the full, complete and exclusive discretion to manage and control the business of the UPREIT, and the limited partners have no authority in their capacity as limited partners to transact business for, or participate in the management of the UPREIT. The authority of the Trust as general partner includes the admission of limited partners and the determination of the interests in the UPREIT to be issued in connection with such admission and to issue additional interests to existing partners in exchange for contributions of capital.

CAPITAL CONTRIBUTIONS

The Trust and each limited partner of the UPREIT is required to make a capital contribution in connection with their becoming a partner of the UPREIT. For purposes of determining the relative interests in the UPREIT, such interests are denominated by the Partnership Agreement as “Partnership Units.” While the Partnership Agreement permits the issuance of Partnership Units to be in series or classes with such designations and preferences as the general partner shall determine, all Partnership Interests have been of a single class with respect to the allocation of income or loss and the participation in distributions.

In connection with forming the UPREIT in October 2000, the Trust contributed substantially all of its assets to the UPREIT subject to various debts and obligations and George Gaukler, as the initial limited partner, made a nominal cash contribution to the UPREIT. Other than such initial contribution of assets by the Trust to the UPREIT, the Partnership Agreement requires the Trust to contribute to the UPREIT the proceeds from issuance of the Trust’s shares and to receive one Partnership Unit for each share so issued by the Trust.

Except for the obligation of the Trust to contribute proceeds from its issuance of shares, the partners have no right or obligation to make any additional capital contributions. The Trust may make loans to the UPREIT to have the UPREIT borrow funds from others, including from limited partners.

Many of the properties held by the UPREIT were contributed to the UREIT in exchange for Partnership Units. For most who are contributing property, the transaction is considered a tax deferred exchange. The Declaration of Trust requires the purchase price to be approved by the Board of Trustees as not being more than the fair market value of the property and if the seller is an affiliate of the Trust, for the fair market value to be based on an independent appraisal. The contributor is required to hold the Partnership Units received in exchange for their property for at least one year.

PROFIT AND LOSS ALLOCATIONS AND DISTRIBUTIONS

The net profit or loss of the UPREIT for each year is generally allocated among the partners in accordance with their respective interests. This general allocation is subject to compliance with specific exceptions related to matters recognized under federal income tax regulations related to minimum gain chargeback with respect to nonrecourse debt and to allocation of loss to the general partner when such allocation to a limited partner would create a capital account deficit. There is also provision in the Partnership Agreement for allocation of net profit or loss allocation if a limited partner affects a permitted transfer of their partnership interest during the year.

The Partnership Agreement contemplates that the UPREIT will make regular operating cash distributions on at least a quarterly basis in an amount the general partner deems appropriate. The general partner is, however, required to use its best efforts to effect distributions of sufficient amounts to permit the Trust to pay dividends to its shareholders as is required to maintain the status of the Trust as a REIT. The distributions made are in accordance with the respective percentage interests (i.e. the Partnership Units held) as of the record date the general partner may establish for purposes of determining to whom a distribution is payable.

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Upon liquidation of the UPREIT, remaining assets are to be distributed to all partners with positive Capital Accounts in accordance with their respective positive Capital Account balances.

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Limited partners are not to be liable for any debts or obligations of the UPREIT. A limited partner is only obligated to make payments of its capital contribution in accordance with any capital contribution agreement made with the UPREIT, if any, as and when due thereunder.

After owning Partnership Units for one year and subject to certain limitations in the Partnership Agreement, each limited partner has a right (the “Exchange Right”) to request the UPREIT to redeem all or a portion of the Partnership Units held by such limited partner in exchange for payment per unit of the then current offering price for Shares of the Trust. Exercise of the Exchange Right is by delivery of written notice to the UPREIT. If such a notice is given, the Trust may purchase the subject units by issuance of shares to the limited partner. Each limited partner is limited to giving not more than two notices of exercise of Exchange Rights during each calendar year. An Exchange Right may not be exercised with respect to the lesser of 100 Partnership Units or all of the remaining Partnership Units then held by the limited partner.

Issuance of Partnership Units to limited partners is made under claimed exemptions from registration under applicable federal and state regulation of the issuance of securities. As such, they may not be transferred by the limited partner if, in the opinion of legal counsel to the UPREIT that such transfer would require such registration. Further, transfers may not be made if, in the opinion of legal counsel to the UPREIT that such transfer would result in the UPREIT being taxed as a corporation or if the transfer would impair the qualification of the Trust as a REIT.

DISTRIBUTION REINVESTMENT PLAN

The Trust, as general partner of the UPREIT, has established a Distribution Reinvestment Plan (the “Distribution Reinvestment Plan”) for limited partners. To participate, the limited partner must be either an “accredited investor” or a “sophisticated investor” with sufficient knowledge and experience in financial and business matters to adequately assess the merits of participating in the Distribution Reinvestment Plan and reside in a jurisdiction which permits participation in the Distribution Reinvestment Plan without an effective registration under the Securities law and regulations of that jurisdiction. To participate, a limited partner is to complete a written election. A participant may terminate their participation on thirty days prior notice.

Under the Distribution Reinvestment Plan, in lieu of receipt of a cash payment of the distribution otherwise due, a limited partner will be issued additional limited partnership units at a rate based on 90% of the offering price established by the Board of Trustees for the shares of the Trust. Fractional units to one hundredth of a thousand (i.e., four decimal points) will be issued. The Distribution Reinvestment Plan may be terminated or modified by the UPREIT on not less than ten days prior notice of termination or modification.

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DESCRIPTION OF PROPERTIES

The following table is a listing of the real estate properties owned as of April 30, 2019 directly by the UPREIT or by an entity wholly owned by the UPREIT. The properties are primarily listed in the order in which they were acquired. The properties are multi-family residential apartment or townhome complexes or commercial real estate properties. The table includes the original purchase price, the mortgage balance at the end of 2018 (or with respect to the two properties acquired in 2019, the balance at time of the acquisition), the size of commercial properties or the number of units for residential properties, the level of physical occupancy of the property at the end of 2018 (or at acquisition for the two properties acquired in 2019) and if the property was acquired from a Trustee or an affiliate of a Trustee. Typically, the apartments are leased for initial terms from six to twelve months with month-to-month terms thereafter. The commercial properties are typically leased for terms from one to twenty years with options to renew the term.

Of the 78 properties we currently own, 41 (or approximately 53%) were acquired from a member of our Board of Trustees or from an entity owned - at least in part - by a member of our Board of Trustees. In 2014, we acquired 13 properties for approximately $71.4 million (six involving approximately $28.5 million from Trustees or their affiliates). In 2015, we acquired seven properties for approximately $105.5 million (two involving approximately $53.9 million from Trustees or their affiliates). In 2016, we acquired seven properties for approximately $76.2 million (one involving approximately $6.9 million from an affiliate of a Trustee). In 2017, we acquired three properties for approximately $48 million (two involving approximately $28.8 million from an affiliate of the Trustee). To date in 2018, we have acquired one property for approximately $9.1 million (which did not involve a Trustee or an affiliate of a Trustee). For additional information regarding the acquisitions from affiliates since 2013, see “Acquisitions from Affiliates” in “Interests of Management and Others in Certain Transactions.”

Name/Location	Year(s) Acquired	Original Purchase Price	Mortgage Balance (1)	Property Type	Size (Sq. Ft)	# of Units	Occupancy(2)	Acquired from Trustee
Wheatland Place 3302-3342 31st Ave SW 3501-3531 30th Ave SW 3063 34th St SW Fargo, ND 58103	1997-2001	$9,430,000	(3) (4)	Multi-Family (Residential)	NA	192	83%	Yes
Wheatland Townhomes 3301-3337 31st Ave SW 3040-3078 34th St SW 3010-3020 36th St SW Fargo, ND 58103	1998-2004	$4,540,000	(3) (4) (5)	Multi-Family (Residential)	NA	53	94%	Yes
Westlake Townhomes 3120-3170 32nd St SW Fargo, ND 58103	1998 & 2002	$3,090,000	(3) (6)	Multi-Family (Residential)	NA	36	94%	Yes
Pioneer Center 715 E 13th Ave S & 1410 E 9th St West Fargo, ND 58078	2002 & 2011	$8,370,453	$7,669,843	Retail/Office Commercial)	74,167	N/A	87%	No
Amber Fields 4884, 4936, 5024, 5200 21st Ave SW Fargo, ND 58103	2002	$5,700,000	(7)	Multi-Family (Residential)	NA	108	83%	Yes
Central Park I-VIII 5101-5351 Amber Valley Parkway Fargo, ND 58104	2003-2005	$16,100,000	$15,301,915	Multi-Family (Residential)	NA	265	83%	Yes
First Center South 3051 & 3175 25th St S Fargo, ND 58103	2004	$8,750,000	(8)	Retail Commercial	103,460	N/A	94%	No
Eagle Lake Apartments 3412-3538 5th St W West Fargo, ND 58078	2005	$10,287,000	$9,592,434	Multi-Family (Residential)	NA	162	89%	Yes
Summers at Osgood I-VI 4452, 4466, 4482, 4536, 4550, 4522 47th St S Fargo, ND 58104	2006 & 2008	$12,950,000	(9)	Multi-Family (Residential)	NA	210	81%	Yes
Amber Valley Retail Center 2551 45th St S Fargo, ND 58104	2007	$7,450,000	$7,085,982	Retail Commercial	56,572	NA	94%	Yes
Metro Center Mall 1314-1420 20th Ave SW Minot, ND 58701	2008	$5,460,000	$4,977,905	Retail, Office (Commercial)	64,902	N/A	78%	No
Leevers Supervalu 424 2nd Ave NE Valley City, ND 58072	2008	$1,250,000	$709,514	Grocery Store (Commercial)	29,882	N/A	100%	No
Cooperative Living Center 1321 14th Ave E West Fargo, ND 58078	2008	$1,425,000	(10)	Senior Housing (Residential)	NA	24	78%	Yes

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Name/Location	Year(s) Acquired	Original Purchase Price	Mortgage Balance (1)	Property Type	Size (Sq. Ft)	# of Units	Occupancy(2)	Acquired from Trustee
Bismarck Industrial Park 1202-1238 Airport Road Bismarck, ND 58504	2009	$2,225,000	$1,501,078	Industrial Office & Warehouse (Commercial)	40,803	N/A	100%	No
ShopKo Store – Oakes 1420 N 7th St Oakes, ND 58474	2010	$2,100,000	$1,147,090	Retail Commercial	25,614	N/A	100%	No
Lindquist Square 1933 S Broadway & 104 20th Ave SW Minot, ND 58701	2010	$1,075,000	$571,775	Retail, Office (Commercial)	22,480	N/A	88%	No
Calico Apartments 4422 & 4450 30th Ave S Fargo, ND 58104	2010	$6,000,000	(7)	Multi-Family (Residential)	NA	84	82%	Yes
Century Mall 109 E Century Ave Bismarck, ND 58501	2010	$1,950,000	$1,534,561	Retail Commercial	13,250	N/A	100%	No
Logan’s on 3rd 120 N 3rd St Bismarck, ND 58501	2010	$1,400,000	$1,111,082	Office Commercial	28,347	N/A	69%	No
Tuscany Square 107 W Main Ave Bismarck, ND 58501	2010	$2,470,000	$2,019,164	Office Commercial	30,806	N/A	69%	No
ShopKo Store – New Prague 200 10th Ave SE New Prague, MN56071	2011	$2,716,032	$1,383,133	Retail Commercial	25,614	N/A	100%	No
Broadway Office Park 1809 S Broadway Minot, ND 58703	2011	$950,000	$513,181	Office Commercial	15,364	N/A	82%	No
Minot Mini Storage 4807, 4811, & 4815 N Broadway Minot, ND 58701	2011	$1,510,000	$834,967	Storage Garages (Commercial)	34,800	N/A	57%	No
Country Meadows Apartments 5001 & 5055 Amber Valley Parkway Fargo, ND 58104	2011	$5,400,000	$3,408,360	Multi-Family (Residential)	NA	72	67%	Yes
Pizza Ranch 1504 Center Ave W Dilworth, MN 56529	2012	$820,000	$498,544	Restaurant Commercial	4,800	N/A	100%	Yes
RCC Building 1208 20th Ave SW Minot, ND 58701	2012	$2,200,000	$1,167,779	Retail Commercial	15,400	N/A	100%	No
Urban Meadows I & II 4668 & 4670 33rd Ave S Fargo, ND 58104	2012	$6,000,000	$3,518,947	Multi-Family (Residential)	NA	72	78%	Yes
Washington Heights I 2723 Hawken St Bismarck, ND 58501	2012	$1,260,000	$712,562	Multi-Family (Residential)	NA	24	82%	Yes
Donegal Centre 4301 W 57th St Sioux Falls, SD 57018	2012	$21,550,000	$15,512,359	Retail/Office (Commercial)	17,354 Commercial
				on 1st floor Multi-Family (Residential) 2nd & 3rd Floors	47,862 Residential	38	90%	No
Donegal Pointe Apartments 5109 S Rolling Green Ave Sioux Falls, SD 57018				Multi-Family (Residential)	NA	153	89%	No
Century East Apartments 2909, 2939, & 3001 Ohio St 1715 & 1823 Mapleton Ave Bismarck, ND 58503	2013	$6,940,000	(11) (12)	Multi-Family (Residential)	130,025	120	86%	Yes
Calgary Apartments 3310, 3420, 3540 19th St N Bismarck, ND 58503	2013	$4,200,000	(12)	Multi-Family (Residential)	NA	72	87%	Yes
Hillview Apartments 5001, 5005, 5021 and 5033 East 26th St Sioux Falls, SD 57110	2013	$2,000,000	$1,384,657	Multi-Family (Residential)	NA	42	86%	Yes
Urban Meadows III, IV & V 4610, 4630, 4640 33rd Ave S Fargo, ND 58104	2013	$9,300,000	(13)	Multi-Family (Residential)	NA	108	78%	Yes

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Name/Location	Year(s) Acquired	Original Purchase Price	Mortgage Balance (1)	Property Type	Size (Sq. Ft)	# of Units	Occupancy(2)	Acquired from Trustee
Willow Creek Plaza 903 & 933 29th St SE Watertown, SD 57201	2013	$4,793,500	$4,249,143	Retail Commercial	29,243	N/A	98%	No
TMI Building 4850 32nd Ave S Fargo, ND 58104	2013	$8,325,000	$5,320,202	Office Commercial	55,619	N/A	50%	Yes
Cummins Building 939 Lawrence Drive DePere, WI 54115	2013	$1,595,000	$842,527	Industrial Commercial	23,206	N/A	100%	No
Cummins Building 3801 34th Ave S Fargo, ND 58103	2013	$2,575,000	$1,642,619	Industrial Commercial	28,137	N/A	100%	No
Harmony Plaza 2804 & 2808 S Louise Ave Sioux Falls, SD 57108	2014	$4,550,000	$5,578,610	Retail Commercial	46,000	N/A	100%	No
Riverwood Plaza 2812-2818 S Louise Ave Sioux Falls, SD 57108	2014	$7,700,000	$5,990,450	Retail Commercial	39,120	N/A	100%	No
Maple Point 1, 2 and 4 1401 12th St E 1121 &1515 14th Ave E West Fargo, ND 58078	2014	$3,150,000	$2,077,774	Multi-Family (Residential)	NA	72	86%	Yes
Hastings Plaza 671 31st St E Hastings, MN 55033	2014	$875,000	$581,198	Industrial Commercial	17,600	N/A	100%	No
Hidden Pointe I & IV 4045 & 4071 34th Ave S Fargo, ND 58104	2014	$6,400,000	(14)	Multi-Family (Residential)	NA	72	83%	Yes
Wheatland Townhomes III 3502-3534 30th Ave SW Fargo, ND 58103	2014	$1,540,019	$1,071,760	Multi-Family (Residential)	NA	15	94%	Yes
Maple Point 3 1401 14th Ave E West Fargo, ND 58078	2014	$610,000	$521,478	Multi-Family (Residential)	NA	12	98%	Yes
Copper Creek 2704 E. Kanesville Blvd Council Bluff, IA 51503	2014	$6,853,282	$4,458,970	Multi-Family (Residential)	NA	96	95%	Yes
Pacific West 14121 Pierce Plaza Omaha, NE 68144	2014	$9,942,085	(15)	Multi-Family (Residential)	NA	187	94%	Yes
D & M Industries 4205 30th Ave S Moorhead, MN 56560	2014	$4,300,000	$2,884,085	Industrial Commercial	66,152	N/A	100%	No
Paramount Estates 612 W. Paramount Drive Aberdeen, SD 57401	2014	$14,500,00	$9,800,000	Multi-Family (Residential)	NA	36	74%	No
Paramount Place 2802 3rd Avenue SE Aberdeen, SD 57401					NA	39	90%
Paramount Villas 310 Kenmore Street S. Aberdeen, SD 57401					NA	16	99%
Lakewood Place 2702 3rd Avenue SE Aberdeen, SD 57401					NA	27	88%
M&I Apartments Aberdeen, SD 57401 (34)					NA	32	84%
North Pointe Retail Center 14643 & 14695 Edgewood Dr Baxter, MN 56425	2014	$4,500,000	$3,044,821	Retail Commercial	29,743	N/A	92%	No
Eagle Point III Office Center 8530 Eagle Point Blvd Lake Elmo, MN 55042	2014	$6,500,000	$4,003,109	Office Commercial	39,204	N/A	98%	No
Britain Towne 2103 Fraser Court Bellevue, NE 68005	2015	$8,204,633	$5,538,737	Multi-Family (Residential)	NA	168	91%	Yes
River Plaza 2425 Shirley Ave Sioux Falls, SD 57108	2015	$4,500,000	$3,161,721	Retail Commercial	38,713	N/A	78%	No
Prairie Village Apartments 1215 N Roosevelt St Aberdeen, SD 57401	2015	$12,585,000	(16)	Multi-Family (Residential)	NA	152	87%	No

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Name/Location	Year(s) Acquired	Original Purchase Price	Mortgage Balance (1)		Property Type	Size (Sq. Ft)	# of Units	Occupancy(2)	Acquired from Trustee
Plymouth 6-61 13400 15th Ave N Plymouth, MN 55441	2015	$4,400,000	$3,071,331		Industrial Commercial	45,362	N/A	100%	No
Eagle Point II Office Center 8550 Hudson Blvd Lake Elmo, MN 55042	2015	$5,350,000	$3,709,170		Office Commercial	30,581	N/A	40%	No
One Oak Place 1709 25th Ave S Fargo, ND 58103	2015	$45,700,000	$31,868,862		Senior Housing (Residential)	N/A	274	83%	Yes
Prairie Springs Apartments 116 Weber St S Aberdeen, SD 57401	2015	$10,315,00	$6,024,209		Multi-Family (Residential)	NA	130	84%	No
Mendota Heights Business Park 2520 Pilot Knob Road Mendota Heights, MN 55120	2016	$7,500,000	$5,270,144		Office Commercial	71,631	N/A	93%	No
USPS-ATD Warehouse 1907 4th Ave NW West Fargo, ND 58078	2016	$17,200,000	$12,110,194		Industrial Commercial	180,000	N/A	100%	No
Vadnais Square 905-955 East County Road E Vadnais Heights, MN 55127	2016	$20,600,000	$14,572,946		Retail Commercial	123,626	N/A	98%	No
Hidden Pointe Apartments Buildings 2 and 3 4083 and 4095 34th Avenue Fargo, North Dakota	2016	$6,900,000	$4,772,203		Multi-Family (Residential)	NA	72	83%	Yes
Pinehurst West Retail Center 1207-1229 W. Century Ave. Bismarck, North Dakota	2016	$11,300,000	$8,070,680		Retail	69,119	N/A	100%	No
55 West Office Complex 10405 6th Avenue N. Plymouth Minnesota	2016	$5,725,000	(17)		Office	51,144	N/A	97%	No
City West Office Complex 6500 City West Parkway Eden Prairie, Minnesota	2016	$7,000,000	(17)		Office	56,652	N/A	94%	No
Tower Plaza Shopping Center 151-425 North 78th Street Omaha, Nebraska	2016	$16,350,000	$11,683,803		Retail	103,072	N/A	100%	No
Pinehurst East 1001 Interstate Ave. Bismarck, North Dakota	2017	$19,200,000	$13,721,590		Retail	114,102	N/A	99%	No
Azool Retail Center Hwy. 77 & 40th Ave. S. Moorehad, Minnesota	2017	$9,435,000	$6,463,376		Retail	44,498	N/A	75%	Yes
MIDCO Building 3901 North Louise Avenue Sioux Falls, SD	2017	$19,450,000	$14,265,746		Office	105,837	N/A	100%	Yes
Apple Valley Business Center 5550 Upper 147th Street West Apple Valley, MN	2018	$9,150,000	$7,224,107		Industrial Office & Warehouse (Commercial)	105,053	N/A	100%	No
Brooklyn Park Interstate Center 7700 68th Avenue North Brooklyn Center, Mn	2019	$5,500,000	(18)		Industrial Office & Warehouse (Commercial)	91,740	N/A	100%	No
Hampshire Technology Center 10900 Hampshire Avenue Bloomington, MN	2019	$11,850,000	$10,095,000	(19)	Industrial Office & Warehouse (Commercial)	144,441	N/A	70%	No

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(1)	For properties acquired prior to December 31, 2018, the indicated mortgage balances are as of December 31, 2018 and are audited. Where no mortgage balance is set forth, the indicated footnote will describe address whether the property is collateral for a financing on more than one property, the property has multiple financings against it, or that there is no longer a mortgage on the property. For information related to the terms of the loan, including the interest rate, maturity date and monthly payment for properties acquired prior to December 31, 2018, please see Footnote 11 to the Consolidated Financial Statements and Footnote 18 with respect to two properties which were refinanced subsequent to December 31, 2018.
(2)	The physical occupancy rates for properties acquired prior to 2019 are those in effect at December 31, 2018 and for properties acquired in 2019 the rate is that in effect at the acquisition of the property.
(3)	Includes mortgage note payable with respect to Wheatland Place buildings 1,2,3,4 Wheatland Townhomes 1 and Westlake Townhomes 1 with a balance at December 31, 2018 of $1,639,344.
(4)	Includes mortgage note payable with respect to Wheatland Place buildings 5,6,7,8 and Wheatland Townhomes 2, which are owned by WPA 2, LLC with a balance at December 31, 2018 of $5,059,198.
(5)	Includes mortgage note payable with respect to Wheatland Townhomes IV with a balance at December 31, 2018 of $2,570,237.
(6)	Includes mortgage note payable with respect to Westlake Townhomes II with a balance at December 31, 2018 of $1,525,558.
(7)	Includes mortgage note payable with respect to Amber Fields and Calico Apartments which are owned by CAL AM 2, with a balance at December 31, 2018 of $7,989,729.
(8)	Includes two mortgage notes payable with balances at December 31, 2018 of $4,600,394 and $2,375,940.
(9)	Includes mortgage note payable with respect to Summers at Osgood I, II and III and a mortgage note payable with respect to Osgood IV, V and VI with balances at December 31, 2018 of $3,896,677 and $4,908,665.
(10)	Includes two mortgage notes payable with balances at December 31, 2018 of $847,415 and $83,545.
(11)	Includes a mortgage note payable with respect to Century East I and a mortgage note with respect to Century East II and III with balances at December 31, 2018 of $841,343 and $1,660,884.
(12)	Includes a mortgage note payable with respect to Century East VI and V and Calgary Apartments with a balance at December 31, 2018 of $4,583,993.
(13)	Includes mortgage notes payable with respect to Urban Meadows buildings 3, 4 and 5 with balances at December 31, 2018 of $2,126,582; $2,006,638; and $1,975,705.
(14)	Includes mortgage notes payable with respect to Hidden Points buildings I and IV with balances at December 31, 2018 of $2,065,341 and $2,091,698.
(15)	Includes mortgage notes payable with respect to Pacific West Premier and Pacific West Apartments with balances at December 31, 2018 of $3,204,791 and $3,572,124.
(16)	Includes mortgage notes payable with respect to Prairie Village buildings I and II with balances at December 31, 2018 of $4,411,086 and $4,266,985.
(17)	Mortgage note payable with respect to City West and 55 West office complexes with a balance at December 31, 2018 of $9,123,965.
(18)	This property was acquired in February 2019 with the assumption of a contract for deed with an unpaid balance of $4,900,000 which was paid in full in March 2019.
(19)	This property was acquired in March 2019 with the assumption a mortgage note providing for payment of $57,603 per month consisting of principal and interest at an annual rate of 4.69% with a maturity date of May 2026.

In addition to the properties listed in the foregoing tables, the UPRIET also holds non-controlling membership interests or the limited partnership interests in the following limited liability companies or limited partnerships:

●	Bakken Heights V Limited Liability Limited Partnership – which owns a 36 unit apartment building located in Williston North Dakota; the UPREIT acquired its 34% interest in 2011 for $325,000;

●	Bakken Heights VIII & X Limited Liability Limited Partnership – which owns two 36 unit apartment buildings located in Williston North Dakota; the UPREIT acquired its 40% interest in 2012 for $1,000,000;

●	Dakota Roseland Apartments I, LLLP – through this entity the UPREIT acquired in 2013 for $750,000 a 50% interest in a 36 unit apartment building located in Williston, North Dakota;

●	Dakota Roseland Apartments IX-XII, LLLP – which owns four 36 unit apartment buildings located in Williston, North Dakota, the UPREIT converted a $2,500,000 loan made in 2014 into a 39% interest in January 2017; and

●	Williston Real Estate Partners LLC – which owns two 36 unit apartment buildings located in Williston, North Dakota; the UPREIT acquired its 49 % interest in 2014 for $1,700,000.

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COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS

ADVISORY MANAGEMENT AGREEMENT

Neither the Trust nor the UPREIT has any employees. Since 2007, the Trust has engaged Dakota REIT Management, LLC (the “Advisor”) to provide the staff to oversee and manage the operations of the Trust, including, the discharge of its responsibilities as general partner of the UPREIT. The services are provided under the terms of an Advisory Management Agreement (the “Management Agreement”), the most current version of which was effective as of July 1, 2017. Under the Management Agreement, the Advisor is responsible for all operations of the Trust under the direction of the Board of Trustees of the Trust and in compliance with the Declaration of Trust and the UPREIT’s Partnership Agreement. A copy of the Management Agreement has been filed as an exhibit to the Offering Statement the Trust has filed with the SEC of which this Offering Circular is a part.

As compensation for its services under the Management Agreement the Advisor is to be paid:

●	annual fee of 1% of the “net invested assets” of the Trust (defined to mean the total assets of the trust at their original cost – exclusive of non-interest bearing deposit accounts, non-interest bearing receivables and prepaid expenses – less total liabilities) and is paid on a monthly basis based on the preceding calendar quarter’s assets with a reconciliation following the close of the calendar year and the preparation of the Trust’s audited financial statements

●	acquisition fee of 1.5% of the cost of a property acquired by the UPREIT; provided, however, no such fee is payable if the acquisition is from an affiliate of the Advisor (an “affiliate” is defined to be one that owns 10% or more of the or otherwise controls the Advisor)

●	disposition fee of 1.5% of the gross selling price of a property sold by the UPREIT

●	UPREIT unit issuance fee of the lesser of $2,000 or 2% of the value of limited partnership units issued by the UPREIT in connection with an exchange of such units for interests in real property

●	financing fee of 0.25% of the mortgage amount upon a financing or a refinancing by the UPREIT of a property

As required by the Declaration of Trust, the Management Agreement, however, requires the Advisor to refund to the Trust UPREIT unit issuance and mortgage refinance fees to the extent the aggregate fees exceed the lesser of 2% of the Trust’s average “invested assets” or 25% of the Trusts “net income” for the calendar year. The Management Agreement defines “invested assets” as the current market value of the real estate investments and “net income” as revenues less expenses other than depreciation and other non-cash reserves and excludes from the definition gains from sales of UPREIT assets. Provided, however, the independent members of the Board of Trustees of the Trust may waive the refund of fees if they believe the year involved unusual or non-recurring factors resulted in extraordinary expenses for the year.

The table below shows the amounts of such fees paid to the Advisor by the Trust in the years 2017 and 2018:

	Annual Fees	Acquisition Fees	Disposition Fees	UPREIT Issuance Fees	Financing Fees
2017	$1,546,031	$721,275	$0	$8,991	$115,159
2018	$1,689,300	$137,280	$0	$2,000	$58,069

The Management Agreement has a term of one year, but may be extended by the Trust with the approval of a majority of the members of the Board of Trustees of the Trust who are not affiliates of the Advisor. In addition either the Advisor or the Trust may terminate the Management Agreement with sixty days’ prior written notice; with the determination for termination by the Trust being made by a majority of the members of the Board of Trustees who are not affiliated with the Advisor.

PROPERTY MANAGEMENT AGREEMENTS

The UPREIT has entered into agreements for the management or leasing of properties with a ten property management companies. The table on the following page identifies the companies, the properties managed and the fees under the agreements. Five of the property management companies are affiliated with members of our Board of Trustees. George Gaukler and Jim Knutson were owners of Valley Rental Services, Inc., Horizon Real Estate Group, LLC and the Advisor in 2017 and 2018. Kevin Christianson is the owner of Property Resources Group, Inc. Craig Lloyd is an owner of Lloyd Property Management Company. In the years 2017 and 2018, we paid $2,050,047 and $2,083,440 in management fees. Of those fees, approximately 55.3% and 55.7% were paid to affiliates of Mr. Gaukler and Mr. Knutson; approximately 8.1% and 7.8% were paid to an affiliate of Mr. Lloyd (please note that since Mr. Lloyd was first elected as a Trustee in June 2017, his company was not an affiliate of a Trustee until that time, but the 2017 compensation includes amounts paid prior to his becoming a Trustee); and approximately 7.9% and 8.1% were paid to an affiliate of Mr. Christianson in 2017 and 2018, respectively.

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Management Company	Properties	Management Fees
Bender Midwest Properties, Inc.	Hillview Apartments and Townhomes	6%

Cushman Wakefield, NorthMarq Real Estate Services, LLC	Vadnais Square	3%, but not less than $3,000/month
	55 West & City West	3%, but not less than $2,000/month
	Mendota Heights & Plymouth 6-61	3.25%, but not less than $2,000/month
	Eagle Point Office Centers II & III	3.50%, but not less than $2,500/month

Dakota REIT Management, LLC	Shopko Stores: Oakes, ND & New Prague, MN	$ 150 /month
	D&M Industries	$ 500 /month
	WF USPO Warehouse	1%
	Cummins NPower: Fargo, ND & DePere, WI and Leevers SuperValue Grocery Store	2%
	Harmony,Riverwood , Pinehust Square East and Pinehurst Square West Shopping Centers	3%
	Bismarck Industrial Park, Century Mall Retail, Hastings Plaza, Logan’s on 3rd, North Pointe Retail Center, Tuscany Square, & Willow Creek Plaza	5%

First Management, Inc.	Tower Plaza Shopping Center	5%

Horizon Real Estate Group	First Center South and Pioneer Center	5%

Lloyd Property Management Company	Donegal Centre Office Complex and Donegal Pointe Apartment Complex	5%
	River Plaza Shopping Center	3%, plus $300/mo. for Manager Salary

Property Resources Group, LLC	Amber Fields & Eagle Lake Apartment	4%
	Complexes, Amber Valley Retail Center, Pizza Ranch and Azool Retail Center	5%
	TMI Office Complex	$ 500 /month

SMC, Signal Management Company	AAA Mini Storage Units	8%
	Lindquist Square Retail, South Broadway Office Building, and Minot Metro Center Retail Center	5%

The Lund Company, Inc.	Britain Towne, Copper Creek and Pacific West	3.5%

Valley Rental Service, Inc.	One Oak Place Apartments	1%
	Cooperative Living Center Apartments	3%
	Calico, Central Park, Hidden Pointe, Urban Meadows, Apartment Complexes	4%
	Calgary I, II, III, Century East I-V, Country Meadows, Maple Point I-V, Summers at Osgood, Washington Heights I, all Apartments, and the Wheatland Apartments 1-VIII, Wheatland Townhomes I-V, & Westlake Townhomes.	5%

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AFFILIATES OF THE TRUST PARTICIPATING IN SERVICE PROVIDERS

George Gaukler and Jim Knutson, who are both members of the Trust’s Board of Trustees, executive officers of the Trust and shareholders of the Trust and limited partners of the UPRIET, are owners and executive officers of the Advisor. Mr. Gaukler and Mr. Knutson were also shareholders or members of Valley Realty, Inc. are Horizon Real Estate Group, LLC (which has provided real estate brokerage services to the UPREIT) and of Valley Rental Service, Inc. and Horizon Real Estate Group, LLC (which provide property management services to the UPREIT) in 2018; however, Mr. Knutson sold his interests in Valley Realty, Inc. as of September 30, 2018 and in each of Valley Rental Service, Inc. and Horizon Real Estate Group, LLC as of December 31, 2018. The chart below identifies the entities providing services to the Trust which are, or were, owned by Mr. Gaukler and Mr. Knutson:

Mr. Gaukler is also owner of construction service providers which have provided construction or maintenance services to the UPREIT, including Valley Electric Service, Inc., Valley Lumber Company, Hi-Line Construction Inc., JSM Woodworks, LLP, East & West Excavating, LLC, Naasz Masonry, LLC and Landscape Elements ND, LLC.

Kevin Christianson, who is a member of the Board of Trustees and a shareholder of the Trust, is a shareholder or member of PACES Lodging Corporation and Property Resources Group, LLC, respectively a real estate development company and a commercial property management company which have managed properties for the UPREIT or sold properties to the UPREIT.

Ray Braun and Matt Pedersen are both members of the Trust’s Board of Trustees and shareholders of the Trust. Mr. Braun is also an executive officer of the Trust and a limited partner of the UPREIT. Mr. Braun was previously a principal of Ludvigson Braun & Company, a public accounting firm until its acquisition in 2015 by Mr. Pedersen. The accounting firm has provided limited accounting services to the Trust or the UPREIT from time to time.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with the financial statements and the notes thereto included elsewhere in this Offering Circular. This discussion contains forward-looking statements that are based on management’s current expectations, estimates, and projections about our business and operations. The cautionary statements made in the Offering Circular should be read as applying to all related forward-looking statements whenever they appear in this Offering Circular. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those we discuss under “RISK FACTORS” and elsewhere in this Offering Circular. You should read “RISK FACTORS” and “Cautionary Note Regarding Forward Looking Statements.”

GENERAL OVERVIEW

The Trust is organized under the laws of the state of North Dakota. We are the general partner of and owned approximately 55% of the UPREIT as of December 31, 2017 and 2018. The UPREIT is the sole member of ten limited liability companies (the “LLC’s”) established to hold interests in various real estate properties in accordance with requirements of the mortgage lenders which financed our investment in such properties. We also hold limited partnership interests ranging from 34% to 50% interests in four limited partnerships and a limited liability company, each of which owns and operates apartment buildings located in Williston, North Dakota. Below is an outline of our structure and the ownership interests as of December 31, 2018:

Class A Shares
6,420,652 issued
Class B Shares
1,896,335 issued
Dakota Real Estate Investment Trust
sole general partner of UPREIT
approximately a 55% interest in UPREIT
Dakota UPREIT Limited Partnership
Limited Partners
approximately a 45% interest in UPREIT
Properties Directly Held
1,539 apartment units
104 townhome units
1,939,643 SF of commercial space
Entities 100% Owned by UPREIT
1709 25th Avenue South, LLC
Amber Valley, LLC
Apartments at Eagle Lake, LLC
Britain, LLC
CalAm2, LLC
Central Park, LLC
Copper Creek Condominiums
DPC Apartments, LLC
First Center South of North Dakota, LLC
Prairie Springs Aberdeen, LLC
WPA 2, LLC
Which Collectively Hold
1,574 apartment units
10 townhome units
177,386 SF of commercial space
Partial Interests Held by UPREIT
Bakken Heights V Limited Liability Limited Partnership
(34% interest)
Bakken Heights VIII & X Limited Liability Limited Partnership
(40% interest)
Williston Real Estate Partners LLC
(49% interest)
Dakota Roseland Apartments I, LLLP
(50% interest)
Dakota Roseland Apartments IX-XII, LLLP
(39% interest)

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We seek to operate as a real estate investment trust (a “REIT”) in compliance with the conditions set out in Section 856 of the Internal Revenue Code. Specifically we seek to operate as an “Umbrella Partnership Real Estate Investment Trust,” which is a REIT that holds substantially all of its investments through a limited partnership entity for which the REIT is the general partner.

The financial statements included in this Offering Circular are consolidated financial statements which include the financial statements of the Trust as well as those of the UPREIT and the wholly owned LLC’s. All significant intercompany transactions and balances have been eliminated in consolidation. For example, if funds were due the Trust by the UPREIT, the balance sheets of each would reflect the amount as a payable by or receivable due the entity, but by consolidation of the financial statements, the amounts effectively cancel out the intercompany debt.

We currently operate residential and commercial properties located in Iowa, Minnesota, Nebraska, North Dakota, South Dakota and Wisconsin. As of the end of 2018, our residential property consisted of 3,113 apartment units and 122 townhomes. Our commercial property consisted of 2,117,029 square feet, of which 967,105 was retail space, 703,607 was office or commercial space, and 446,317 was industrial space. From time to time we may invest in loans made to entities that own and operate real estate, but our primary focus is in owning real estate.

The table below identifies by state the number of residential properties and the aggregate number of residential units in such properties as well as the number of commercial properties and the aggregate number of square feet of such properties we held at of the end of 2017 and 2018.

	Residential Properties Held on December 31		Commercial Properties Held on December 31
State	2017	2018	2017	2018
Iowa	1 with 96 units	1 with 96 units	None	None
Minnesota	None	None	13 with 606,607 SF	14 with 711,660 SF
Nebraska	2 with 355 units	2 with 355 units	1 with 103,072 SF	1 with 103,072 SF
North Dakota	19 with 2,119 units	19 with 2,119 units	20 with 1,002,824 SF	20 with 1,002,824 SF
South Dakota	9 with 665 units	9 with 665 units	6 with 276,267 SF	6 with 276,267 SF
Wisconsin	None	None	1 with 23,206 SF	1 with 23,206 SF

RECENT DEVELOPMENTS

In January 2019, we acquired a 91,730 square foot commercial property located in Brooklyn Park, Minnesota at a cost of $5.5 million from a non-affiliate. which we purchased for cash, but will apply for permanent financing later in 2019 The acquisition involved the purchase for $600,000 by the UPREIT of all of the membership interests in a limited liability company which was obligated to pay $4,900,000 under a contract for deed under which it was purchasing the property. In March 2019, the contract for deed was satisfied and we are currently intending to secure a mortgage loan with respect to the property.

In March 2019, we acquired a 144,441 square foot commercial property located in Bloomington, Minnesota at a cost of $11.85 million from a non-affiliate. In connection with the acquisition, the UPREIT issued 37,677 limited partnership units valued at $583,994) and assumed the long term mortgage debt against the property of $10,095,000 million involving monthly payments of $57,603 consisting of principal and interest at an annual rate of 4.69% and a maturity date of May 2026. Also in connection with the acquisition, we funded a $1,170,000 escrow to be applied to the making of improvements to the acquired property.

We do not currently have any agreements in place for the acquisition of additional properties or agreements for the sale of any of our properties. We, however, anticipate that we will continue to explore additional acquisitions and that we may receive offers to purchase with respect to our properties from time to time.

In January and April 2019, we paid a dividend of $0.19 per share to shareholders of record as of December 31, 2018 and March 31, 2019, respectively.

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LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2018, we had approximately $3,707,191 in cash, approximately $714,048 of additional funds held by certain property managers and approximately $9,328,470 of restricted funds. The restricted funds are primarily from tenant security deposits (approximately $2,140,868 as of December 31, 2017 and approximately $2,346,858 as of December 31, 2018), escrows for real estate taxes and insurance as well as replacement cost reserves maintained in accordance with arrangements with mortgage lenders (approximately $3,333,161 as of December 31, 2017 and approximately $3,523,154 as of December 31, 2018) and non-lender mandated reserves (approximately $1,486,984 as of December 31, 2017 and approximately $3,226,058 as of December 31, 2018). In addition, as of December 31, 2018, we had available to us $4,000,000 under unsecured lines of credit and $6,500,000 in lines of credit secured by mortgages upon several of our North Dakota properties. As of December 31, 2018, there were no amounts drawn under those lines of credit compared to $3,500,000 having been advanced and outstanding as of December 31, 2017.

The Trust uses leverage in the acquisition and holding of its properties by borrowing funds and securing the repayment of borrowed funds with mortgages upon its properties. This includes use of refinancing to “pull equity” from existing properties as well as revolving credit facilities. The list of properties under “DESCRIPTION OF PROPERITES” includes information regarding such mortgage indebtedness, but in general, as of December 31, 2018, we had $363,180,196 owed under 78 loans secured by mortgages with various maturity dates. In 2019, sixteen of the loans involving approximately $44,706,010 of principal were scheduled to mature. In 2020, ten loans involving approximately $20,071,034 of principal are currently scheduled to mature. In 2021, nine loans involving approximately $29,534,854 of principal are currently scheduled to mature.

The Trust seeks to pay dividends on its outstanding shares on a quarterly basis. As general partner of the UPREIT, the Trust seeks to have the UPREIT pay distributions to the Trust as general partner and to the limited partners on a quarterly basis. The Trust maintains a Dividend Reinvestment Plan that permits shareholders to direct that the full amount of their dividends be reinvested into shares. Limited Partners in the UPREIT are also allowed to participate in a Distribution Reinvestment Plan pursuant to which they may direct distributions payable to them by the UPREIT for the purchase of additional UPREIT Units. In each instance, the purchase price is 90% of the selling price for the shares most recently offered or contemplated to be offered.

A dividend of $0.19 per share was declared by the Trust and a distribution of $0.19 per limited partnership unit was declared by the UPREIT for payment in each of January, April, July, and October 2018 for totals of $5,994,225 in dividends and $5,076,086 in distributions. Of the total dividend declared for payment to holders of Shares in 2018, $3,774,482 were reinvested into shares under the Trust’s DRIP and $1,266,559 were reinvested into units by limited partners under the UPREIT’s Distribution Reinvestment Plan. As a result, of the aggregate of $11,070,311 in dividends or distributions declared, $6,029,270 was paid in cash. We anticipate participation in the dividend and distribution reinvestment plans will continue, if not increase in the future, but if more shareholders elect to take dividends in cash and fewer UPREIT limited partners invest distributions into limited partnership units, our liquidity could be adversely affected.

A dividend of $0.19 per share for payment in January 2019 was declared by the Trust for a total dividend of $1,580,227, of which $983,318 was reinvested into shares under the DRIP. A distribution of $0.19 per unit for payment in January 2019 was declared by the UPREIT for a total distribution of $1,279,640.57, of which $305,711 was reinvested into units under the Distribution Reinvestment Plan of the UPREIT.

As discussed below with respect to our results of operations, we have experienced an increase in vacancy rates for our properties. In the event that our overall vacancy rate does not improve, or continues to increase it could decrease the funds available from our operations.

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RESULTS OF OPERATIONS

The following table summarizes certain information from our consolidated statement of operations for the periods indicated:

	Fiscal Year Ended 2018	Fiscal Year Ended 2017
Revenue from Rental Operations
Residential Revenue	$30,099,843	$30,199,470
Commercial Revenue	$30,276,568	27,419,538
Total Rental Revenue	$60,376,411	57,619,008
Expenses
Expenses from Rental Operations	53,153,889	(50,023,257)
Expenses of Administration of the Trust	2,031,263	(1,895,395)
Income from Operations	5,191,259	5,700,356
Other Income
Income (Loss) from Equity Investments	(674,558)	(1,089,481)
Interest Income	24,827	21,575
Other Income	862,687	984,525
Net Income	$5,404,215	$5,616,975

Our revenue from our rental operations increased in 2018 compared to 2017 by $2,757,403 (an approximately 4.8% increase). While commercial revenue was up $2,857,030 (an approximately 10.4% increase) in 2018 over 2017, we experienced a $99,627 decrease (an approximately 0.3% decrease) in residential revenue in 2018 compared to 2017.

We attribute the increase in our commercial revenue to commercial properties comprising an increased portion of our real estate holdings. In the 2016, 2017 and 2018, we acquired twelve properties at an aggregate cost of $149,810,000. Of those properties, only one (at a cost of $6,900,000) was a residential property.

We attribute the decrease in our residential revenue market conditions faced by many of our residential properties. In particular, we view the Fargo, North Dakota apartment market, where 18 of our 33 residential properties are located, as continuing to be challenging from the construction of residential apartments having exceeded the demand for them. Such conditions affect vacancy rates as well as the levels of rent that may be charged.

While we have seen substantial increase in our commercial revenue through acquisitions of commercial properties and we believe that commercial properties provide a greater rate of return, we understand they also carry more risk due to the properties being dependent upon a relatively smaller number of tenants than involved with residential rental properties of the type we hold.

Interest paid on our mortgage indebtedness is our single largest expense. We paid $15,743,462 of interest in 2017 and $16,467,680 in 2018. The weighted average rate of interest we paid in 2018 was approximately 4.37% compared to approximately 4.32% in 2017. We anticipate increases in interest rates in 2019 and in subsequent years. We seek to stager the maturity dates of our mortgage indebtedness to reduce the significance of sudden increases in the interest rates we might be required to pay under refinanced mortgages debt. As well, we have entered into interest rate swap contracts to modify our interest rate risks.

Real estate taxes we pay for our properties is also a significant operating expense. While many of our commercial leases require the tenant to pay as “additional rent” the property taxes charged to us, such is not the case with our residential properties. We estimate that the taxes we have paid in 2018 on properties we also held in 2017 was approximately 7.5% higher in 2018 over what we paid in 2017. Due to reduction in commodity prices, we anticipate that property taxes payable in 2018 with respect to our properties in North Dakota and South Dakota may increase at even greater rates.

Since most of our properties are located in the upper Midwest region, weather can have a significant effect on the operating expenses for our properties. For example, the 2015-2016 Winter in the upper Midwest was unusually mild with limited snowfall and generally warmer temperatures which translated into significantly lower utility expenses and snow removal costs. The 2017-2018 and 2018-2019 Winters involved greater snowfall and colder temperatures resulting in more substantial utility and snow removal expenses.

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Revenue from our rental operations provides most of our income. We also obtain other income (or loss) from equity investments (where we acquire a non-controlling interest in an entity holding real estate interests), interest paid to us (primarily from loans we make), gain from sale of assets and operating guarantee payments (which are financial assurances we receive when we are purchasing newly constructed properties and the seller agrees to pay us if the rent we actually receive is less than an agreed amount specified in the operating guaranty).

In 2018, our loss from our Equity Investments was $674,558 compared to a loss of $1,089,481 in 2017 (an approximately 38% reduction in the loss). These reflect the operating results for the four limited partnerships and one limited liability company in which we hold non-controlling interests and thus are not included in our consolidated report of income and expenses from rental operations (See the list of “Partial Interests Held by UPREIT” in the diagram under “General Overview” in this section for identification of the five entities and our ownership. We attribute the losses on our Equity Investments to the market for apartments located in Williston, North Dakota which are owned by the five entities as a result of continued reduction in the activity in the oil fields in the region compared to that when the apartments were being constructed.

In 2018 the aggregate losses for the operations by the five entities we hold non-controlling interests in was $1,401,682 compared to a loss of $2,144,022 in 2017 (See Footnote 8 to the Consolidated Financial Statements for condensed unaudited financial information related to the five entities). We believe the Williston apartment markets will continue to improve in 2019, but achieving profitability may require substantial time. The vacancy rates with respect to the properties operated by these entities is not included in our discussion above of our overall vacancy rates, which is limited to the properties for which the UPREIT directly or indirectly completely owns. With respect to the five entities we hold non-controlling interests in, our risk of loss if the entities continue to experience negative operations is limited to the $6.275 million we have invested in the entities in the aggregate. Such investments range from $325 thousand with respect to the Bakken Heights V entity to $2.5 million with respect to the Dakota Roseland IX and XII entity.

CAPITAL EXPENDITURES

Our largest capital expenditure is in the acquisition of properties. Please see “DESCRIPTIONS OF PROPERTIES” in this Offering Circular for information regarding our acquisitions.

The acquisitions involved use of cash, proceeds from mortgage financing and issuance to the prior owner of the property of limited Partnership Units in the UPREIT. The sources for the funding in 2017 and 2018 are described in the table below (with the dollar and Unit amounts expressed in approximate amounts):

Source of Funds	$48,085,000 in 2017		$9,150,000 in 2018
Cash	$9,408,236		$415,030
Mortgage Loans	$36,063,750		$7,320,000
UPREIT Units	$2,613,014		$1,414,970
	(175,370 Units	)	(94,964 Units	)

In addition to investing in new properties, we invest funds in the improvement and maintenance of our existing properties and pay assessments imposed upon our properties by local governments for funding of the cost of improvement of infrastructure (such as roads, street lighting and storm and sanitation sewers). The following table identifies capital expenditures for various improvements made and special assessments paid in 2017 and 2018:

Type of Improvement	2017	2018
Site Improvement	$237,820	$388,610
Building Improvement	808,158	1,214,185
Tenant Improvement Allowances	671,583	1,583,791
Flooring & Appliances	1,089,362	1,373,414
Special Assessments	312,765	325,478
	$3,119,687	$4,885,478

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Site improvements are typically parking lot improvements and landscaping improvements. Building improvements range widely from modest repairs to more significant matters such as replacement of the roofs or sidings of buildings. Tenant improvement allowances represents amounts we have agreed to reimburse commercial property tenants in connection with preparation of the space they are leasing and even the costs of relocating to the space for tenants moving into our property or costs of upgrades for in connection with an extension of the term of the lease by an existing tenant. This cost is often negotiated as part of the negotiation or the lease or renewal of the lease. Flooring and appliance expenditures relate to our residential properties. We anticipate our expenditures for these may continue to increase as the residential properties we hold age as well as to increase the attractiveness of our residential properties in more competitive markets.

When a municipality or other governmental agency makes infrastructure improvements, it often assesses the cost of the improvements upon the owners of the properties adjacent to the improvements. The costs are often permitted to be paid over periods of time ranging from five to 25 years depending on the cost of the improvement. Our practice is to capitalize the amount of the assessment and recognize a corresponding liability to our balance sheet. See the footnotes to the financial statements for more details on our accounting for special assessments. The special assessments payable at the end of 2018 were $99,539 more than those at the end of 2017 due primarily to a new assessment in South Fargo, North Dakota that affected multiple properties.

The Board of Trustees may determine to establish reserves, or such reserves may be required to be established in connection with mortgage financing of certain of our properties, to fund future repairs and replacements or the making of improvements to properties.

OFF BALANCE SHEET ARRANGEMENTS

At this time we are not aware of any off-balance sheet arrangements that need to be discussed or disclosed.

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Board of trustees, Executive Officers and Significant Employees

ORGANIZATIONAL STRUCTURE

The Dakota Real Estate Investment Trust (“the Trust”) is a business trust organized under the laws of North Dakota. The Trust operates under the terms of a Sixth Amended and Restated Declaration of Trust as of June 13, 2017 (the “Declaration of Trust”), and Bylaws, last amended as of April 25, 2017 (the “Bylaws”). The Trust is the sole general partner of the Dakota UPREIT Limited Partnership (the “UPREIT”). The UPREIT operates in accordance with the terms of a Limited Partnership Agreement.

The Trust has executive officers, but all actions by the UPREIT are taken by the Trust as general partner. Neither the Trust, nor the UPREIT have any employees. Rather, they use staff of Dakota REIT Management, LLC (the “Advisor”) and services of various property management companies to manage the operations of the business and of the properties owned by the UPREIT.

The Declaration of Trust and the Bylaws provide for the management of the affairs of the Trust to be vested in a Board of Trustees. They further provide that the Board of Trustees is to have not less than seven and not more than 17 members with the actual number being as determined from time to time by the Board of Trustees. The Bylaws provide that, to serve as a member of the Board of Trustees, the individual must hold a minimum investment in the Trust of $100,000 or a minimum investment in the UPREIT of $200,000. Members of the Board of Trustees are elected by the voting shareholders of the Trust for one year terms at the Annual Meeting of Shareholders; however, the Board of Trustees may fill a vacancy created by the death or resignation of a member of the Board of Trustees or to fill a vacancy created by an increase in the number of members of the Board of Trustees.

The Declaration of Trust and the Bylaws require a majority of the members of the Board of Trustees to be “Independent Trustees.” The Declaration of Trust defines the term “Independent Trustee” as one who is not and has not been associated within the two prior years, directly or indirectly, with a Sponsor or the Advisor of the Trust. Such association is deemed to occur if the Trustee:

(i)	owns an interest in the Sponsor, Advisor, or any of their Affiliates;
(ii)	is employed by the Sponsor, Advisor or any of their Affiliates;
(iii)	is an officer or director of the Sponsor, Advisor, or any of their Affiliates;
(iv)	performs services, other than as a Trustee, for the Trust;
(v)	is a trustee for more than three REITs organized by the Sponsor or advised by the Advisor; or
(vi)	has any “material business or professional relationship” with the Sponsor, Advisor, or any of their Affiliates

A “material business or professional relationship” is deemed to exist when the relationship results in 5% or more of the gross revenue of the Trustee coming from such Sponsor, Advisor or their Affiliates or if the annual gross revenue received by the Trustee from such parties is 5% or more of the Trustee’s net worth; however, it may also be found when the revenue is less than such 5% levels.

The definition indicates an indirect relationship for the Trustee includes circumstances in which the Trustee’s spouse, parents, children, siblings, spouse’s parents, children’s spouses and spouse’ siblings have the association with a Sponsor, the Advisor, Affiliates of a Sponsor or the Advisor or the Trust.

As noted above, having been instrumental in forming the Trust affects whether an individual (or their spouse, parent, child, sibling, mother or father in-law, son or daughter in-law, or brother or sister in-law) would be considered an “Independent Trustee.” The Trust was formed in 1997. The initial members of the Board of Trustees of the Trust consisted of Ray Braun, Kermit E. Bye, Bradley C. Fay, George Gaukler, Brion Henderson, Duane Huber, Gorman King, Jr. and Stan Ryan. Messrs. Bye and Ryan are no longer members of the Board of Trustees and Messrs. Huber and King are deceased.

The Bylaws permit, but does not require establishment by the Board of Trustees of committees. The Board of Trustees has appointed Kevin Christianson, George Gaukler, Brion Henderson, Matthew Pedersen and Gene Smestad as members of the Finance Committee for the Trust. The Finance Committee reviews and analyzes proposed investment opportunities prior to their submission to the full Board of Trustees for consideration for investment. In 2016, the Board appointed Stan Johnson and Gene Smestad to review the agreement between the Trust and the Advisor and Ray Braun and Matt Pedersen to act as a nominating committee for election of trustees.

The Bylaws provide for the appointment by the Board of Trustees of a Chairman of the Board, a President, an Executive Vice President, a Secretary, a Treasurer and such additional officers of the Trust as the Board of Trustees designates. The table on the following page identifies the offices held and the individuals holding them.

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CONFLICTS OF INTEREST OF MEMBERS OF THE BOARD OF TRUSTEES

The Declaration of Trust does not require Trustees to refrain from engaging in business activities of the types conducted by the Trust or the UPREIT and they will not have an obligation to present to the Trust or the UPREIT any investment opportunities which come to them other than in their capacities as a Trustee, regardless of whether those opportunities are within the UPREIT’s investment policies. The UPREIT holds interests in properties that may compete for tenants with adjacent or nearby properties in which a Trustee holds an interest. Certain of the Trustees, directly or through their affiliates, have organized and served as principals of other entities which may have investment objectives similar to those of the UPREIT. Such Trustees may have legal and financial obligations with respect to these entities, which are similar to their obligations owed to the Trust.

As a result of their current and possible future interests in other business activities, including in investments of the type made by the Trust or the UPREIT, Trustees will have conflicts of interest in allocating their time between their duties to the Trust and other activities in which they are involved. In particular, that may be an issue for Mr. Gaukler and Mr. Knutson as their duties with the Advisor involves greater demand upon their time than is required of other Trustees not associated with the Advisor. While none of the Advisor, Mr. Gaukler or Mr. Knutson are affiliated with any other public real estate programs, they are not prohibited from participating in any public or private investor programs that invest in similar properties on a leveraged, or mortgaged, basis; and such programs with investment objectives similar to UPREIT.

The Trust and the UPREIT have engaged in transactions with members of the Board of Trustees or their affiliates from time to time. For information regarding such transactions, refer to “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS” and “INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS.”

The Declaration of Trust contains a number of requirements with respect to transactions between the Trust and Trustees or affiliates of Trustees and operations of the Trust in general. These include Independent Trustee review and approval of operating expenses, the terms under which the Advisor is engaged to provide services, the Trust’s investment policies, acquisitions from a Trustee or a Trustee’s affiliate and the level of debt incurred by the Trust among other matters. All transactions between a Trustee or an affiliate of a Trustee have been subject to such required Independent Trustees review and approval.

The lawyers, accountants, and other experts who have been or will be called upon to perform services for the Trust or the UPREIT may also perform services for the Advisor or affiliates of a member of the Board of Trustees. It is important to point out that such professional advisors do not represent the interests of holders of shares in the Trust or limited partnership units issued by the UPREIT.

MEMBERS OF THE TRUST’S BOARD OF TRUSTEES AND EXECUTIVE OFFICERS

The following table sets forth the name, position(s) held, age, the year first elected to the Board of Trustees and if such Trustee is an Independent Trustee for each member of the Board of Trustees as well as its executive officers.

Name	Position(s) Held	Age	First Elected as a Trustee	Independent Trustee
Ray Braun	Trustee and Treasurer	81	1997	No(1)
Kevin Christianson	Trustee	56	1999	No(2)
Bradley Fay	Trustee and Secretary	59	1997	Yes
George Gaukler	Trustee and President	82	1997	No(3)
Joe Hauer	Trustee	78	2010	Yes
Kenneth Heen	Trustee	72	2015	Yes
Brion Henderson	Trustee and Chairman	65	1997	Yes
Stan Johnson	Trustee	65	2002	Yes
Jim Knutson	Trustee and Executive Vice President	70	2012	No(3)
Clarice Liechty	Trustee	78	2002	Yes
Craig Lloyd	Trustee	71	2017	No(2)

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Name	Position(s) Held	Age	First Elected as a Trustee	Independent Trustee
Jon Otterstatter	Trustee	59	2018	Yes
Matthew Pedersen	Trustee	45	2015	No(1)
Roy Sheppard	Trustee	68	1998	Yes
Jerry Slusky	Trustee	73	2015	Yes
Gene Smestad	Trustee and Vice-Chairman	76	2010	Yes

(1) Affiliate of firm that has provided accounting services to the Trust

(2) Affiliate of firm providing property management or real estate brokerage services to the Trust

(3) Affiliate of the Advisor and property managers providing services to the Trust

Ray Braun. Mr. Braun was one of the initial members of the Board of Trustees in 1997 and continues to serve as a Trustee. In 2006, Mr. Braun retired from the Ludvigson Braun & Company, an accounting firm located in Valley City North Dakota. Mr. Braun became a Licensed Public Accountant in 1975.

Kevin Christianson. Mr. Christianson first became a member of the Board of Trustees in 1999. He served as a member of the Trust’s Finance Committee from 1999 to 2018. Mr. Christianson has served as President of Paces Lodging Corporation since 1993 and President of Property Resources Group since 2001. Paces Development Corporation is based in Fargo, North Dakota and designs and constructs commercial properties. Property Resources Group is a commercial real estate broker and property management company licensed in Arizona, Minnesota, North Dakota and South Dakota.

Bradley Fay. Mr. Fay has served on the Board of Trustees and as Secretary of the since the formation of the Trust in 1997. Mr. Fay qualifies as one of the “Independent Trustees of the Trust.” In 1989, Mr. Fay participated in the formation of Dakota Growers Pasta Company, now a subsidiary of Post Holdings. Mr. Fay is a participant in oil and gas development businesses targeting the Bakken and Three Forks reservoirs in western North Dakota.

George Gaukler. Mr. Gaukler may be viewed as the founder of the Trust and has been a member of the Board of Trustees and President of the Trust since its formation in 1997. In 2008, he was appointed to the Finance Committee. After graduation from Valley City State College in the 1960’s Mr. Gaukler formed Valley Realty, Inc. a real estate development company that subsequently expanded its services to include property management and real estate sales. Mr. Gaukler is an active developer and investor in residential and commercial real estate. Mr. Gaukler is President and an owner of the Advisor. Mr. Gaukler is also an owner of Valley Realty, Inc. (which has provided real estate brokerage services to the Trust) and both Valley Rental Service, Inc. and Horizon Real Estate Group, LLC (which provide property management services to the Trust) and several construction related businesses, including Hi Line Construction Inc., Valley Electric Service, Inc., Valley Lumber Company, East & West Excavating, LLC, JSM Woodworks, LLP, Naasz Masonry, LLC and Landscape Elements ND, LLC (which have provided products or services to the Trust).

Joe Hauer. Mr. Hauer was first elected to the Board of Trustees in 2010. Mr. Hauer qualifies as one of the “Independent Trustees of the Trust.” In 1978, Mr. Hauer established J&L Development, Inc. a real estate holding company with properties in Arizona and North Dakota. Along with other members of his family, he participates in Arikota, LLP, another real estate holding company. He has also engaged in the printing business through United Printing with offices in Bismarck, North Dakota and Phoenix, Arizona.

Kenneth Heen. Mr. Heen joined the Board of Trustees in 2015. Mr. Heen qualifies as one of the “Independent Trustees of the Trust.” Mr. Heen’s career has principally focused on agricultural lending. Mr. Heen retired as President and Chief Executive Officer of American State Bank and Trust Co. of Williston, North Dakota in 2012, which he joined in 1991, but continues to serve as a member of its board of directors.

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Brion Henderson. Mr. Henderson was one of the initial members of the Board of Trustees in 1997 and he was appointed as Chairman of the Board in 2016 and as a member of the Finance Committee in 1999. Mr. Henderson qualifies as one of the “Independent Trustees of the Trust.” He has been the President of Evergreen Grain Co. located in Tower City, North Dakota since 1985. Evergreen Grain Co. engages in the shipping and storage of grain.

Stan Johnson. Mr. Johnson was elected to the Board of Trustees in 2002. Mr. Johnson qualifies as one of the “Independent Trustees of the Trust.” Since the 1980’s, Mr. Johnson has engaged in the insurance agency business. His independent agency has been located in Fargo, North Dakota since 1987.

Jim Knutson. Mr. Knutson was first elected to the Board of Trustees in 2012. In 2003, he was appointed as the Executive Vice President of the Trust. Mr. Knutson joined Valley Realty, Inc. in 1973 and was an owner of it until September 30, 2018 when he sold his interest. Valley Realty, Inc. was engaged in property management, finance and construction management for multi-family residential and other commercial properties. Mr. Knutson is Executive Vice-President and an owner of the Advisor. Together with George Gaukler, Mr. Knutson was an owner of Valley Realty, Inc. (which has provided real estate brokerage services to the Trust) and both Valley Rental Service, Inc. and Horizon Real Estate Group, LLC (which provided property management services to the Trust), but Mr. Knutson sold his interests in those companies effective December 31, 2018.

Clarice Liechty. Ms. Liechty joined the Board of Trustees in 2002. Ms. Liechty qualifies as one of the “Independent Trustees” of the Trust She has served on a number of boards of agricultural agencies including the North Dakota Natural Resources Trust and the North Dakota State Farm Agency and as a member of the Women in Agriculture workshop of the United States Department of Agriculture. She and her husband are engaged in agricultural production and real estate investment from their home in Jamestown, North Dakota.

Craig Lloyd. Mr. Lloyd joined the Board of Trustees in 2017. He is Chairman of the Lloyd Companies, based in Sioux Falls, South Dakota, a diversified real estate development, marketing and management firm. Mr. Lloyd has coordinated the construction and development of over 6,000 apartment units, over 1.5 million square feet of office and retail space and the development of more than 600 acres of land for mixed use purposes. He is licensed as a real estate broker in Iowa, Minnesota, Nebraska, North Dakota and South Dakota.

Jon Otterstatter. Mr. Otterstatter joined the Board of Trustees in 2018. He is a co-founder of Preventice Technologies, Inc. and currently serves as its Chief Executive Officer and is a member of its Board of Directors. Preventice has offices in Rochester, Minnesota and Houston, Texas. Preventice offers remote monitoring devices and other products and services used in health care. Prior to founding Preventice, Mr. Otterstatter held executive positions with technology firms.

Matthew Pedersen. Mr. Pedersen was elected to the Board of Trustees and was appointed to the Finance Committee in 2015. Mr. Pedersen worked for sixteen years for Great Plains Software and then Microsoft following its acquisition of Great Plains Software in 2001. In 2008, Mr. Pedersen with two other co-investors established a real estate investment company with 250 apartment units located in Cooperstown, Jamestown, Lisbon and Valley City, North Dakota. In January 2015, he acquired ownership of Ludvigson Braun & Co. (see information under biographical disclosure for Ray Braun).

Roy Sheppard. Mr. Sheppard has served as a member of the Board of Trustees since 1998. Mr. Shepard qualifies as one of the “Independent Trustees” of the Trust. He is the managing partner of CSi Computers, a computer and networking sales and service firm located in Jamestown, North Dakota. He also is an owner and President of Cable Services, Inc., a cable television and internet provider also based in Jamestown, North Dakota.

Jerry Slusky. Mr. Slusky was elected to the Board of Trustees in 2015 and, in 2018, he was appointed to the Finance Committee. Mr. Slusky qualifies as one of the “Independent Trustees” of the Trust. Mr. Slusky is licensed to practice law in the states of Nebraska, Iowa and Florida. He is currently a member of the Smith, Slusky, Pohern & Rogers, LLP firm located in Omaha, Nebraska. Mr. Slusky’s practice focuses on real estate planning and development, zoning and finance of real estate investments.

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Gene Smestad. Mr. Smestad has been a member of the Board of Trustees since 2010. Mr. Smestad qualifies as one of the “Independent Trustees” of the Trust. He was appointed to the Finance Committee in 2010 and in 2016 was appointed as Vice-Chairman of the Board. In 2008, he retired after a 32 year career with AgCounty Farm Credit Services of Fargo, North Dakota. At the time of his retirement, Mr. Smestad was the President and Chief Executive Officer of the farmer owned lender with management over 28 branch offices located in eastern North Dakota and west central Minnesota.

Liability of the Members of the Board of Trustees

Members of the Board of Trustees are to have no liability for any loss suffered by the Trust which arises from the action or inaction of them, if they, in good faith determined that their conduct was in the best interest of the Trust and such conduct did not constitute negligence or misconduct.

Pursuant to the terms of the Declaration of Trust, the Trust is to indemnify the Trustees with respect to suits or proceedings or against whom a claim or liability is asserted by reason that he was or is a Trustee or Affiliate. However, indemnification by the Trust will be provided only if:

●	the Trustee has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Trust;

●	such liability or loss was not the result of negligence or misconduct by the Trustee; and

●	such indemnification or agreement to hold harmless is recoverable only out of the assets of the Trust and not from the shareholders.

SIGNIFICANT EMPLOYEES OF THE ADVISOR

Neither the Trust nor the UPREIT has any employees. They rely upon the staff of the Advisor to conduct the operations of the Trust and the UPREIT. George Gaukler and Jim Knutson, who are officers of the Trust and members of its Board of Trustees (see their biographical information above) are the executive officers and owners of the Advisor. The Advisor currently has six full time employees, including the following individuals:

Danel Jung. Mrs. Jung joined the Advisor in 2019 as its Chief Operating Officer. After earning her degree in Computer Science from North Dakota State University in 2002 Danel joined Microsoft. During her tenure at Microsoft Ms. Jung contributed to several global integrations, defining business strategy and operations, and earned the Microsoft Platinum Award in 2018 for her leadership in defining new offerings &; optimizing operations to contribute significantly to Microsoft’s bottom line.

James Haley. Mr. Haley joined the Advisor as its Chief Financial Officer in 2007. After receiving his degree in Accounting from Central Missouri State University in 1992 he worked in public accounting and received his certified public accountant designation in 1993. In 1995, Mr. Haley located in Fargo, North Dakota and participated in real estate development and construction.

Matthew Pedersen. Mr. Pedersen joined the Advisor in 2019 as its Chief Investment Officer. After earning his degree in Accounting from the University of Nebraska-Lincoln and his CPA license in 1996, he worked in public accounting at Arthur Andersen in Washington, DC focused on private equity, real estate and securities offerings. Mr. Pedersen worked at Microsoft for 16 years serving in consulting, mergers and acquisitions, finance and business management functions. Most recently, Mr. Pedersen owns a CPA firm serving business and individual clients through its Fargo and Valley City, North Dakota locations.

Mark Richman. Mr. Richman joined the Advisor in 2011 and is its Director of Business Development. After graduating from North Dakota State University in 1976, Mr. Richman began his career in commercial real estate. He holds designations as a Certified Commercial Investment Member from the CCIM Institute and a Certified Property Manager from the Institute of Real Estate Management.

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COMPENSATION OF TRUSTEES AND EXECUTIVE OFFICERS

TRUSTEE COMPENSATION

Members of our Board of Trustees, other than George Gaukler and Jim Knutson are compensated based upon their attendance at meetings held in person or by telephone conference of the full Board of Trustees or of a committee established by the Board of Trustees. In 2017 and 2018, the aggregate fees paid to members of our Board of Trustees for their attendance at meetings was $83,836 and $84,502, respectively. Members of the Board of Trustees are reimbursed for travel expenses incurred in attending meetings.

Effective July 1, 2016, we modified the compensation of members of our Board of Trustees to be:

●	$1,200 to Chairman of the Board for regular meetings;

●	$1,000 to other members of the Board (excluding Mr. Gaukler and Mr. Knutson) for regular meetings;

●	$200 to all members of the Board (excluding Mr. Gaukler and Mr. Knutson) for any special meeting, typically held by conference call; and

●	$400 to members of the Board (excluding Mr. Gaukler and Mr. Knutson) for attending meetings of a committee held on a date different from that of a meeting of the Board of Trustees.

The table below sets forth the compensation for each of the three highest paid persons who are Trustees for the year ended December 31, 2018.

Name	Compensation as Trustee	Compensation as a Committee Member	Total Compensation*
Brion Henderson	$5,000	$1,600	$6,600

Gene Smestad	$5,200	$2,000	$7,200

Matthew Pedersen	$4,400	$1,600	$6,000

Mr. Smestad, Mr. Henderson and Mr. Pedersen are members of the Finance Committee and received $400 for attending each of four meetings of the Finance Committee during 2018. Mr. Smestad was also a member of the committee appointed by the Board of Trustees to review the terms of the agreement with the Advisor and received $400 in connection with that committee.

COMPENSATION OF EXECUTIVE OFFICERS

The Trust has five executive officers. They are the Chairman of the Board, a Vice Chairman of the Board, a President, an Executive Vice President, Treasurer and a Secretary. No compensation has been paid with respect to those positions; however, effective July 1, 2016, the Chairman of the Board receives $1,200 for participation in regular meetings of the Board of Trustees while other Trustees will receive $1,000 for their attendance.

George Gaukler is the President of the Trust, Jim Knutson is Executive Vice President of the Trust and both are Trustees and Mr. Gaukler is also a member of the Finance Committee. The Trust does not pay compensation to Mr. Gaukler or Mr. Knutson for as officers or for their attending meetings of the Board of Trustees or Finance Committee. Mr. Gaukler and Mr. Knutson are both owners of the Advisor. For information regarding the compensation paid to the Advisor by the Trust, see “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS”.

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SECURITY OWNERSHIP OF Management and certain securityholders

The Bylaws of the Trust requires that nominees to serve as Trustees must hold an investment of not less than, $100,000 in the Trust or not less than $200,000 in the UPREIT. The following table depicts the security ownership of the Trustees of the Trust in the Trust and in Limited Partnership Units in the UPREIT, as of December 31, 2018. No one holds Class A Shares and UPREIT Units that, if converted, would result in ownership of 10% or more of the Trust.

	Class A	Class B	UPREIT	Percentage
Names of Trustees	Shares	Shares(1)	Units (2)	of Trust(1)(3)
George Gaukler	103,070		508,301	8.82%
Jerry Slusky		894	257,186	3.85%
Joe Hauer			200,557	3.03%
Stan Johnson	65,899		100,582	2.55%
Brion Henderson	45,054		46,674	1.42%
Clarice Liechty		5,030	92,659	1.42%
Kevin Christianson	89,221			1.39%
Bradley Fay	85,302			1.33%
Roy Sheppard	74,824			1.17%
Craig Lloyd	7,303		67,114	1.15%
James Knutson		2,355	67,670	1.04%
Kenneth Heen	53,772			0.84%
Gene Smestad	48,409	10,468		0.75%
Ray Braun	26,501		17,188	0.68%
Jon Otterstatter	15,731			0.25%
Matthew Pedersen	10,793	3037		0.17%
Trustee Group Totals	625,879	21,784	1,357,931	25.50%

(1)	The Class B Shares of the Trust have no voting rights. Accordingly, they are not included in determination of the Percentage of Ownership of the Trust.
(2)	Limited Partnership Units in UPREIT may be exchanged for Shares on a one for one exchange basis.
(3)	Percentage is based upon the total of 6,420,625 Class A Shares outstanding at December 31, 2018 and the assumed conversion of UPREIT Partnership Units into Class A Shares by only the individual or the Trustees as a group and no other conversions or issuance of shares.

Under the terms of the Limited Partnership Agreement for the UPREIT, commencing after one year of an acquisition of their Partnership Units, limited partners have a right to require the UPREIT to redeem Partnership Units by provision of written notice of request for redemption. The price per unit is the price per share applicable at the time the notice is given. For notices given during this Offering (and until the next offering of Shares is made at a different price) that price will be $15.50 per unit. The Trust, however, has the right to acquire the units requested to be redeemed in exchange for the issuance of Shares by the Trust to the limited partner requesting redemption on the basis of one Share for each unit requested to be redeemed for cash. The election by the Trust to make the exchange must be communicated by the Trust to the limited partner within five days of the Trust’s receipt of the notice. The request for redemption of units and the exercise of the Trust’s right to acquire such units is subject to the following limitations under the Limited Partnership Agreement:

●	a limited partner may only request up to two redemptions in any calendar year

●	the request must be at least or for the lesser of 100 units or all of the units held by the limited partner

●	if the issuance of Shares, regardless of whether the Trust exercises its right, would result in the limited partner holding more than 9.8% of the Shares that would be outstanding as a result of the issuance

●	result in the Trust being “closely held” as such term is defined under Section 856(h) of the Internal Revenue Code

●	result in the Trust being an owner of 10% or more of the ownership interests of a tenant of the Trust (or its subsidiaries)

●	result in a violation of the Securities Act of 1933

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INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Some members of the Board of Trustees, directly or through their affiliates, have engaged in transactions with the Trust or the UPREIT. It is likely that the Trust and the UPREIT will continue to engage in transactions with Trustees and their affiliates. In such transactions, there is a conflict between the interests of the Trust and the Trustee who (directly or through an affiliate) is doing business with the Trust or the UPREIT.

These transactions present a risk to investors because the terms have not been negotiated at “arm’s-length” where both parties who have no economic stake in the other. Transactions involving ongoing services also present the risk to investors as termination of the arrangements may be more difficult than may occur with independent service providers.

In order to deal with these conflicts, the Trust’s Declaration of Trust provides that the Independent Trustees must approve all transactions with a Trustee, an officer of the Trust, the Advisor or any “Affiliate” of such persons. The transactions are further required to be on fair and reasonable terms and no less favorable than would be found in a transaction with an independent party. If the Trust, directly or through UPREIT, is acquiring property from a Trustee or an Affiliate of a Trustee, the Trust’s Declaration of Trust requires an independent appraisal of the value of the property. The Trust’s Declaration of Trust defines “Affiliates” of a person or entity to include:

●	An entity with respect to which the person directly or indirectly holds or controls ten percent or more of the voting power of the entity;

●	A person who directly or indirectly holds or controls ten percent or more of the voting power of an entity;

●	Persons or entities who are directly or indirectly controlled or under common control of a person or entity;

●	Entities for which a person is an executive officer; and

●	The executive officers of entities.

The Board of Trustees has required in connection with purchases of properties purchased from sellers related to a member of the Board of Trustees to provide for payment to the Trust based upon the “renting up” of newly constructed properties. The provision is a guarantee to the Trust of a seven percent return on its investment for the first year of operations or otherwise achieves stability. The return is paid as rent-up income to the property. In 2017 and in 2018 the Trust received $797,424 and $522,629, respectively, in rent-up guarantee fees. Agreements for such payments have been made with respect to the Hidden Pointe I and IV (acquired in 2014) and Hidden Point II and III (acquired in 2016) and the Azool Retail Center (acquired in January 2017).

FEES PAID TO THE ADVISOR

Dakota REIT Management, LLC (the “Advisor”) provides managerial and administrative services to the Trust. It is the successor in interest to Dakota REIT Management, Inc. which, until 2008, provided the same services to the Trust. George Gaukler and James Knutson are the principal owners of the Advisor and Mr. Gaukler is its President and Mr. Knutson is its Executive Vice President. Mr. Gaukler and Mr. Knutson are members of the Board of Trustees, executive officers and shareholders of the Trust and limited partners in the UPREIT.

For a description of the terms of the engagement of the Advisor by the Trust and greater detail as to the fees paid to the Advisor, see “COMPENSATION TO ADVISOR AND OTHER PROPERTY MANAGERS.” In 2017 and in 2018, the Advisor was paid by the Trust $2,391,463 and $1,689,300, respectively.

REAL ESTATE COMMISSIONS

Upon the sale or purchase of an investment property by the UPREIT, a real estate commission may be paid to a real estate broker that represented the UPREIT in the transaction. Typically such commissions range between 1% and 3% of the selling price. Real estate commissions may also be paid with respect to long term leases of commercial properties. Typically such commissions range from 3% to 5% of the gross rent payable for all or a portion of the term of the long term lease.

The UPREIT has engaged Horizon Real Estate Group, LLC, and Property Resources Group, LLC to assist with respect to acquisitions or sales by the Trust of properties. Horizon Real Estate Group, LLC is an affiliate of Georg Gaukler and was an affiliate of James Knutson and has offices in Fargo, North Dakota. Property Resources Group, LLC is an affiliate of Kevin Christianson (a Trustee) and also has offices in Fargo, North Dakota.

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In 2017 and 2018, we paid commissions of $351,717 and $839,036 to real estate brokers in connection with their having participated in the long term leasing of space in our commercial properties. Two of such brokers were affiliates of current members of our Board of Trustees. They are Horizon Real Estate Group, LLC (an affiliate of George Gaukler and Jim Knutson) and Property Resources Group (an affiliate of Kevin Christianson). The fees paid to such brokers for services in leasing of space in our commercial properties in calendar years 2017and 2018 were:

Real Estate Broker	Fees in 2017	Fees in 2018
Horizon Real Estate Group, LLC	$55,033	$74,417
Property Resources Group, LLC	$45,534	$316,415

PROPERTY MANAGEMENT FEES

Of the ten property managers we currently engage to manage our properties, five are affiliated with members of our Board of Trustees. George Gaukler is (and until December 31, 2018, Jim Knutson was) an owner of Valley Rental Services, Inc., Horizon Real Estate Group, LLC and the Advisor. Kevin Christianson is the owner of Property Resources Group, Inc. Craig Lloyd is an owner of Lloyd Property Management Company. In calendar years 2017 and 2018, we paid $2,050,047 and $2,083,440. Of those fees (and for the first six months of 2018), the above named management companies affiliated with Trustees (please note that since Mr. Lloyd was first elected as a Trustee in June 2017, his company was not an affiliate of a Trustee in 2016, but the payments made to such company are set out below) were:

Management Company	Fees in 2017	Fees in 2018
Valley Rental Service, Inc.	$795,596	$813,984
Lloyd Property Management Company	$166,277	$162,154
Dakota REIT Management, LLC	$248,913	$261,296
Property Resources Group, LLC	$162,763	$168,880
Horizon Real Estate Group, LLC	$88,750	$84,678

Accounting Services.

The Ludvigson Braun & Co. accounting firm has provided limited accounting services to the Trust. Ray Braun, the Trust’s Treasurer and a member of the Board of Trustees was a member of the firm until his retirement in 2006. In 2015, Matthew Pedersen acquired ownership of the firm. Mr. Pedersen is and a member of the Board of Trustees. Fees paid by the Trust or the UPREIT to such firm in 2017 and 2018 were nominal.

CONSTRUCTION AND MAINTENANCE SERVICES

Many of the investment properties held by UPREIT were built wholly or in part by contractors, subcontractors, and suppliers, which are affiliated with members of the Board of Trustees. These include Valley Realty, Inc., Hi-Line Construction, Inc., JSM Woodworks, LLP, Valley Lumber, Inc., East & West Excavating LLC, Valley Electric Service, Inc., Landscape Elements ND, LLC and Naasz Masonry, LLC each of which is an affiliate of Mr. Gaukler. Kevin Christianson is the principal owner of Paces Lodging Corporation, a real estate development company. These companies may provide with repair and maintenance services or materials to properties of the UPREIT. The amounts paid to such companies in 2017 and 2018 were not material.

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ACQUISITIONS FROM AFFILIATES

The UPREIT owns properties that were acquired from Trustees or their affiliates. The table below identifies properties acquired by the UPREIT since 2014 which were acquired directly or indirectly from a seller affiliated with a member of our Board of Trustees (the acquisition in 2018 and the acquisitions made in 2019 were from independent sellers).

When Purchased	Property	Description	Purchase Price	Seller’s Affiliate
January 2015	Britain Towne, LLC	168 Residential Units Bellevue, NE	$8,204,633	Jerry Slusky
August 2015	One Oak Place	274 Residential Units Fargo, ND	$45,700,000	George Gaukler Stan Johnson Jim Knutson
October 2016	Hidden Pointe Apartments Building 2	36 Unit Apartment Fargo, ND	$3,450,000	George Gaukler
October 2016	Hidden Pointe Apartments Building 3	36 Unit Apartment Fargo, ND	$3,450,000	George Gaukler
January 2017	39% interest in Dakota Roseland Apartments IX-XII, LLLP	Prior loan converted to limited partnership units	$2,500,000	George Gaukler and James Knutson
January 2017	Azool Retail Center	44,498 SF Retail Center Moorhead, MN	$9,435,000	Kevin Christenson
December 2017	MIDCO Building	105,837 SF Office Building Sioux Falls, SD	$19,450,000	Craig Lloyd

Additional information regarding these acquisitions is set forth below.

Britain Towne, LLC. In January 2015, the UPREIT purchased a 168 unit residential apartment complex located in Bellevue, Nebraska from an entity of which Jerry Slusky is a member. The UPREIT issued 335,818 Partnership Units (then valued at approximately $3,736,000) and assumed $5,938,991 of mortgage indebtedness on the property,

One Oak Place. Between 2009 and 2011, the UPREIT invested a total of $2,500,000 to obtain a 45.8% interest in a limited partnership with George Gaukler, Stan Johnson and Jim Knutson also as owners. The limited partnership owned a 274 unit apartment complex located in Fargo, North Dakota. During 2013, the UPREIT also loaned $1,000,000 to the limited partnership to finance costs of construction. In August 2015, the loan was repaid and the UPREIT acquired ownership of the property. The UPREIT issued 724,779 of limited partnerships units (then valued at $10,146,906) to George Gaukler, James Knutson, Stan Johnson and other unrelated parties and assumed $34,500,000 of mortgage indebtedness. In addition, Dakota UPREIT converted its limited partnership interest to the new entity that owns and operates One Oak Place as a subsidiary of the UPREIT.

Hidden Pointe Building 2. In October 2016, the UPREIT acquired a second of the four 36 unit apartment buildings in the Hidden Pointe complex (see discussion above related to acquisition of Buildings 1 and 4 in the complex) from parties whom had purchased the building from George Gaukler in 2014. The UPREIT issued 61,623 Partnership Units (then valued at approximately $862,725) and assumed a mortgage obligation of approximately $2,572,419.

Hidden Pointe Building 3. In October 2016, the UPREIT acquired a third of the four 36 unit apartment building in the Hidden Pointe complex (see discussion above related to acquisition of Buildings 1, 2 and 4 in the complex) from George Gaukler and parties whom had purchased a partial interest in the building from George Gaukler in 2014. The UPREIT subsequently agreed to allow the purchasers to contribute their interests and receive UPREIT Partnership Units at specified contribution rates. The UPREIT issued 72,878 Partnership Units (valued at approximately $800,000, based upon the agreed contribution rates) and assumed a mortgage obligation of approximately $2,518,041 and paid cash of $131,959.

Dakota Roseland Apartments IX-XII, LLLP. In April 2014, the UPREIT loaned $2,500,000 to Dakota Roseland IX – XII, LLLP, an affiliate of George Gaukler and James Knutson, which was converted into approximately a 39% limited partnership interest in January 2017. Mr. Gaukler and Mr. Knutson advise the Trust that the four 36 unit residential apartment buildings located in Williston, North Dakota owned by the limited partnership were constructed at a cost of approximately $21,400,000.

Azool Retail Center. In November 2016, the UPREIT loaned to an entity of which Kevin Christenson was an owner $1,500,000 to finance the development of a 44,498 square foot retail facility located in Moorhead, Minnesota. In January 2017, the loan was repaid in connection with the acquisition of the Azool Center by the UPREIT for $9,435,000. Mr. Christenson was also the developer of the facility. The UPREIT issued 57,157 Partnership Units (then valued at $851,642), incurred a mortgage debt of $7,076,250 and paid $1,507,108 of cash for the purchase.

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MIDCO Building. In December, 2017, the UPREIT acquired a 105,837 square foot office building located in Sioux Falls, South Dakota from an entity affiliated with Craig Lloyd. Mr. Lloyd was elected as Trustee of the Trust in June 2017. The building was acquired for a purchase price of $19,450,000. In connection with the acquisition, the UPREIT issued to Mr. Lloyd and three others an aggregate of 118,213 Partnership Units and we placed a mortgage of $14,587,500 against the property.

SALES TO TRUSTEES OR THEIR AFFILIATES

Since January 1, 2016, neither the Trust, nor the UPREIT have sold any properties to a member of the Board of Trustees or an Affiliate of a Trustee.

LOANS TO OR FROM AFFILIATES

The Trust may obtain from or make loans to a member of the Board of Trustees or an Affiliate of a Trustee with the approval of the Board of Trustees, including a majority of the Independent Trustees. The Trust’s Declaration of Trust further requires the terms of the loan to be commercially reasonable and no less favorable to the Trust than loans between unaffiliated lenders and borrowers under the same circumstances. Since January 1, 2015 there have been no loans to the Trust or the UPREIT by members of the Board of Trustees or any Affiliate of a Trustee and the only loans made by the Trust or by the UPREIT to members of the Board of Trustees or any Affiliate of a Trustee that have been outstanding since January 1, 2014 are described below.

Dakota Roseland Apartments I, LLLP. In January 2013, the UPREIT loaned $750,000 to Dakota Roseland Apartments I, LLLP, an affiliate of George Gaukler and James Knutson. The loan carried interest at an annual rate of 7% and in January 2014 was converted by the UPREIT into membership interests in the limited partnership.

Dakota Roseland Apartments IX-XII, LLLP. In April 2014, the UPREIT loaned $2,500,000 to Dakota Roseland IX – XII, LLLP, an affiliate of George Gaukler and James Knutson. The loan carried interest at an annual rate of 5% and in January 2017 was converted by the UPREIT into membership interests in the limited partnership.

Azool Retail Center. In November 2016, the UPREIT loaned $1,500,000 to an affiliate of Kevin Christianson to finance the construction of the Azool Retail Center located in Moorhead, Minnesota. The loan carried interest at an annual rate of 6% and in January 2017 it was paid in full in connection with the acquisition of the Azool Retail Center by the UPREIT.

TRANSFERS AND REDEMPTION OF SHARES OR UPREIT UNITS BY TRUSTEES

In June 2017, George Gaukler sold 6,711.4094 Class A Shares to Craig Lloyd for $100,000 (approximately $14.90 per share). By such purchase, Mr. Lloyd obtained the required investment in the Trust or the UPREIT to qualify for service on the Board of Trustees.

In October 2017, Joe Hauer tendered for redemption by the UPREIT 11,186 of his UPREIT Units at a redemption price of $13.41 per Unit. In August 2018, Mr. Hauer tendered for redemption by the UPREIT an additional 11,186 of his UPREIT Units at a redemption price of $13.41 per Unit. As a result of such redemptions, Mr. Hauer held 200,556 Units as of December 31, 2018.

In November 2017, Brion Henderson sold 3,758 of his Class A Shares he held to independent parties. In December 2018, Mr. Henderson tendered for redemption by the UPREIT a total of 10,753 Units at a price of $13.95 per Unit and also tendered for redemption by the REIT a total of 2,584 Class A Shares at a redemption price of $13.95 per Share. As a result of such transfers and redemptions, Mr. Henderson held 14,509 Class A Shares and 46,674 of UPREIT Units as of December 31, 2018.

In May 2018, Jerry Slusky sold 7,000 of the 7,894 Class B Shares he held to independent parties. In February and in May 2018, Mr. Slusky tendered for redemption by the UPREIT a total of 22,371 of his UPREIT Units at a redemption price of $13.41 per Unit. In October 2018, Jerry Slusky tendered for redemption by the UPREIT a total of 17,921 of his UPREIT Units at a redemption price of $13.95 per Unit. As a result, Mr. Slusky held 894 Class B Shares and 257,186 UPREIT Units as of December 31, 2018.

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Securities Being Offered

The Trust is offering to existing shareholders of the Trust that elect to participate in the Trust’s Distribution Reinvestment Plan (the “DRIP”) up to 280,000 Class A Shares and up to 140,000 Class B Shares. The Offering is made under Regulation A of the SEC and pursuant to registration of the offer and issuance of the Shares with the securities administrators for the states of Arizona, Minnesota, North Dakota and South Dakota. With the SEC and with respect to Minnesota and North Dakota, we have qualified the offering and issuance of all 280,000 Class A Shares and all 140,000 Class B Shares. With respect to Nebraska and South Dakota, there is a limitation on the number of Shares which may be acquired by shareholders who reside or are domiciled in those states and the Trust may need to decline to accept requests for reinvestment of dividends that would involve our exceeding such limitations.

The rights and interests of such Shares are defined under the terms of a Sixth Amended and Restated Declaration of Trust as of June 13, 2017 (the “Declaration of Trust”) and the Bylaws, last amended as of April 25, 2017 (the “Bylaws”). Such rights and interests are summarized below. Any descriptions are qualified in their entirety by reference to the Declaration of Trust and the Bylaws, copies of which have been filed as exhibits to the Offering Statement the Trust has filed with the SEC of which this Offering Circular is a part.

The Shares issued pursuant to the Offering to participants in the DRIP will be issued at the rate of one Share for each $13.95 of dividend directed by the shareholder to be reinvested.

CLASSES OF SHARES

The Declaration of Trust provides that beneficial interests in the Trust are denominated as Shares and provides that the Trust may issue one or more classes of Shares. There is no limitation on the number of Shares that may be issued and the Declaration of Trust permits the issuance of fractional shares. As of the date of this Offering Circular, there are approximately 6,454,300 Class A Shares held by 480 shareholders and approximately 1,941,150 Class B Shares held by 420 shareholders issued and outstanding.

The Class A Shares are those issued prior to May 26, 2010 and all subsequently issued Shares that are denominated as Class A Shares. In establishing the Class B Shares, the Trust specified that the Class B Shares do not have voting rights, as do the Class A Shares. Except for the voting rights, all other rights and privileges are the same for the Class A and the Class B Shares.

LIMITATION ON SHARES WHICH MAY BE OWNED

The Declaration of Trust limits a shareholder to owning not more than 9.8% of the outstanding Shares and allows the Board of Trustees to prohibit a transfer that would result in the limitation being exceeded. Further, the Trust may redeem shares in excess of the limitation.

NO CERTIFICATES ISSUED TO EVIDENCE SHARES

The Bylaws provide for the Secretary of the Trust to maintain records of ownership of the outstanding shares. No certificates evidencing shares of the Trust are issued.

DISTRIBUTIONS

Under provisions of the Internal Revenue Code, qualification of the Trust as a REIT requires distribution by the Trust of at least 90% of its net taxable income to shareholders each year. The amount of distributions and when they are paid is determined by the Board of Trustees. It has been the practice of the Board of Trustees to declare and pay dividends on a quarterly basis. Such dividends are declared and paid to shareholders by or shortly after the end of January, April, July and October to the holders of shares as of the end of the then most recently concluded calendar quarter.

In determining the distributions to be declared, the Board of Trustees has taken into consideration Trust operations, cash flow, REIT taxation qualification requirements, and the financial condition of the Trust and the level of participation in the dividend reinvestment plan. Shares of Class A and Class B Shares have identical rights to receive dividends which may be declared. While no preferred or subordinate classes of shares in the Trust have been established, the Declaration of Trust permits the Board of Trustees to establish additional classes of stock which may have greater or lesser rights to dividends.

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Dividends have been declared and paid to shareholders each quarter since the Trust’s inception. Past payments of dividends, however, are not a guarantee of future dividend payments. Set forth below and on the following page is information set out on a quarterly basis from the first quarter of 2010 through 2018 regarding:

(a)	the prices for shares offered during the quarter to new investors in the Trust;

(b)	the dividends per share declared for payment during the quarter;

(c)	the total amount of dividends declared for payment during the quarter (together with reinvested distributions); and

(d)	the total of dividends and distributions reinvested during that year.

As discussed below, the Trust offers to shareholders the opportunity to elect reinvest dividends paid to them into Shares. The Trust also permits holders of limited partnership interests in the UPREIT to elect to have distributions paid to them by the UPREIT with respect to their limited partnership interests be applied to purchase Shares. In each case, the number of Shares issued will be based on the amount of the dividend or distribution elected to be invested into shares at a rate which is 90% of the prices for shares then being offered to new investors.

Year	Quarter	Per Share Offering Price	Per Share Dividend Declared	Total of Dividends Declared	Total of Dividends Reinvested
2010	1st Quarter	$8.00	$0.1175	$328,668	$259,598
	2nd Quarter	$8.00	$0.1175	$337,420	$262,276
	3rd Quarter	$8.00	$0.1175	$348,950	$273,836
	4th Quarter	$8.75	$0.1175	$353,300	$278,513
		Annual Total	$0.47	$1,368,338	$1,074,223
2011	1st Quarter	$8.75	$0.1175	$381,390	$303,645
	2nd Quarter	$8.75	$0.1175	$413,707	$321,695
	3rd Quarter	$8.75	$0.1175	$414,808	$323,102
	4th Quarter	$8.75	$0.1175	$419,538	$329,886
		Annual Total	$0.47	$1,629,743	$1,278,328
2012	1st Quarter	$8.75	$0.12	$432,530	$334,775
	2nd Quarter	$9.75	$0.13	$470,597	$368,870
	3rd Quarter	$9.75	$0.13	$553,739	$442,109
	4th Quarter	$9.75	$0.13	$589,713	$471,211
		Annual Total	$0.51	$2,046,579	$1,616,965
2013	1st Quarter	$9.75	$0.135	$632,536	$505,649
	2nd Quarter	$9.75	$0.135	$670,969	$536,078
	3rd Quarter	$9.75	$0.135	$735,282	$597,267
	4th Quarter	$10.50	$0.135	$789,131	$615,246
		Annual Total	$0.54	$2,827,918	$2,254,240
2014	1st Quarter	$10.50	$0.1375	$840,842	$633,064
	2nd Quarter	$10.50	$0.15	$962,749	$735,149
	3rd Quarter	$10.50	$0.15	$1,006,358	$779,530
	4th Quarter	$11.50	$0.15	$1,040,688	$821,669
		Annual Total	$0.5875	$3,850,637	$2,969,412
2015	1st Quarter	$11.50	$0.16	$1,186,932	$958,142
	2nd Quarter	$11.50	$0.175	$1,431,847	$1,164,120
	3rd Quarter	$14.00	$0.18	$1,497,752	$1,218,277
	4th Quarter	$14.00	$0.18	$1,606,363	$1,321,748
		Annual Total	$0.695	$5,722,894	$4,662,287
2016	1st Quarter	$14.00	$0.18	$1,741,635	$1,444,805
	2nd Quarter	$14.00	$0.18	$1,627,388	$1,289,028
	3rd Quarter	$14.90	$0.18	$1,420,921	$1,049,889
	4th Quarter	$14.90	$0.19	$1,520,736	$1,119,411
		Annual Total	$0.73	$6,231,680	$4,903,133
2017	1st Quarter	$14.90	$0.19	$1,533,607	$1,129,259
	2nd Quarter	$14.90	$0.19	$1,403,865	$995,643
	3rd Quarter	$14.90	$0.19	$1,417,310	$1,005,469
	4th Quarter	$14.90	$0.19	$1,430,719	$945,243
		Annual Total	$0.76	$5,785,501	$4,075,614
2018	1st Quarter	$14.90	$0.19	$1,448,729	$946,216
	2nd Quarter	$14.90	$0.19	$1,483,134	$938,086
	3rd Quarter	$14.90	$0.19	$1,511,541	$934,726
	4th Quarter	$14.90	$0.19	$1,550,820	$955,454
		Annual Total	$0.76	$5,994,224	$3,774,483

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Due primarily to depreciation deductions, the Trust’s cash flow from operations is expected to exceed its taxable income, and to the extent such cash flow in excess of taxable income is distributed to shareholders as dividends, it is expected that a portion of the dividends to shareholders from cash from operations will be deemed to be a return of capital. A return of capital is applied to reduce the shareholder’s tax basis in his or her Shares and is nontaxable until the basis has been reduced to zero. Thereafter, such return of capital would be a taxable gain. Trust liquidation proceeds, if any, received by a shareholder, which exceed the shareholder’s basis, will be taxed as a gain at the time of receipt.

The UPREIT holds its properties for varying periods. It may sell a property or borrow against the value of the property. The proceeds from such a sale or financing, on a property-by-property basis, are expected to be applied:

First, repay debt owed with respect to the property sold or refinanced;

Secondly, to acquire additional properties; and

Thirdly, to fund distributions to the Trust and to Limited Partners of the UPREIT.

To the extent that proceeds from the sale of properties are not sufficient to meet the debt owed with respect to the property sold, UPREIT will incur a loss on the sale.

DIVIDEND AND DISTRIBUTION REINVESTMENT PLANS

The Trust offers its shareholders the opportunity to reinvest dividends in additional shares of the same class with respect to which the dividend is paid. The price for shares purchased under this plan is discounted from the then current offering price by 10%. If there is no then current offering, the cash dividend payable to a shareholder who has elected to participate in the plan will be held by the Trust until the next offering is commenced. A shareholder may elect at any time to join the Dividend Reinvestment Plan. A copy of the Dividend Reinvestment Plan is attached as an Exhibit to the Offering Statement filed with the SEC of which this Offering Circular is a part. Shareholders will pay no commissions or fees in participating in the Dividend Reinvestment Plan.

The Trust previously offered its limited partners of the UPREIT the opportunity to invest distributions paid to them by the UPREIT to the purchase of shares, but in April 2018, we have discontinued that offer with the establishment by the UPRIET of a Distribution Reinvestment Plan which permits the participants to apply distributions to the purchase of additional limited partnership Units. As with the Dividend Reinvestment Plan, limited partners who elect to reinvest distributions do so at a price which is 90% of the then applicable per share Offering Price.

A copy of the Distribution Reinvestment Plan is attached as an Exhibit to the Offering Statement filed with the SEC of which this Offering Circular is a part. No commissions or fees will be paid by those participating in the Distribution Reinvestment Plan.

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VOTING

Holders of Class A Shares have the right to vote regarding amendments to the Declaration of Trust, changes to the Bylaws, election of Trustees, liquidation, roll-up transactions, sale of the Trust, and the term of the Trust. Such holders also have the right to demand a special meeting of shareholders. Holders of Class B Shares do not have any voting rights with respect to their Class B Shares. Holders of Class A Shares have one vote for each Share of Class A Share owned, except with respect to the election of members to the Board of Trustees. Election of Trustees is to involve “cumulative voting” in which the holder of Class A Shares has a number of votes equal to the Class A Shares held multiplied by the number of Trustees to be elected. The holder may allocate the votes among those standing for election as the holder selects including the allocation of all votes to a single candidate.

The Bylaws allow for the use of voting by written proxy. The Bylaws also allow for action to be taken by a writing signed by the holders of shares as would be needed to approve the action at a meeting of shareholders of the Trust.

The Trust is to hold an annual meeting of shareholders by June 30 of each year. Special meetings of shareholders may be called by Board of Trustees or the President and will be called upon written request by holders of ten percent or more of the voting power. A quorum to transact business at the annual or a special meeting is a majority of the issued and outstanding shares.

TRANSFERS OF SHARES

The Offering is made pursuant to the provisions of the SEC’s Regulation A and qualification under laws of certain states. Under such regulations, the purchasers of Shares in this Offering will have the rights to transfer the Shares they acquire. Prior offerings of Shares were pursuant to claimed exemptions from registration under the Securities Act of 1933 to residents of the State of North Dakota. Such exemption required the Trust to restrict purchasers of Shares in those prior offerings from reselling their Shares to purchasers who are not residents of North Dakota. Such restrictions, however, have all ended.

There is currently no trading market for outstanding Shares of the Trust and there can be no assurance that a public market will ever develop for the Shares in this Offering.

SHARE REDEMPTION PROGRAM

To provide shareholders with an opportunity for liquidity with respect to our Shares, we have offered to shareholders who have held their Shares for at least one year the right to request the redemption of up to $150,000 of their Shares each year. The redemption price has been the then current price at which the Shares are offered by the Trust for sale to new investors, subject to a redemption fee of 10%. If there is no then current public offering price for the Shares to be redeemed at the time of a requested redemption, then the Board of Trustees may establish a redemption price. In the event of the death of a shareholder within twelve months of the acquisition of Shares, the Trust may waive the one-year holding period requirement.

The Trust may use any available cash flow not otherwise dedicated to a particular use to meet these redemption needs, including cash proceeds from the distributions paid to the Trust by UPREIT, new offerings, borrowing, and capital transactions. Consideration by the Board of Trustees of Share redemption requests will generally be made on a first-come, first-served basis. The Trust cannot guarantee that it will have sufficient available cash flow to accommodate all requests when made. If the Trust does not have such sufficient funds available, at the time when redemption is requested, the shareholder requesting redemption may (i) withdraw their request for redemption or (ii) ask that the Trust honor their request at such time, if ever, when sufficient funds become available. Such pending requests will generally be honored on a first-come, first-served basis.

The Board of Trustees reserves the absolute right to reject any request for redemption of Shares. Additionally, the Board of Trustees may terminate, suspend or amend the Share Redemption Program at any time without shareholder approval if the Trustees believe such action is in the best interest of the Trust or if they determine the funds otherwise available to fund our Share redemption are needed for other purposes.

The following table identifies the share redemptions by class and the amounts paid in such redemption for in calendar years 2017 and 2018:

	Class A Shares	Class B Shares
2017	$442,403 paid for 32,583 shares	$456,106 paid for 34,012 shares
2018	$850,609 paid for 61,470 shares	$213,476 paid for 15,139 shares

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LIMITED LIABILITY OF SHAREHOLDERS

The Trust is an unincorporated business trust organized and registered under North Dakota law. No individual shareholder is to be personally liable as such for any liabilities, debts or obligations of, or claim against, the Trust wherever arising, and whether arising before or after such shareholder became the owner or holder of Shares thereof. No shareholder shall be held to any personal liability whatsoever in connection with the affairs of the Trust, and all persons shall look solely to the Trust for satisfaction of claims of any nature and the Trust shall be solely liable therefore and resort shall be had solely to the Trust for the payment.

In respect to tort claims, contract claims where shareholder liability is not negated, claims for taxes and certain statutory liabilities, it is possible that shareholders may, in jurisdictions other than North Dakota, be held personally liable to the extent that such claims are not satisfied by the Trust. This is because some other jurisdictions (where the Trust may acquire property) have not, by specific legislation or case law, granted limited liability to shareholders (beneficiaries) of a business trust. In any such event, however, the shareholder would be entitled to reimbursement (and indemnity) from the general assets of the Trust. Under the terms of the Amended and Restated Declaration of Trust, the Shares being offered hereby will not be subject to further calls or assessments by the Trust. All agreements of the Trust expressly will include a provision that shareholders have no personal liability thereunder. The Trust does not believe that shareholders are exposed to any significant risk, however because (i) the Trust’s assets are expected to be adequate to meet its obligations, (ii) all contract claims will be negated as described in the preceding sentence, (iii) Trust mortgages, if any, will be non-recourse, and (iv) the Trust will carry insurance which the Trust considers adequate to cover probable tort claims. In addition, if the Trust or its counsel believes there is a question of liability in any state where the Trust may acquire property, the Trust will likely acquire such property through a wholly-owned real estate investment trust subsidiary corporation or limited liability company, and this would further limit or eliminate any such possible shareholder liability.

ACCESS TO RECORDS

Any shareholder and any designated representative thereof shall be permitted access to all records of the Trust at all reasonable times, and may inspect and copy any of them. Inspection of the Trust books and records shall be provided upon reasonable notice and during normal business hours. An alphabetical list of the names, addresses, and telephone numbers of the shareholders of the Trust along with the number of Shares held by each of them (the “Shareholder List”) shall be maintained as part of the books and records of the Trust and shall be available for inspection by any shareholder or the shareholder’s designated agent at the home office of the Trust upon the request of the shareholder. The Shareholder List shall be updated at least quarterly to reflect changes in the information contained therein. A copy of the Shareholder List shall be mailed to any shareholder requesting the Shareholder List within ten days of the request. The copy of the Shareholder List shall be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than 10-point type). A reasonable charge for copy work may be charged by the Trust. If the Advisor or Trustees neglects or refuses to exhibit, produce, or mail a copy of the Shareholder List as requested, the Advisor, and the Trustees shall be liable to any shareholder requesting the list for the costs, including attorneys’ fees, incurred by that shareholder for compelling the production of the Shareholder List, and for actual damages suffered by any shareholder by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Shareholder List is to secure such list of shareholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a shareholder relative to the affairs of the Trust. The Trust may require shareholders requesting the Shareholder List to represent that the list is not requested for a commercial purpose unrelated to the shareholder’s interest in the Trust. The remedies provided hereunder to shareholders requesting copies of the Shareholder List are in addition to, and shall not in any way limit, other remedies available to shareholders under federal law, or the laws of any state.

REPORTS TO SHAREHOLDERS

The Trust shall cause to be prepared and mailed or delivered to each shareholder as of a record date after the end of the fiscal year and each holder of other publicly held securities of the Trust within 120 days after the end of the fiscal year to which it relates an annual report for each fiscal year ending after the initial public Offering of its securities which shall include: (a) financial statements prepared in accordance with generally accepted accounting principles which are audited and reported on by independent certified public accountants; (b) the ratio of the costs of raising capital during the period to the capital raised; (c) the aggregate amount of advisory fees and the aggregate amount of other fees paid to the Advisor and any Affiliate of the Advisor by the Trust and including fees or charges paid to the Advisor and any Affiliate of the Advisor by third parties doing business with the Trust; (d) the total operating expenses of the Trust, stated as a percentage of average invested assets and as a percentage of its net income; (e) a report from the independent trustees that the policies being followed by the Trust are in the best interests of its shareholders and the basis for such determination; and (f) separately stated, full disclosure of all material terms, factors, and circumstances surrounding any and all transactions involving the Trust, Trustees, Advisors, Sponsors and any Affiliates thereof occurring in the year for which the annual report is made. Independent Trustees shall be specifically charged with a duty to examine and comment in the report on the fairness of such transactions.

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FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of an investment in the Shares in this Offering. For purposes of this section under the heading “Federal Income Tax Considerations,” references to “the Trust,” “we,” “our” and “us” mean only Dakota Real Estate Investment Trust and not its subsidiaries or other lower-tier entities, except as otherwise indicated. References to “UPREIT” means the Dakota UPREIT, Limited Partnership, a North Dakota limited partnership and the operating partnership of the Trust. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the Internal Revenue Service, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain a position contrary to any of the tax consequences described below. We have not sought and do not currently expect to seek an advance ruling from the Internal Revenue Service regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we will operate the Trust and its subsidiaries and affiliated entities in accordance with their applicable organizational documents. This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

●	financial institutions;
●	insurance companies;
●	broker-dealers;
●	regulated investment companies;
●	partnerships and trusts;
●	persons who hold our Shares as nominees on behalf of other persons;
●	persons who receive our Shares through the exercise of employee stock options (if we ever have employees) or otherwise as compensation;
●	persons holding our Shares as part of a “straddle,” “hedge,” “conversion transaction,” “constructive ownership transaction,” “synthetic security” or other integrated investment;
●	“S” corporations; and, except to the extent discussed below:
●	tax-exempt organizations.

This summary assumes that investors will hold their trust Shares as a capital asset, which generally means as property held for investment.

The federal income tax treatment of holders of our trust Shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular shareholder of holding our trust Shares will depend on the shareholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, local and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our trust Shares.

TAXATION OF THE TRUST

Beginning with its tax year ending December 31, 2000, the Trust has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. A REIT generally is not subject to federal income tax on the income that it distributes to shareholders if it meets the applicable REIT dividend requirements and other requirements for qualification.

Beginning with its tax year ending December 31, 2000, the Trust believes that it is organized and has operated, and the Trust intends to continue to operate, in a manner to qualify as a REIT, but there can be no assurance that the Trust will qualify or remain qualified as a REIT.

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Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of Share and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by our attorneys. We have not requested a legal opinion from our attorneys regarding the taxable status of the Trust in connection with the offering of our Shares. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

TAXATION OF REITS IN GENERAL

Our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the Internal Revenue Service will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. (See “Failure to Qualify.”)

Provided that we qualify as a REIT, generally we will be entitled to a deduction for distributions that we pay to our shareholders and therefore will not be subject to federal corporate income tax on our taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the shareholder level upon distribution to our shareholders.

Corporate distributions from REITs are generally taxed at ordinary tax rates. Distributions from us and from other entities taxed as REITs will typically not be taxed as “qualifying dividends”, meaning that they will not enjoy the preferential 15% or 20% capital gains tax rates. (See “Taxation of Shareholders—Taxation of Taxable Domestic Shareholders—Distributions.”)

As set forth in Tax Cuts and Jobs Act, however, for taxable years prior to 2026, individual shareholders are generally allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations, which would reduce the maximum marginal effective tax rate for individuals on the receipt of such ordinary dividends to 29.6%.

Any net operating losses and other tax attributes generally do not pass through to our shareholders, subject to special rules for certain items such as the capital gains that we recognize. (See “Taxation of Shareholders.”)

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

●	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

●	We may be subject to the “alternative minimum tax” (for taxable years before 2018) on our items of tax preference, including any deductions of net operating losses.

●	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. (See “Prohibited Transactions” and “Foreclosure Property.”)

●	If we elect to treat property that we acquire by foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 21%).

●	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

●	If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 21%) if that amount exceeds $50,000 per failure.

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●	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

●	We may be required to pay monetary penalties to the Internal Revenue Service in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “Requirements for Qualification—General.”

●	A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arm’s-length terms.

●	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

●	The earnings of our subsidiaries, including any subsidiary we may elect to treat as a TRS, are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

REQUIREMENTS FOR QUALIFICATION—GENERAL

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable Shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding Shares are owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities); and

(7)	which meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Our charter provides restrictions regarding the ownership and transfer of our Shares, which are intended to assist us in satisfying the Share ownership requirements described in conditions (5) and (6) above. In addition, our charter restricts the ownership and transfer of our Shares so that we should continue to satisfy these requirements.

To monitor compliance with the Share ownership requirements, we generally are required to maintain records regarding the actual ownership of our Shares. To do so, we must demand written statements each year from the record holders of significant percentages of our Shares and the record holders must disclose the actual owners of the Shares (i.e., the persons required to include our distributions in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our Shares and other information.

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In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby satisfy this requirement.

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “Income Tests,” in cases where a violation is due to reasonable cause and not to willful neglect and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (See “Asset Tests”) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions will be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

EFFECT OF SUBSIDIARY ENTITIES

Ownership of Partnership Interests

If we are a partner in an entity that is treated as a partnership for federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our UPREIT partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

The Trust has control over UPREIT and intends to operate it in a manner that is consistent with the requirements for qualification of the Trust as a REIT. (See “Tax Aspects of the Trust’s Ownership of Interests in UPREIT.”)

As of January 1, 2018, the Bipartisan Budget Act of 2015 changed the rules applicable to United States federal income tax audits of partnerships. Under new rules, among other changes and subject to certain exceptions, any audit adjustments to items of income, gain, loss, deduction or credit of a partnership (and any partner’s distributive share thereof) is determined, and resulting taxes, interest or penalties are assessed and collected, at the partnership level. It is possible that the new rules could result in our UPREIT partnerships being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we could be required to bear the economic burden of those taxes, interest and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment.

Disregarded Subsidiaries

If we own a corporate subsidiary that is a qualified REIT subsidiary, that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to as “pass-through subsidiaries.”

If a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. (See “Asset Tests” and “Income Tests.”)

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Taxable Corporate Subsidiaries

In the future we may jointly elect with any of our subsidiary corporations, whether or not wholly owned, to treat such subsidiary corporations as taxable REIT subsidiaries, or TRSs. A REIT is permitted to own up to 100% of the Shares of one or more TRSs. A domestic TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the Shares will automatically be treated as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 20% (25% for taxable years before 2018) of the value of a REIT’s assets may consist of Shares or securities of one or more TRSs.

The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a TRS or other taxable corporation generally is subject to corporate income tax on its earnings, that may reduce the cash flow which we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our shareholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the Shares issued by a taxable subsidiary to us are an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below.

Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use those entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions.

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS with a debt-equity ratio in excess of 1.5 to 1 may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

We may own TRSs that are organized outside of the United States. For example, we may hold certain investments and instruments through TRSs to the extent that direct ownership by us could jeopardize our compliance with the REIT qualification requirements, and we may make TRS elections with respect to certain offshore issuers of certain instruments to the extent that we do not own 100% of the offshore issuer’s equity. Special rules apply in the case of income earned by a taxable subsidiary corporation that is organized outside of the United States. Depending upon the nature of the subsidiary’s income, the parent REIT may be required to include in its taxable income an amount equal to its share of the subsidiary’s income, without regard to whether, or when, such income is distributed by the subsidiary. (See “Income Tests.”) A TRS that is organized outside of the United States may, depending upon the nature of its operations, be subject to little or no federal income tax. There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We currently expect that any offshore TRSs will rely on that exemption or otherwise operate in a manner so that they will generally not be subject to federal income tax on their net income at the entity level.

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INCOME TESTS

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), “rents from real property,” distributions received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other distributions, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (which we refer to as a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the real property is not held as inventory or dealer property or primarily for sale to customers in the ordinary course of business. To the extent that we derive interest income from a mortgage loan or income from the rental of real property (discussed below) where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not on the net income or profits of the borrower or lessee. This limitation does not apply; however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide noncustomary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the properties. For purposes of this test, we are deemed to have received income from such non-customary services in an amount equal to at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any distributions that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

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If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the Internal Revenue Service setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “Taxation of REITs in General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

ASSET TESTS

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include the Trust’s allocable share of real estate assets held by UPREIT, including interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, some kinds of mortgage-backed securities and mortgage loans and debt instruments issued by publicly-offered REITs. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code.

Fourth, the aggregate value of all securities of taxable REIT subsidiaries that we hold may not exceed 20% (25% for taxable years before 2018) of the value of our total assets.

Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the Internal Revenue Service with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 21%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT, and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “Income Tests.” In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

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No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the Internal Revenue Service will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

ANNUAL DISTRIBUTION REQUIREMENTS

In order to maintain our REIT status, we are required to make distributions, other than capital gain distributions, to our shareholders in an amount at least equal to:

(a)	the sum of

(1)	90% of our “REIT taxable income,” computed without regard to our net capital gains and the dividends paid deduction, and

(2)	90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(b)	the sum of specified items of non-cash income.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular distribution payment after such declaration. In order for distributions to be counted for this purpose, and to provide a tax deduction for us, the distributions must not be “preferential dividends.” A distribution is not a preferential dividend if the distribution is (1) pro rata among all outstanding Shares within a particular class, and (2) in accordance with the preferences, if any, among different classes of Shares as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute our net long-term capital gains and pay tax on such gains. In this case, we could elect for our shareholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our shareholders would then increase their adjusted basis of their Shares by the difference between (a) the amounts of capital gain distributions that we designated and that they include in their taxable income, minus (b) the tax that we paid on their behalf with respect to that income.

To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Under amendments made by the Tax Cuts and Jobs Act to Section 172 of the Internal Revenue Code, our deduction for any net operating loss carryforwards arising from losses we sustain in taxable years beginning after December 31, 2017 is limited to 80% of our taxable income (determined without regard to the deduction for dividends paid), and any unused portion of losses arising in taxable years after December 31, 2017 may not be carried back, but may be carried forward indefinitely. Such losses, however, will generally not affect the character, in the hands of our shareholders, of any distributions that are actually made as ordinary dividends or capital gains. (See “Taxation of Shareholders—Taxation of Taxable Domestic Shareholders—Distributions.”)

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If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid corporate income tax.

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) our actual receipt of cash, including receipt of distributions from our subsidiaries, and (b) our inclusion of items in income for federal income tax purposes.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay distributions in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for distributions paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in “Income Tests” and “Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax (for taxable years before 2018), on our taxable income at regular corporate rates. We cannot deduct distributions to shareholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic shareholders that are individuals, trusts and estates will generally be taxable at capital gains rates. In addition, subject to the limitations of the Internal Revenue Code, corporate distributions may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

PROHIBITED TRANSACTIONS

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term prohibited transaction generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and so that no sale of any such asset will be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will potentially be subject to tax in the hands of the corporation at regular corporate rates, nor does the 100% tax apply to sales that qualify for a safe harbor as described in Section 857(b)(6) of the Internal Revenue Code.

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FORECLOSURE PROPERTY

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

TAXATION OF SHAREHOLDERS

Taxation of Taxable Domestic Shareholders

Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable domestic shareholders out of current or accumulated earnings and profits that we do not designate as capital gain distributions will generally be taken into account by shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our distributions are not eligible for taxation at the preferential income tax rates (i.e., the 15% or 20% maximum federal rates) for qualified distributions received by domestic shareholders that are individuals, trusts and estates from taxable C corporations. Such shareholders, however, are taxed at the preferential rates on distributions designated by and received from REITs to the extent that the distributions are attributable to:

●	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

●	distributions received by the REIT from TRSs or other taxable C corporations; or

●	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our shareholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder that receives such distribution has held its Shares. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Internal Revenue Code will treat our shareholders as having received, solely for tax purposes, our undistributed capital gains, and the shareholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. (See “Taxation of the Trust—Annual Distribution Requirements.”) Corporate shareholders may be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of either 15% or 20% depending on the individual’s income in the case of shareholders that are individuals, trusts and estates, and 21% in the case of shareholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a shareholder to the extent that the amount of such distributions does not exceed the adjusted basis of the shareholder’s Shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the shareholder’s Shares. To the extent that such distributions exceed the adjusted basis of a shareholder’s Shares, the shareholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the Shares have been held for one year or less. In addition, any distribution that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the distribution before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. (See “Taxation of the Trust—Annual Distribution Requirements.”) Under amendments made by the Tax Cuts and Jobs Act to Section 172 of the Internal Revenue Code, a REIT’s deduction for any net operating loss carryforwards arising from losses it sustains in taxable years beginning after December 31, 2017 is limited to 80% of a REIT’s taxable income (determined without regard to the deduction for dividends paid), and any unused portion of losses arising in taxable years ending after December 31, 2017 may not be carried back, but may be carried forward indefinitely. Such losses, however, are not passed through to shareholders and do not offset income of shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of shareholders to the extent that we have current or accumulated earnings and profits.

57

Dispositions of Our Shares. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our Shares will be subject to a maximum federal income tax rate of either 15% or 20% depending on income if the Shares are held for more than one year, and will be taxed at ordinary income rates (of up to 37%) if the Shares are held for one year or less. In either case, these gains may also be subject to a 3.8% net investment income tax, depending on income. Gains recognized by shareholders that are corporations are subject to federal income tax at a maximum rate of 21%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a shareholder upon the disposition of our Shares that were held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of trust Shares by a shareholder who has held the Shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the shareholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our Shares or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the Internal Revenue Service. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our trust Shares or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Unearned Income Medicare Tax. Under the Health Care and Education Reconciliation Act of 2010, amending the Patient Protection and Affordable Care Act, high income U.S. individuals, estates and trusts will be subject to an additional 3.8% tax on net investment income starting in 2013. For these purposes, net investment income includes dividends and gains from sales of stock. In the case of an individual the tax will be 3.8% of the lesser of the individuals’ net investment income or the excess of the individuals’ modified adjusted gross income over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual. U.S. shareholders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of Shares.

Adjustment to Reduced Tax Rate Provisions. The American Taxpayer Relief Act of 2012, eliminated certain sunset provisions described herein. Starting in 2013, the 15% capital gains and qualifying dividends is applicable only where taxable income is below certain thresholds. These thresholds are as follows: for married filers if their taxable income is below $479,001, for single filers if their taxable income is below $425,801, for heads of households if their taxable income is below $452,401 and for married individuals filed separately is below $239,500. Beyond those income thresholds, the tax rate is 20% for capital gains and qualified dividends.

Passive Activity Losses and Investment Interest Limitations. Distributions that we make and gain arising from the sale or exchange by a domestic holder of our Shares will not be treated as passive activity income. As a result, shareholders will not be able to apply any “passive losses” against income or gain relating to our Shares. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the Internal Revenue Service has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt holder has not held our Shares as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), and (2) our Shares are not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our Shares generally should not give rise to UBTI to a tax-exempt shareholder.

58

Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such shareholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our Shares could be required to treat a percentage of its distributions as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our Shares, or (2) a group of pension trusts, each individually holding more than 10% of the value of our Shares, collectively owns more than 50% of our Shares. Certain restrictions on ownership and transfer of our Shares should generally prevent a tax-exempt entity from owning more than 10% of the value of our Shares and should generally prevent us from becoming a pension-held REIT.

Tax-exempt shareholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning our Shares.

TAX ASPECTS OF THE TRUST’S OWNERSHIP INTEREST IN UPREIT

General

All of our investments are held indirectly through UPREIT. In general, partnerships are “pass-through” entities that are not subject to federal income tax at the partnership level. However, a partner is allocated its proportionate share of the items of income, gain, loss, deduction and credit of a partnership, and is required to include these items in calculating its tax liability, without regard to whether it receives a distribution from the partnership. We include our proportionate share of these partnership items in our income for purposes of the various REIT income tests and the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our proportionate share of assets held through UPREIT.

Entity Classification

We believe that UPREIT will be treated as a partnership for federal income tax purposes and will not be taxable as a corporation. If UPREIT were treated as a corporation, it would be subject to an entity level tax on its income and we could fail to meet the REIT income and asset tests.

A partnership is a “publicly traded partnership” under Section 7704 of the Internal Revenue Code if:

●	interests in the partnership are traded on an established securities market; or

●	interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

Under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership.

UPREIT currently takes the reporting position for federal income tax purposes that it is not a publicly traded partnership. There is a significant risk, however, that the right of a holder of UPREIT Units to redeem UPREIT Units for the Trust Shares could cause UPREIT Units to be considered readily tradable on the substantial equivalent of a secondary market. Moreover, if UPREIT Units were considered to be tradable on the substantial equivalent of a secondary market, either now or in the future, UPREIT cannot provide any assurance that it would qualify for any of the safe harbors mentioned above, or that, if it currently qualifies for a safe harbor, UPREIT will continue to qualify for any of the safe harbors in the future.

If UPREIT is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Internal Revenue Code. Qualifying income is generally real property rents and, other types of passive income. We believe that UPREIT will have sufficient qualifying income so that it will be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to the Trust in order for it to qualify as a REIT under the Internal Revenue Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although a difference exists between these two income tests regarding whether rent is considered from a related tenant, we do not believe that this difference would cause UPREIT not to satisfy the 90% gross income test applicable to publicly traded partnerships.

59

Final anti-abuse Treasury regulations have been issued under the partnership provisions of the Internal Revenue Code that authorize the Internal Revenue Service, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public Offering to a partnership in exchange for a General Partnership interest. The Limited Partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. Some Limited Partners have the right, beginning two years after the formation of the partnership, to require the redemption of their Limited Partnership Interests in exchange for cash or REIT stock. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions and, thus, cannot be recast by the Internal Revenue Service. However, redemption rights associated with certain UPREIT Limited Partnership Interests will not conform in all respects with the redemption rights in the foregoing example. Moreover, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot provide any assurance that the Internal Revenue Service will not attempt to apply the anti-abuse regulations to it. Any such action could potentially jeopardize the Trust’s status as a REIT and materially affect the tax consequences and economic return resulting from an investment in the Trust.

Allocations of Partnership Income, Gain, Loss, Deduction and Credit

A partnership agreement will generally determine the allocation of income and loss among partners. However, those allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the applicable Treasury Regulations, which generally require that partnership allocations respect the economic arrangement of the partners.

If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to the item. The allocations of taxable income and loss provided for in the partnership agreement of UPREIT are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

Tax Allocations with Respect to the Properties

Under Section 704(c) of the Internal Revenue Code, income, gain, loss, deduction and credit attributable to a property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, as applicable, the difference between the adjusted tax basis and the fair market value of property at the time of contribution. The difference is known as a book-tax difference. Section 704(c) allocations are for federal income tax purposes only and do not affect the book capital accounts or other economic or legal arrangements among the partners. Under Treasury Regulations promulgated under Section 704(c) of the Internal Revenue Code, similar rules apply when a partnership elects to “revalue” its assets in limited situations, such as when a contribution of property is made to a partnership by a new partner.

The Limited Partnership Agreement of UPREIT requires that these allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code. Treasury Regulations under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences, including retention of the “traditional method” or the election of alternative methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. UPREIT and the Trust have determined to use the traditional method of accounting for book-tax differences with respect to the properties initially contributed to UPREIT on its formation or subsequently acquired by merger or contribution.

In general, if any asset contributed to or revalued by UPREIT is determined to have a fair market value that is greater than its adjusted tax basis, partners who have contributed those assets, including possibly the Trust, will be allocated lower amounts of depreciation deductions as to specific properties for tax purposes by UPREIT and increased taxable income and gain on sale. Thus, the Trust, as a partner of UPREIT, may be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of contributed assets. These amounts may be in excess of the economic or book income allocated to it as a result of the sale and, as a result, the allocation might cause the Trust, as a partner of UPREIT, to recognize taxable income in excess of the cash distribution received. This excess taxable income is sometimes referred to as “phantom income.” Because the Trust relies on cash distributions from UPREIT to meet its REIT distribution requirements, which are specified percentages of its REIT taxable income, the recognition of this phantom income might adversely affect the Trust’s ability to comply with those requirements. In this regard, it should be noted that as the General Partner of UPREIT, the Trust will determine, taking into account the tax consequences to it, when and whether to sell any given property.

60

BACKUP WITHHOLDING AND INFORMATION REPORTING

We will report to our domestic shareholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a domestic shareholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A domestic shareholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of a capital gain distribution to any domestic shareholder who fails to certify its non-foreign status.

We must report annually to the Internal Revenue Service and to each non-U.S. shareholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty. A non-U.S. shareholder may be subject to backup withholding unless applicable certification requirements are met.

If we take an organizational action such as a split of our Stock, a merger of the Trust, complete certain acquisitions, or make distributions that exceed our current or accumulated earnings and profits, we will report to each shareholder and to the IRS a description of the action and the quantitative effect of that action on the tax basis of the applicable Shares. Although corporations generally qualify as exempt recipients, an S Corporation will not qualify as an exempt recipient with respect to our Shares that the S corporation acquires on or after January 1, 2012. Thus, the transfer or redemption of our Shares acquired by an S corporation on or after January 1, 2012 will be subject to the reporting requirements discussed above.

Payment of the proceeds of a sale of our trust Shares within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. shareholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our trust Shares conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

OTHER TAX CONSIDERATIONS

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review. No assurances can be given as to whether or in what form the U.S. federal income tax laws applicable to us and our shareholders may be changed, possibly with retroactive effect. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our Shares. Additionally, the recently enacted Tax Cuts and Jobs Act may affect our shareholders and may indirectly affect us. These rules were enacted with varying effective dates, some of which are retroactive. Furthermore, it is not clear when the Internal Revenue Service will issue administrative guidance and technical corrections on the changes made in the Tax Cuts and Jobs Act. Investors should consult with their tax advisers regarding the effect of the Tax Cuts and Jobs Act in their particular circumstances.

State, Local and Foreign Taxes

We and our subsidiaries and shareholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own real property assets located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our shareholders may not conform to the federal income tax treatment discussed above. We may own foreign real estate assets and pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign real estate assets may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to shareholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our Shares.

LEGAL MATTERS AND AUDIT

The validity and legality of the Shares offered hereby will be passed upon for the Trust by Felhaber Larson, Minneapolis, MN.

The audited financial statement included in this Offering Circular have been audited by Eide Bailly LLP, independent certified public accountants.

61

Consolidated Financial Statements

December 31, 2018 and 2017

Dakota Real Estate Investment Trust

62

Dakota Real Estate Investment Trust

Table of Contents

December 31, 2018 and 2017

63

Independent Auditor’s Report

Board of Trustees

Dakota Real Estate Investment Trust

Fargo, North Dakota

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Dakota Real Estate Investment Trust, which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations and other comprehensive income, shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dakota Real Estate Investment Trust as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Report on Supplementary Information

Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The supplementary information on page 35 is presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in relation to the consolidated financial statements taken as a whole.

Bismarck, North Dakota

March 26, 2019

F-1

Dakota Real Estate Investment Trust

Consolidated Balance Sheets

December 31, 2018 and 2017

	2018	2017

Assets

Real Estate Investments
Property and Equipment held for rent - Notes 2 and 7	$467,954,032	$465,803,419
Investments in Partnerships	3,773,893	4,448,451

Total Real Estate Investments	471,727,925	470,251,870

Cash	3,707,191	4,100,614
Restricted Deposits	9,328,470	8,408,197
Accounts Receivable
Tenant, less Allowance for Doubtful Accounts of $558,624 in 2018 and $821,996 in 2017	819,010	853,666
Straight-Line Rent Receivable	1,313,799	375,301
Other	-	9,144
Due from Related Party	859,834	626,013
Prepaid Expenses	1,494,771	1,213,832
Fair Value of Interest Rate Swaps	697,161	599,688

	$489,948,161	$486,438,325

Liabilities

Mortgage Note Payable, less unamortized debt issuance costs of $2,136,299 in 2018 and $2,454,682 in 2017	$361,043,897	$358,891,210
Short-Term Notes Payable	-	3,500,000
Special Assessments Payable	3,613,621	3,514,083
Tenant Security Deposits Payable	2,354,362	2,112,485
Accounts Payable	1,617,176	1,277,250
Fair Value of Interest Rate Swaps	746,512	-
Accrued Expenses
Real Estate Taxes	4,591,350	4,287,513
Interest	904,726	897,107
Other	613,736	845,006
Total Liabilities	375,485,380	375,324,654

Shareholders’ Equity

Noncontrolling Interest in Operating Partnership	57,157,735	58,692,682
Beneficial Interest	57,354,397	51,821,301
Accumulated comprehensive income (loss)	(49,351)	599,688
	114,462,781	111,113,671

	$489,948,161	$486,438,325

See Notes to Consolidated Financial Statements

F-2

Dakota Real Estate Investment Trust

Consolidated Statements of Operations and Other Comprehensive Income

Years Ended December 31, 2018 and 2017

	2018	2017

Income From Rental Operations	$60,376,411	$57,619,008

Expenses
Expenses from Rental Operations
Interest Expense	16,467,680	15,743,462
Depreciation	11,886,276	11,037,525
Real Estate Taxes	7,336,591	6,691,734
Utilities	5,008,564	4,763,506
Maintenance and Payroll	7,934,724	7,469,378
Property Management Fees	2,083,440	2,050,047
Advertising and Marketing	520,391	519,671
Insurance	1,165,694	1,146,575
Other Administrative	481,518	426,466
Bad Debts	269,011	174,893
	53,153,889	50,023,257

Administration of REIT
Advisory Management Fees	1,689,300	1,546,031
Directors’ Fees	84,502	83,836
Administration and Professional Fees	227,517	242,315
Insurance	29,944	23,213
	2,031,263	1,895,395

Total Expenses	55,185,152	51,918,652

Income From Operations	5,191,259	5,700,356

Other Income (Expense)
(Loss) from Equity Investments	(674,558)	(1,089,481)
Interest Income	24,827	21,575
Other Income	862,687	984,525
	212,956	(83,381)

Net Income	5,404,215	5,616,975
Net Income Attributable to the Noncontrolling Interest	2,458,918	2,639,978
Net Income Attributable to Dakota Real Estate Investment Trust	$2,945,297	$2,976,997

Net Income	$5,404,215	$5,616,975

Other comprehensive income (loss) - change in fair value of interest rate swaps	(649,039)	25,197
Comprehensive income	4,755,176	5,642,172
Comprehensive Income Attributable to the Noncontrolling Interest	2,163,605	2,651,821
Comprehensive Income Attributable to Dakota Real Estate Investment Trust	$2,591,571	$2,990,351

See Notes to Consolidated Financial Statements

F-3

Dakota Real Estate Investment Trust

Consolidated Statements of Shareholders’ Equity

Years Ended December 31, 2018 and 2017

									Accumulated
							Total		Other
	Common Shares		Common Shares Amount		Accumulated	Syndication	Beneficial	Noncontrolling	Comprehensive
	Class A	Class B	Class A	Class B	Deficit	Costs	Interest	Interest	Income	Total

Balance, December 31, 2016	5,787,446	1,527,330	$48,018,389	$15,020,760	$(10,290,126)	$(3,174,583)	$49,574,440	$59,052,024	$574,491	$109,200,955

Shares of Beneficial Interest issued	82,143	63,295	1,220,351	930,701			2,151,052			2,151,052
Contribution of Assets in exchange for the issuance of Noncontrolling Interest Units								2,613,013		2,613,013
UPREIT units converted to REIT common shares	10,824	1,571	161,279	23,405			184,684	(184,684)		-
Repurchase of Shares/Units	(32,583)	(34,013)	(442,356)	(456,152)			(898,508)	(1,434,131)		(2,332,639)
Dividends and Distributions					(5,785,500)		(5,785,500)	(4,843,996)		(10,629,496)
Dividends and Distributions Reinvested	220,508	72,693	2,957,001	974,814			3,931,815	850,478		4,782,293
Syndication Costs						(313,679)	(313,679)			(313,679)
Net Income					2,976,997		2,976,997	2,639,978		5,616,975
Change in Fair Value of Interest Rate SWAP									25,197	25,197

Balance, December 31, 2017	6,068,338	1,630,876	$51,914,664	$16,493,528	$(13,098,629)	$(3,488,262)	$51,821,301	$58,692,682	$599,688	$111,113,671

See Notes to Consolidated Financial Statements

F-4

Dakota Real Estate Investment Trust

Consolidated Statements of Shareholders’ Equity

Years Ended December 31, 2018 and 2017

									Accumulated
							Total		Other
	Common Shares		Common Shares Amount		Accumulated	Syndication	Beneficial	Noncontrolling	Comprehensive
	Class A	Class B	Class A	Class B	Deficit	Costs	Interest	Interest	Income (Loss)	Total

Balance, December 31, 2017	6,068,338	1,630,876	$51,914,664	$16,493,528	$(13,098,629)	$(3,488,262)	$51,821,301	$58,692,682	$599,688	$111,113,671

Shares of Beneficial Interest issued	203,399	209,515	3,030,636	3,121,773			6,152,409			6,152,409
Contribution of Assets in exchange for the issuance of Noncontrolling Interest Units								1,425,000		1,425,000
Repurchase of Shares/Units	(61,470)	(15,139)	(850,609)	(213,476)			(1,064,085)	(1,609,338)		(2,673,423)
Dividends and Distributions					(5,994,225)		(5,994,225)	(5,076,086)		(11,070,311)
Dividends and Distributions Reinvested	210,385	71,083	2,821,263	953,219			3,774,482	1,266,559		5,041,041
Syndication Costs						(280,782)	(280,782)			(280,782)
Net Income					2,945,297		2,945,297	2,458,918		5,404,215
Change in Fair Value of Interest Rate SWAP									(649,039)	(649,039)

Balance, December 31, 2018	6,420,652	1,896,335	$56,915,954	$20,355,044	$(16,147,557)	$(3,769,044)	$57,354,397	$57,157,735	$(49,351)	$114,462,781

See Notes to Consolidated Financial Statements

F-5

Dakota Real Estate Investment Trust

Consolidated Statements of Cash Flows

Years Ended December 31, 2018 and 2017

	2018	2017

Operating Activities
Net Income	$5,404,215	$5,616,975
Charges and Credits to Net Income Not Affecting Cash
Depreciation	11,886,276	11,037,525
Straight-Line Rent	(938,497)	(375,301)
Interest Expense Attributable to Amortization of Debt Issuance Costs	499,324	501,809
Noncash Portion of Loss from Equity Investments	674,558	1,089,481
Changes in Assets and Liabilities
Accounts Receivable	43,800	(10,955)
Due from Related Party	(233,821)	(156,980)
Prepaid Expenses	(280,939)	285,006
Tenant Security Deposits	(205,990)	(69,465)
Real Estate Tax and Insurance Escrows	(103,209)	(53,430)
Accounts Payable	339,925	(219,780)
Accrued Expenses	80,186	876,516
Tenant Security Deposits Payable	241,877	73,506

Net Cash from Operating Activities	17,407,705	18,594,907

Investing Activities
Purchase of Property and Equipment	(4,972,561)	(11,913,363)
Deposits to the Replacement Reserve	(505,674)	(1,151,982)
Deposits to the Trust Reserve	(105,400)	(23,883)

Net Cash used for Investing Activities	(5,583,635)	(13,089,228)

Financing Activities
Payments for Debt Issuance Costs	(180,941)	(426,090)
Principal Payments on Special Assessments Payable	(219,790)	(216,616)
Proceeds from Long-Term Debt Borrowing	4,754,716	2,340,978
Net Change in Short-Term Debt	(3,500,000)	3,500,000
Principal Payments on Long-Term Debt	(10,240,412)	(8,888,361)
Proceeds from Issuance of Shares of Beneficial Interest	6,152,409	2,151,052
Dividends/Distributions Paid	-	(5,847,203)
Repurchase of Shares of Beneficial Interest	-	(898,508)
Repurchase of Noncontrolling Interest Units	-	(1,434,131)
Payment of Syndication Costs	-	(313,679)

Net Cash used for Financing Activities	(3,234,019)	(10,032,558)

Net Change in Cash	8,590,052	(4,526,879)

Cash at Beginning of Period	4,100,614	8,627,493

Cash at End of Period	$12,690,666	$4,100,614

See Notes to Consolidated Financial Statements

F-6

Dakota Real Estate Investment Trust

Consolidated Statements of Cash Flows

Years Ended December 31, 2018 and 2017

	2018	2017

Supplemental Disclosure of Cash Flow Information
Cash payments for Interest	$15,872,547	$15,209,816

Supplemental Schedule of Noncash Financing and Investing Activities
Acquisition of Assets in exchange for the issuance of Noncontrolling Interest Shares in UPREIT	$1,425,000	$2,613,013

Acquisition of Assets in exchange for assumption/issuance of Long-Term Debt	$7,320,000	$35,778,146

Proceeds of Long-Term Debt in exchange for refinancing existing outstanding debt	$24,490,586	$7,651,015

Acquistion of Assets in exchange for payment on related party notes receivable	$-	$1,500,000

Acquistion of Equity Investment in exchange for payment on related party notes receivable	$-	$2,500,000

Increase in Land Improvements due to increase in Special Assessments Payable	$319,328	$508,852

Dividends Declared	-	5,785,500
Dividends Reinvested	(3,774,482)	(3,931,815)

Total Dividends	(3,774,482)	1,853,685

Distributions Declared	-	4,843,996
Distributions Reinvested for Noncontrolling Interest in UPREIT	(1,266,559)	(850,478)
Distributions paid to Noncontrolling Interest in UPREIT	(1,266,559)	3,993,518

Total Dividends/Distributions Paid	$(5,041,041)	$5,847,203

See Notes to Consolidated Financial Statements

F-7

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 1 - Organization

Dakota Real Estate Investment Trust (the Trust) is organized as a real estate investment trust (REIT) incorporated under the laws of North Dakota. Internal Revenue Code Section 856 requires that 75 percent of the assets of a real estate investment trust must consist of real estate assets and that 75 percent of its gross income must be derived from real estate. The net income of the REIT is allocated in accordance with the stock ownership in the same fashion as a regular corporation.

Dakota Real Estate Investment Trust is the general partner in Dakota UPREIT, a North Dakota limited partnership, with ownership of approximately 55% as of December 31, 2018 and 2017. Dakota UPREIT is the 100% owner of DPC Apartments, LLC, CalAm 2, LLC, WPA 2, LLC, First Center South of North Dakota, LLC, Central Park, LLC, Apartments at Eagle Lake, LLC, Amber Valley, LLC, Prairie Springs Aberdeen, LLC, Britain, LLC, 1709 25th Avenue South, LLC, and Copper Creek Condominiums.

Note 2 - Principal Activity and Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Dakota REIT, and its operating partnership, Dakota UPREIT. The consolidated financial statements also include the accounts of DPC Apartments, LLC, CalAm 2, LLC, WPA 2, LLC, First Center South of North Dakota, LLC, Central Park, LLC, Apartments at Eagle Lake, LLC, Amber Valley, LLC, Prairie Springs Aberdeen, LLC, Britain, LLC, 1709 25th Avenue South, LLC, and Copper Creek Condominiums, wholly-owned subsidiaries of Dakota UPREIT. All significant intercompany transactions and balances have been eliminated in consolidation.

Principal Business Activity

Dakota REIT has a general partner interest in Dakota UPREIT, which owns and operates 1,539 apartment units, 104 townhome units, and 1,939,643 of commercial square feet in Fargo, West Fargo, Bismarck, Minot, Oakes, and Valley City, North Dakota; in DePere, WI; in New Prague, Moorhead, Lake Elmo, Baxter, Hastings, Plymouth, Mendota Heights, Vadnais Heights, Eden Prairie, Apple Valley and Dilworth, Minnesota; Council Bluffs, Iowa; Omaha and Bellevue, Nebraska; and in Aberdeen, Watertown, and Sioux Falls, South Dakota.

Dakota UPREIT is also the 100% owner of DPC Apartments, LLC, which owns and operates 191 apartment units and 17,354 of commercial square feet, CalAm 2, LLC, which owns and operates 192 apartment units, WPA 2, LLC, which owns 18 townhome units and 96 apartment units, First Center South of North Dakota, LLC, which owns a 103,460 square foot retail strip center, Central Park, LLC, which owns a 265 unit apartment complex, Apartments at Eagle Lake, LLC, which owns a 162 unit apartment complex, Amber Valley, LLC, which owns a 56,572 square foot retail strip center, Copper Creek Condominiums, which owns and operates 96 apartment units, Prairie Springs Aberdeen, LLC which owns a 130 unit apartment complex, Britain, LLC which owns a 168 unit apartment complex and 1709 25th Avenue South, LLC which owns a 274 unit apartment complex.

In total, the Trust owns 3,113 apartment units, 122 townhome units, and 2,117,029 of commercial square feet.

F-8

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

In addition Dakota UPREIT owns the following limited partnership interests:

34% limited partner interest in the Bakken Heights V Limited Liability Limited Partnership. The Limited Liability Limited Partnership owns a 36-unit apartment building in Williston, North Dakota. Under the terms of the partnership agreement, the Trust is allocated approximately 34% of the net gains and losses.

40% total limited partner interest in the Bakken Heights VIII & X Limited Liability Limited Partnership. The Limited Liability Limited Partnership owns two, 36-unit apartment buildings in Williston, North Dakota. Under the terms of the partnership agreement, the Trust is allocated approximately 40% of the net gains and losses.

49% total partnership interest in Williston Real Estate Partners Limited Liability Company. The Limited Liability Company owns two, 36-unit apartment buildings in Williston, North Dakota. Under the terms of the partnership agreement, the Trust is allocated approximately 49% of the net gains and losses.

50% total partnership interest in Dakota Roseland Apartments I, Limited Liability Limited Partnership. The Limited Liability Limited Partnership owns one, 36-unit apartment building in Williston, North Dakota. Under the terms of the Partnership agreement, the Trust is allocated approximately 50% of the net gains and losses.

39% total partnership interest in Dakota Roseland Apartments IX – XII, Limited Liability Limited Partnership. The Limited Liability Limited Partnership owns four 36-unit apartment buildings in Williston, North Dakota. Under the terms of the Partnership agreement, the Trust is allocated approximately 39% of the net gains and losses.

As general partner of Dakota UPREIT, Dakota REIT has full and exclusive management responsibility for the properties held by the UPREIT.

Tax Increment Financing

Tax Increment Financing (TIF) is a public financing method used by municipalities to assist with infrastructure, redevelopment or other projects that benefit the municipality. Through a TIF program future real estate tax revenue is dedicated to offset the cost of improvements.

During 2015, the Trust acquired the balance of a TIF for One Oak Place in Fargo, North Dakota. The purchase price for the TIF was $1,000,000 with an estimated remaining benefit period of 36 months. The TIF was appraised for $1,149,952 by a certified independent appraiser and a TIF gain of $149,952 was recognized. The Trust recorded the TIF as a prepaid expense and is recognizing the expense over the remaining benefit period. The balance of the TIF was $0 and $332,774 as of December 31, 2018 and 2017, respectively.

Concentration of Credit Risk

The Trust’s cash balances are maintained in various bank deposit accounts. The deposit accounts may exceed federally insured limits at various times throughout the year.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

F-9

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Receivables and Credit Policy

Accounts receivable are rents and charges currently due from residential and commercial tenants. Payments on accounts receivable are applied to specific months. Management estimates an allowance for doubtful accounts based upon an evaluation of the current status of receivables, historical experience, and other factors as necessary. It is reasonably possible that the Trust’s estimate of the allowance for doubtful accounts will change.

Notes Receivable

Notes receivable are carried at amounts advanced, net of a reserve for uncollectible accounts, if any. As of December 31, 2018 and 2017, the Trust did not have any notes receivable.

Property and Equipment Held For Rent

Acquisitions of property and equipment held for rent purchased prior to January 1, 2009, and after January 1, 2017, are stated at cost less accumulated depreciation. Effective January 1, 2009, and ending on December 31, 2016, the Trust adopted guidance that required property acquisitions to be recognized at their fair value as of the acquisition date and as such, property acquired by the Trust after January 1, 2009, and before December 31, 2016,is stated at the fair value as of the acquisition date less accumulated depreciation. The Trust accounts for its property acquisitions by allocating the purchase price of a property to the property’s assets based on management’s estimates of their fair value.

Equipment, furniture, and fixtures purchased by the Trust are stated at cost less accumulated depreciation. Costs associated with the development and construction of real estate investments, including interest, are capitalized as a cost of the property. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for routine maintenance and repairs, which do not add to the value or extend useful lives, are charged to expense as incurred.

The Trust reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment at December 31, 2018 and 2017.

Depreciation is computed using the straight-line and declining-balance methods over the following estimated useful lives:

Land improvements	15-20 years
Buildings and improvements	20-40 years
Furniture and fixtures	5-12 years

Investments in Partnerships

Investments consist of limited partnership interests in entities owning real estate. Investments in limited partnership interests of more than 20 percent are accounted for under the equity method. Investments are stated at cost, plus the company’s equity in net earnings since acquisition, less any distributions received.

F-10

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Noncontrolling Interest

Interests in the operating partnership held by limited partners are represented by operating partnership units. The operating partnerships’ income is allocated to holders of units based upon the ratio of their holdings to the total units outstanding during the period. Capital contributions, distributions, syndication costs, and profits and losses are allocated to noncontrolling interests in accordance with the terms of the operating partnership agreement.

Debt Issuance Costs

Loan costs incurred in connection with financing have been capitalized and are being amortized over the life of the loan using the effective interest method. Unamortized debt issuance costs are reported on the balance sheet as a reduction of mortgage notes payable. Amortization of debt issuance costs is included in interest expense in the financial statements.

Syndication Costs

Syndication costs consist of costs paid to attorneys, accountants, and selling agents, related to the raising of capital. Syndication costs are recorded as a reduction to equity.

Income Taxes

Dakota REIT is organized as a real estate investment trust (REIT), which calculates taxable income similar to other domestic corporations, with the major difference being that a REIT is entitled to a deduction for dividends paid. A REIT is generally required to distribute each year at least 90 percent of its taxable income. If it chooses to retain the remaining 10 percent of taxable income, it may do so, but it will be subject to a corporate tax on such income. REIT shareholders are taxed on REIT distributions of ordinary income in the same manner as they are taxed on other corporate distributions.

For the years ended December 31, 2018 and 2017, distributions have been determined to be treated as the following for income taxes:

Tax Status of Distributions	2018	2017

Ordinary Income	47.00%	58.00%
Return of Capital	53.00%	42.00%
	100.00%	100.00%

The Trust intends to continue to qualify as a real estate investment trust as defined by the Internal Revenue Code and, as such, will not be taxed on the portion of the income that is distributed to the shareholders. In addition, the Trust intends to distribute all of its taxable income, therefore, no provision or liability for income taxes have been recorded in the financial statements.

F-11

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Dakota UPREIT is organized as a limited partnership. Income or loss of the UPREIT is allocated to the partners in accordance with the provisions of the Internal Revenue Code 704(c). UPREIT status allows non-recognition of gain by an owner of appreciated real estate if that owner contributes the real estate to a partnership in exchange for partnership interest. The conversion of partnership interest to shares of beneficial interest in the REIT will be a taxable event to the limited partner.

Dakota REIT has adopted the provisions of FASB Accounting Standards Codification Topic ASC 740-10. As of December 31, 2018 and 2017, the unrecognized tax benefit accrual was zero. The Trust will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred.

Revenue Recognition

Housing units are rented under operating lease agreements with terms of one year or less. Commercial space is rented under long-term operating lease agreements and rent income related to commercial space is recorded on a straight-line basis. Rent income from tenants is recognized in the month in which it is earned rather than received.

Advertising and Marketing

Costs incurred for advertising and marketing are expensed as incurred. Advertising and marketing expense totaled $520,391 and $519,671 for the years ended December 31, 2018 and 2017, respectively.

Financial Instruments and Fair Value Measurements

The Trust has determined the fair value of certain assets and liabilities in accordance with the provisions of FASB ASC Topic 820-10, which provides a framework for measuring fair value under generally accepted accounting principles.

ASC Topic 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC Topic 820-10 requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. ASC Topic 820-10 also establishes a fair value hierarchy, which prioritizes the valuation inputs into three broad levels.

Level 1 inputs consist of quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the related asset or liability. Level 3 inputs are unobservable inputs related to the asset or liability.

F-12

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Interest Rate Contracts and Hedging Activities

For asset/liability management purposes, the Trust uses interest rate swap agreements to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts. Interest rate swaps are contracts in which a series of interest rate flows are exchanged over a prescribed period. The notional amount on which the interest payments are based is not exchanged. These swap agreements are derivative instruments and generally convert a portion of the Trust’s variable-rate debt to a fixed rate (cash flow hedge), and convert a portion of its fixed-rate loans to a variable rate (fair value hedge).

The gain or loss on a derivative designated and qualifying as a fair value hedging instrument, as well as the offsetting gain or loss on the hedged item attributable to the risk being hedged, is recognized currently in earnings in the same accounting period. The effective portion of the gain or loss on a derivative designated and qualifying as a cash flow hedging instrument is initially reported as a component of other comprehensive income and subsequently reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The ineffective portion of the gain or loss on the derivative instrument, if any, is recognized currently in earnings.

For cash flow hedges, the net settlement (upon close-out or termination) that offsets changes in the value of the hedged debt is deferred and amortized into net interest income over the life of the hedged debt. For fair value hedges, the net settlement (upon close-out or termination) that offsets changes in the value of the loans adjusts the basis of the loans and is deferred and amortized to loan interest income over the life of the loans.

The portion, if any, of the net settlement amount that did not offset changes in the value of the hedged asset or liability is recognized immediately in noninterest income.

Interest rate derivative financial instruments receive hedge accounting treatment only if they are designated as a hedge and are expected to be, and are, effective in substantially reducing interest rate risk arising from the assets and liabilities identified as exposing the Trust to risk. Those derivative financial instruments that do not meet specified hedging criteria would be recorded at fair value with changes in fair value recorded in income. If periodic assessment indicates derivatives no longer provide an effective hedge, the derivative contracts would be closed out and settled, or classified as a trading activity.

Cash flows resulting from the derivative financial instruments that are accounted for as hedges of assets and liabilities are classified in the cash flow statement in the same category as the cash flows of the items being hedged.

Note 3 - Interest Rate Contracts

Interest rate swap contracts are entered into primarily as an asset/liability management strategy of the Trust to modify interest rate risk. The primary risk associated with all swaps is the exposure to movements in interest rates and the ability of the counterparties to meet the terms of the contract. The Trust is exposed to losses if the counterparty fails to make its payments under a contract in which the Trust is in a receiving status. The Trust minimizes its risk by monitoring the credit standing of the counterparties. The Trust anticipates the counterparties will be able to fully satisfy their obligations under the remaining agreements. These contracts are typically designated as cash flow hedges.

F-13

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

The Trust has an outstanding interest rate swap agreements with notional amounts totaling $12,110,194 as of December 31, 2018, to convert variable-rate trust preferred security into a fixed-rate instrument. The agreement has a maturity of 7.5 years and has a fixed rate of 3.54%. The fair value of the derivatives was an unrealized gain of $697,161 and $599,688 at December 31, 2018 and 2017, respectively.

The Trust has an outstanding interest rate swap agreements with notional amounts totaling $6,000,000 as of December 31, 2018, to convert variable-rate trust preferred security into a fixed-rate instrument. The agreement has a maturity of 9.9 years and has a fixed rate of 5.38%. The fair value of the derivatives was an unrealized loss of $386,544 at December 31, 2018.

The Trust has an outstanding interest rate swap agreements with notional amounts totaling $5,587,500 as of December 31, 2018, to convert variable-rate trust preferred security into a fixed-rate instrument. The agreement has a maturity of 9.9 years and has a fixed rate of 5.38%. The fair value of the derivatives was an unrealized loss of $359,968 at December 31, 2018.

No deferred net gains on interest rate swaps in other comprehensive income at December 31, 2018 or 2017, are expected to be reclassified into net income during the next fiscal year.

The following table summarizes the derivative financial instruments utilized at December 31, 2018 and 2017

		Notional	Estimated Fair Value
	Balance Sheet Location	Amount	Gain	Loss
December 31, 2018

Cash flow hedge	Assets	$12,110,194	$697,161	$-
Cash flow hedge	Liabilities	6,000,000	-	(386,544)
Cash flow hedge	Liabilities	5,587,500	-	(359,968)

		$23,697,694	$697,161	$(746,512)

December 31, 2017

Cash flow hedge	Assets	$12,445,095	$599,688	$-

		$12,445,095	$599,688	$-

F-14

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

The following table details the derivative financial instruments, the average remaining maturities and the weighted-average interest rates being paid and received at December 31, 2018 and 2017:

		Average	Fair
	Notional	Maturity	Value
	Value	(Years)	Gain (Loss)	Receive	Pay
December 31, 2018

Loan interest rate swap	$12,110,194	7.5	$697,161	4.0551%	3.5400%
Loan interest rate swap	6,000,000	9.9	(386,544)	4.3144%	5.3800%
Loan interest rate swap	5,587,500	9.9	(359,968)	4.3144%	5.3800%

	$23,697,694		$(49,351)

		Average	Fair
	Notional	Maturity	Value
	Value	(Years)	Gain (Loss)	Receive	Pay
December 31, 2017

Loan interest rate swap	$12,445,095	8.5	$599,688	2.80389%	3.5400%

	$12,445,095		$599,688

The following table summarizes the amount of gains (losses) included in the consolidated statements of operations and other comprehensive income for the years ended December 31, 2018 and 2017:

	Location	2018	2017

Cash flow hedge	Comprehensive Income	$97,473	$25,197
Cash flow hedge	Comprehensive (Loss)	(386,544)	-
Cash flow hedge	Comprehensive (Loss)	(359,968)	-

		$(649,039)	$25,197

F-15

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 4 – Accumulated Other Comprehensive Income (Loss)

The changes in accumulated other comprehensive income for the years ended December 31, 2018 and 2017. Are as follows:

Gains and
Loses on Cash
Flow Hedges
Year Ended December 31, 2018:

Beginning balance	$599,688
Other comprehensive income (loss)	(649,039)
Ending balance	$(49,351)

Year Ended December 31, 2017:
Beginning balance	$574,491
Other comprehensive income	25,197
Ending balance	$599,688

Note 5 - Fair Value Measurements

Fair Value Measurements on a Recurring Basis

There are three general valuation techniques that may be used to measure fair value on a recurring basis, as described below:

1.	Market approach – Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. Prices may be indicated by pricing guides, sale transactions, market trades, or other sources;
2.	Cost approach – Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost); and
3.	Income approach – Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about the future amounts (includes present value techniques and option-pricing models). Net present value is an income approach where a stream of expected cash flows is discounted at an appropriate market interest rate.

F-16

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Interest rate swaps are generally classified as Level 2 inputs. The fair values of interest rate swap contracts relate to specific borrower interest rate swap contracts. The fair value is estimated by a third party using inputs that are observable or that can be corroborated by observable market data and, therefore, are classified within Level 2 of the valuation hierarchy. These fair value estimations include primarily market observable inputs, such as yield curves, and include the value associated with counterparty credit risk. Management reviews this third party analysis and has approved the values estimated for the fair values.

		Quoted Prices in	Other Observable	Unobservable
		Active Markets	Inputs	Inputs
	Total	Level 1	Level 2	Level 3

December 31, 2018
Interest rate swap	$697,161	$-	$697,161	$-
Total assets	$697,161	$-	$697,161	$-

Interest rate swap	$386,544	$-	$386,544	$-
Interest rate swap	359,968	-	359,968	-
Total liabilties	$746,512	$-	$746,512	$-

		Quoted Prices in	Other Observable	Unobservable
		Active Markets	Inputs	Inputs
	Total	Level 1	Level 2	Level 3
December 31, 2017
Interest rate swap	$599,688	$-	$599,688	$-
Total assets	$599,688	$-	$599,688	$-

Fair Value Measurements on a Nonrecurring Basis

The Trust had no assets or liabilities recorded at fair value on a nonrecurring basis as of December 31, 2018 and 2017.

The following methods and assumptions were used to estimate the fair value of each class of financial assets and liabilities. The fair values of financial instruments approximate their carrying amount in the consolidated financial statements.

Cash – The carrying amount approximates fair value due to the short maturity.

Mortgage Note Payables – The carrying amount approximates fair value due to the estimated discounted future cash flows using the current rates at which similar loans would be made.

Interest Rate SWAP Agreements – The carry amount approximates fair value using the Market approach of valuation. The Market approach of valuation uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. Prices may be indicated by pricing guides, sales transactions, market trades, or other sources.

F-17

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

The estimated fair values of the Trust’s financial instruments as of December 31, 2018 and 2017 are as follows:

	2018
	Carrying Amount	Fair Value
Assets
Cash	$3,707,191	$3,707,191
Fair value of interest rate swaps - net gain	697,161	697,161
Liabilities
Mortgage Note Payables	$361,043,897	$361,043,897
Fair value of interest rate swaps - net loss	746,512	746,512

	2017
	Carrying Amount	Fair Value
Assets
Cash	$4,100,614	$4,100,614
Fair value of interest rate swaps - net gain	599,688	599,688
Liabilities
Mortgage Note Payables	$358,891,210	$358,891,210

Note 6 - Restricted Deposits

	2018	2017

Tenant Security Deposits	$2,346,858	$2,140,868
Real Estate Tax and Insurance Escrows	1,600,253	1,497,044
Replacement Reserves	4,799,826	4,294,152
Trust Reserves	581,533	476,133

	$9,328,470	$8,408,197

Tenant Security Deposits

Pursuant to management policy, the Trust has set aside funds to repay tenant security deposits after lease termination, in accordance with requirements established by the state where the property is located.

Real Estate Tax and Insurance Escrows

Pursuant to the terms of certain mortgages and management policy, the Trust established and maintains a real estate tax escrow and insurance escrow to pay real estate taxes and insurance. The Trust is to contribute to the account monthly an amount equal to 1/12 of the estimated real estate taxes and insurance premiums.

Replacement Reserves

Pursuant to the terms of certain mortgages and Board policy, the Trust established and maintains several replacement reserve accounts. The Trust makes monthly deposits into the replacement reserve accounts to be used for repairs and replacements on the property. Certain replacement reserve accounts require authorization from the mortgage company for withdrawals.

F-18

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Trust Reserves

Pursuant to the terms of the mortgage on the Azool Retail Center, a trust reserve in the amount of $410,635 was established to be used for the initial tenant leasehold improvements. The funds are held in a non-interest bearing account by the mortgage holder. The balance of the trust reserve was $349,133 as of December 31, 2018 and 2017.

The Trust had estimated tax deposits with the State of Minnesota in the amount of $32,400 and $27,000 as of December 31, 2018 and 2017, respectively.

The Trust had earnest money and closing expense deposits for the future purchase of one commercial property. The balance of those deposits was $200,000 and $100,000 as of December 31, 2018 and 2017.

Note 7 - Property and Equipment Held for Rent

Property and Equipment held for rent as of December 31, 2018 is as follows:

	Residential	Commercial	Total

Land and Land Improvements	$29,057,771	$69,744,147	$98,801,918
Building and Improvements	229,257,519	201,384,354	430,641,873
Furniture and Fixtures	5,704,250	459,500	6,163,750
	264,019,540	271,588,001	535,607,541
Less Accumulated Depreciation	(43,074,876)	(24,578,633)	(67,653,509)

	$220,944,664	$247,009,368	$467,954,032

Property and Equipment held for rent as of December 31, 2017 is as follows:

	Residential	Commercial	Total

Land and Land Improvements	$28,602,934	$67,197,738	$95,800,672
Building and Improvements	228,920,675	192,011,843	420,932,518
Furniture and Fixtures	4,735,301	444,100	5,179,401
	262,258,910	259,653,681	521,912,591
Less Accumulated Depreciation	(37,007,082)	(19,102,090)	(56,109,172)

	$225,251,828	$240,551,591	$465,803,419

F-19

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 8 - Investments in Partnerships

The Trust’s investments in partnerships as of December 31, 2018 and 2017 consist of the following:

	2018	2017

Investment accounted for under the equity method (Note 2)
Bakken Heights V Limited Liability Limited Partnership	$102,944	$146,176
Bakken Heights VIII and X Limited Liability Limited Partnership	544,927	645,786
Williston Real Estate Partners Limited Liability Company	591,759	875,037
Dakota Roseland Apartments I, Limited Liability Limited Partnership	634,426	690,740
Dakota Roseland Apartments IX - XII, Limited Liability Limited Partnership	1,899,837	2,090,712

Total Investments	$3,773,893	$4,448,451

Condensed unaudited financial information for the Trust’s investments in partnerships accounted for under the equity method as of December 31, 2018 is as follows:

	Dakota Roseland Apartments	Bakken Heights	Bakken Heights VIII & X	Williston Real	Dakota Roseland
	IX-XII	V LLLP	LLLP	Estate Partners	Apartments I	Total

Total Assets	$20,515,152	$3,007,791	$7,026,882	$8,834,948	$4,355,106	$43,739,879
Total Liabilities	15,651,568	2,706,877	5,657,746	6,344,451	3,086,254	33,446,896

Partnership Equity	$4,863,584	$300,914	$1,369,136	$2,490,497	$1,268,852	$10,292,983

Income	$1,755,711	$271,251	$764,937	$615,368	$431,136	$3,838,403
Expenses	2,355,864	397,621	1,017,089	925,746	543,765	5,240,085

Net Income (Loss)	$(600,153)	$(126,370)	$(252,152)	$(310,378)	$(112,629)	$(1,401,682)

F-20

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Condensed unaudited financial information for the Trust’s investments in partnerships accounted for under the equity method as of December 31, 2017 is as follows:

	Dakota Roseland Apartments	Bakken Heights	Bakken Heights VIII & X	Williston Real	Dakota Roseland
	IX-XII	V LLLP	LLLP	Estate Partners	Apartments I	Total

Total Assets	$21,285,242	$3,092,747	$7,248,042	$9,070,737	$4,547,250	$45,244,018
Total Liabilities	15,821,524	2,665,462	5,626,754	6,269,863	3,165,768	33,549,372

Partnership Equity	$5,463,718	$427,285	$1,621,288	$2,800,874	$1,381,482	$11,694,646

Income	$1,054,913	$177,621	$526,563	$532,700	$296,803	$2,588,599
Expenses	1,991,195	368,919	941,030	915,275	516,202	4,732,621

Net Income (Loss)	$(936,282)	$(191,298)	$(414,468)	$(382,575)	$(219,399)	$(2,144,022)

Note 9 - Short-Term Notes Payable

The Trust has an $850,000 variable line of credit through First International Bank & Trust at December 31, 2018. The line has a variable interest rate (6.25% at December 31, 2018), interest payments are due monthly, unpaid principal and interest is due March 2019, and the line is secured by a mortgage on property. The Trust had an outstanding balance due on the line of credit of $0 and $850,000 at December 31, 2018 and 2017, respectively.

The Trust has a $650,000 variable line of credit through First International Bank & Trust at December 31, 2018. The line has a variable interest rate (6.50% at December 31, 2018), interest payments are due monthly, unpaid principal and interest is due March 2019, and the line is secured by a mortgage on property. The Trust had an outstanding balance due on the line of credit of $0 and $150,000 at December 31, 2018 and 2017, respectively.

The Trust has a $1,000,000 variable line of credit through American Bank Center at December 31, 2018. The line has a variable interest rate (7.00% at December 31, 2018), interest payments are due monthly, unpaid principal and interest is due December 2019, and the line is unsecured. The Trust had an outstanding balance due on the line of credit of $0 and $500,000 at December 31, 2018 and 2017, respectively.

The Trust has a $1,000,000 variable line of credit through Choice Financial Group. The line has a variable interest rate (6.75% as of December 31, 2018), interest payments are due monthly, unpaid principal and interest is due March 2019, and the line is secured by a mortgage on property. The Trust had an outstanding balance due on the line of credit of $0 and $500,000 at December 31, 2018 and 2017, respectively.

The Trust has a $3,000,000 variable line of credit through Western State Bank. The line has a variable interest rate (6.50% at December 31, 2018), interest payments are due monthly, unpaid principal and interest is due December 2019, and the line is secured by a mortgage on property and personal guaranty by George Gaukler. The Trust had an outstanding balance due on the line of credit of $0 and $500,000 at December 31, 2018 and 2017, respectively.

F-21

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

The Trust has a $2,000,000 variable line of credit through Starion Financial. The line has a variable interest rate (6.00% at 12/31/18), interest payments are due monthly, unpaid principal and interest is due May 2019 and the line is unsecured. The Trust had an outstanding balance due on the line of credit of $0 and $1,000,000 at December 31, 2018 and 2017, respectively.

During 2018, the Trust obtained a $2,000,000 variable line of credit through First Western Bank & Trust. The line has a variable interest rate (5.5% at 12/31/18), interest payments are due monthly, unpaid principal and interest is due September 2019 and the line is unsecured. The Trust had an outstanding balance due on the line of credit of $0 at December 31, 2018.

Note 10 - Special Assessments Payable

At December 31, 2018 and 2017, special assessments payable totaled $3,613,621 and $3,514,083, respectively. Future principal payments related to special assessments payable over the next five years are as follows:

Years ending December 31,	Amount

2019	$196,023
2020	187,102
2021	171,595
2022	166,134
2023	149,944
Thereafter	2,742,823

$3,613,621

F-22

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 11 - Mortgage Notes Payable

Terms on mortgage notes payable outstanding at December 31, 2018 are as follows:

				Effective
	Stated	Maturity	Monthly	Interest
	Interest Rate	Date	Payment	Rate
Residential Properties:

Wheatland Place 1- 4, Wheatland TH 1, Westlake TH 1 (d)	7.10%	April 2024	$30,845	7.10%
Central Park Apartments	3.78%	July 2026	72,860	3.92%
Eagle Lake Apartments	3.81%	August 2026	46,653	3.96%
Summers @ Osgood 4-5-6 (g)	3.97%	December 2018	29,764	4.24%
Cooperative Living Center ( e )	(v) 4.00%	May 2034	6,193	4.00%
Cooperative Living Center ( e )	(v) 3.75%	May 2034	600	3.75%
WPA 2, LLC (d)	5.60%	June 2021	32,723	5.90%
CAL AM 2, LLC (d)	5.76%	April 2021	52,593	6.02%
Summers @ Osgood 1-2-3	5.29%	September 2019	37,412	5.29%
Country Meadows	4.16%	June 2022	22,592	4.25%
Donegal Apartments	4.84%	October 2032	90,870	4.94%
Washington Heights I	4.56%	October 2022	4,729	4.56%
Urban Meadows 1 & 2 (d)	4.27%	June 2022	29,998	4.27%
Westlake II Townhomes	(v) 5.24%	April 2032	13,324	5.27%
Wheatland Townhomes IV ( e )	4.37%	June 2022	14,699	4.52%
Hillview Complex	4.13%	August 2023	8,619	4.21%
Century East II and III (a)	5.00%	October 2023	13,120	5.00%
Calgary 1-2-3 Century East IV and V (a)	5.39%	October 2023	31,592	5.39%
Century East I (a)	5.21%	April 2023	5,820	5.21%
Urban Meadows 3	4.00%	May 2020	13,090	4.04%
Urban Meadows 4 (g)	4.25%	December 2018	12,596	4.31%
Urban Meadows 5 (a)	(v) 5.25%	October 2023	13,425	5.25%
Copper Creek	3.95%	September 2020	26,580	4.06%
Hidden Point I (a)	4.78%	July 2023	13,555	4.78%
Hidden Point IV (a)	4.78%	July 2023	13,600	4.78%
Pacific West Premier	3.95%	September 2020	18,973	4.05%
Pacific West Apartments	3.95%	September 2020	21,148	4.05%
Paramount Apartments (b)	4.10%	October 2019	58,004	4.31%
Maple Point I, II, and IV	(v) 3.97%	March 2039	12,509	4.14%
Wheatland Townhomes III	4.00%	December 2019	6,323	4.27%
Britain Towne ( c )	3.80%	June 2047	26,541	3.86%
One Oak Place	4.38%	August 2025	189,420	4.46%
Prairie Springs	3.96%	December 2022	32,308	4.25%
Prairie Village I	4.05%	September 2025	25,589	4.25%
Prairie Village II	4.06%	September 2025	24,774	4.26%
Maple Point III	4.01%	February 2021	2,959	4.32%
Hidden Pointe II ( e )	3.90%	October 2019	13,760	4.01%
Hidden Pointe III ( e )	3.90%	October 2019	13,760	4.02%

F-23

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

				Effective
	Stated	Maturity	Monthly	Interest
	Interest Rate	Date	Payment	Rate

Commercial Properties:

Amber Valley Retail (d)	4.50%	May 2022	$41,068	4.67%
Minot Metro Center	4.00%	March 2019	37,500	4.20%
1228 Airport Road	4.26%	January 2020	10,828	4.32%
Leevers Building ( e )	4.35%	November 2021	4,780	4.35%
Shopko Building - ND ( e )	(v) 4.50%	March 2035	8,314	4.68%
Lindquist Square	4.25%	December 2020	5,139	4.25%
Logans on Third	4.26%	December 2020	7,705	4.44%
Tuscany Square	4.26%	December 2020	14,009	4.41%
Century Plaza	4.26%	December 2020	10,647	4.42%
Pioneer Center (b)	3.80%	April 2021	42,880	3.93%
South Broadway Plaza	4.25%	July 2021	5,068	4.25%
AAA Storage	5.25%	December 2021	7,494	5.25%
Shopko Building - MN	4.50%	May 2020	11,828	4.58%
Pizza Ranch Building	4.81%	December 2021	4,323	4.81%
Minot Metro Boot Barn	4.35%	March 2019	9,722	4.35%
TMI Building	4.40%	October 2023	33,729	4.48%
Willow Creek (a)	4.50%	March 2023	24,185	4.64%
D&M Building	4.10%	October 2019	17,400	4.42%
Harmony Plaza (a) (f)	(v) 5.38%	October 2028	33,913	5.45%
North Pointe Plaza	4.00%	December 2024	17,815	4.13%
Riverwood Plaza (a) (f)	(v) 5.38%	October 2028	36,416	5.45%
Cummins Building - Wis	4.17%	April 2019	6,100	4.52%
Cummins Building - ND	4.17%	April 2019	11,900	4.48%
First Center South	4.10%	May 2019	27,877	4.30%
First Center South	4.10%	May 2019	14,397	4.30%
Eagle Pointe III	3.92%	January 2025	23,397	4.13%
Hastings Warehouse	4.00%	February 2025	3,721	4.31%
River Plaza	(v) 4.10%	October 2040	18,384	4.18%
Plymouth 6-61	(v) 4.00%	October 2025	17,650	4.26%
Eagle Pointe II	(v) 4.00%	October 2025	21,316	4.24%
Mendota Heights Office Park	(v) 4.00%	May 2026	29,867	4.22%
ATD - USPO Warehouse (f)	(v) 3.58%	July 2025	65,705	3.63%
Vadnais Square	(v) 3.99%	August 2026	81,966	4.13%
Pinehurst West	4.40%	November 2021	46,916	4.59%
Tower Plaza ( e )	(v) 4.00%	December 2026	65,226	4.06%
City West 55 West	(v) 3.80%	January 2032	49,807	3.97%
Pinehurst East	3.85%	January 2022	75,256	4.03%
Azool Retail Center	(v) 4.56%	January 2027	39,862	4.72%
MIDCO Building	4.63%	December 2027	82,681	4.73%
Apple Valley Business Center	4.99%	June 2028	43,246	5.13%

F-24

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Mortgage notes payable consist of:

	2018		2017
		Mortgage Balance		Mortgage Balance
	Mortgage	Less Unamortized	Mortgage	Less Unamortized
	Balance	Loan Costs	Balance	Loan Costs
Residential Properties:

Wheatland Place 1- 4, Wheatland TH 1, Westlake TH 1 (d)	$1,639,344	$1,639,344	$1,883,592	$1,883,592
Central Park Apartments	15,301,915	15,157,348	15,583,926	15,418,415
Eagle Lake Apartments	9,592,434	9,496,076	9,777,829	9,667,579
Summers @ Osgood 4-5-6	4,908,665	4,908,665	5,064,823	5,051,811
Cooperative Living Center( e )	847,415	847,415	886,585	886,585
Cooperative Living Center( e )	83,545	83,545	87,496	87,496
WPA 2, LLC (d)	5,059,198	5,024,700	5,161,459	5,112,127
CAL AM 2, LLC (d)	7,989,729	7,946,254	8,148,980	8,085,475
Summers @ Osgood 1-2-3	3,896,677	3,896,677	4,156,539	4,153,030
Country Meadows	3,408,360	3,399,329	3,532,852	3,520,996
Donegal Apartments	15,512,359	15,347,792	15,833,013	15,653,561
Washington Heights I	712,562	712,562	735,957	735,957
Urban Meadows 1 & 2 (d)	3,518,947	3,518,947	3,721,646	3,721,646
Westlake II Townhomes	1,525,558	1,523,216	1,602,403	1,599,730
Wheatland Townhomes IV ( e )	2,570,237	2,560,369	2,631,220	2,618,362
Hillview Complex	1,384,657	1,379,948	1,429,134	1,423,306
Century East II and III (a)	1,660,844	1,660,844	1,741,508	1,740,496
Calgary 1-2-3 Century East IV and V (a)	4,583,993	4,583,993	4,711,422	4,704,811
Century East I (a)	841,343	841,343	870,876	869,988
Urban Meadows 3	2,126,582	2,125,636	2,196,114	2,194,472
Urban Meadows 4	2,006,638	2,006,638	2,070,542	2,069,747
Urban Meadows 5 (a)	1,975,705	1,975,705	2,038,434	2,037,149
Copper Creek	4,458,970	4,451,311	4,596,839	4,584,604
Hidden Point I (a)	2,065,341	2,065,341	2,134,252	2,133,618
Hidden Point IV (a)	2,091,698	2,091,698	2,158,997	2,156,912
Pacific West Premier	3,204,791	3,199,850	3,302,347	3,293,708
Pacific West Apartments	3,572,124	3,566,350	3,680,863	3,672,223
Paramount Apartments (b)	9,800,000	9,784,110	10,075,000	10,039,472
Maple Point I, II, and IV	2,077,774	2,076,910	2,143,044	2,138,655
Wheatland Townhomes III	1,071,760	1,069,033	1,103,316	1,097,776
Britain Towne ( c )	5,538,737	5,490,367	5,644,565	5,593,288
One Oak Place	31,868,862	31,721,553	32,706,335	32,534,101
Prairie Springs	6,024,209	5,959,437	6,166,915	6,084,848
Prairie Village I	4,411,086	4,360,344	4,534,176	4,474,889
Prairie Village II	4,266,985	4,216,250	4,388,220	4,328,933
Maple Point III	521,478	518,091	535,817	530,792
Hidden Pointe II ( e )	2,415,789	2,413,738	2,483,842	2,479,266
Hidden Pointe III ( e )	2,356,414	2,354,191	2,426,779	2,421,814

F-25

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

	2018		2017
		Mortgage Balance		Mortgage Balance
	Mortgage	Less Unamortized	Mortgage	Less Unamortized
	Balance	Loan Costs	Balance	Loan Costs
Commercial Properties:

Amber Valley Retail (d)	$7,085,982	$7,046,972	$7,248,811	$7,197,711
Minot Metro Center	4,977,905	4,977,905	5,236,222	5,231,455
1228 Airport Road	1,501,078	1,500,295	1,563,632	1,562,091
Leevers Building ( e )	709,514	709,514	734,798	734,798
Shopko Building - ND ( e )	1,147,090	1,129,466	1,193,514	1,173,908
Lindquist Square	571,775	571,775	607,239	607,239
Logans on Third	1,111,082	1,107,428	1,153,787	1,148,189
Tuscany Square	2,019,164	2,013,437	2,096,760	2,087,986
Century Plaza	1,534,561	1,529,986	1,594,300	1,587,290
Pioneer Center (b)	7,669,843	7,647,470	7,890,891	7,858,441
South Broadway Plaza	513,181	513,181	550,351	550,351
AAA Storage	834,967	834,967	882,702	882,702
Shopko Building - MN	1,383,133	1,381,767	1,460,044	1,457,643
Pizza Ranch Building	498,544	498,544	525,602	525,602
Minot Metro Boot Barn	1,167,779	1,167,779	1,235,381	1,235,381
TMI Building	5,320,202	5,302,745	5,483,618	5,462,159
Willow Creek (a)	4,249,143	4,232,923	-	-
D&M Building	2,884,085	2,876,575	2,971,096	2,954,312
Harmony Plaza (a) (f)	5,578,610	5,543,079	-	-
North Pointe Plaza	3,044,821	3,025,057	3,133,133	3,109,662
Riverwood Plaza (a) (f)	5,990,450	5,952,093	-	-
Cummins Building - Wis	842,527	841,573	879,268	875,752
Cummins Building - ND	1,642,619	1,640,995	1,714,335	1,707,302
First Center South	4,600,394	4,596,647	4,740,527	4,727,970
First Center South	2,375,940	2,374,094	2,448,314	2,441,552
Eagle Pointe III	4,003,109	3,958,239	4,122,192	4,068,983
Hastings Warehouse	581,198	571,793	601,836	590,660
River Plaza	3,161,721	3,135,052	3,248,215	3,219,360
Plymouth 6-61	3,071,331	3,023,914	3,156,697	3,101,383
Eagle Pointe II	3,709,170	3,657,138	3,812,264	3,751,568
Mendota Heights Office Park	5,270,144	5,194,984	5,411,705	5,324,939
ATD - USPO Warehouse (f)	12,110,194	12,046,673	12,445,095	12,370,619
Vadnais Square	14,572,946	14,439,883	14,960,145	14,807,153
Pinehurst West	8,070,680	8,029,861	8,269,858	8,214,294
Tower Plaza ( e )	11,683,803	11,637,745	11,988,605	11,935,875
City West 55 West	9,123,965	9,021,369	9,363,107	9,245,686
Pinehurst East	13,721,590	13,649,661	14,081,431	13,984,778
Azool Retail Center	6,463,376	6,385,157	6,639,251	6,550,093
MIDCO Building	14,265,746	14,154,681	14,587,500	14,462,248
Apple Valley Business Center	7,224,107	7,146,556
Notes paid in full	-	-	11,366,009	11,342,844

	$363,180,196	$361,043,897	$361,345,892	$358,891,210

F-26

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

(a)	The Trust refinanced the terms of these loans in 2018.
(b)	Step down revolving mortgage loan that allows for principal to be advanced and paid down multiple times during the term of the loan.
(c)	The Trust has entered into an agreement with the U.S. Department of Housing and Urban Development (HUD) that contains the following provisions:

●	During the term of the regulatory agreement, the Trust is obligated to make monthly deposits in the amount of $7,000 to a replacement reserve. Disbursements from the reserve are to be used for the replacement of property and other necessary project expenditures and are to be made only with HUD approval. The funds may also be used as payment on the mortgage in the event of default.
●	All distributions to the Trust can be made only after the end of the semiannual or annual fiscal period. Distributions may be made only to the extent sufficient surplus cash is available after payment of all operating expenses, escrow deposits required by HUD, and principal and interest on the HUD-insured mortgage.
●	In the event of a default on the mortgage, all rents, profits, and income of the project are to be assigned to HUD.
●	Under the terms of the regulatory agreement, the Company is required to maintain an account to hold security deposits collected from tenants. This account is required to be separate and apart from all other funds of the project in a trust account and the amount shall be at all times equal to or exceed the aggregate of all outstanding obligations under said account.

(d)	Mortgage loan secured by a limited personal guarantee of George Gaukler.
(e)	Mortgage loan secured by a full personal guarantee of George Gaukler.
(f)	Mortgage loan interest rate tied to a cash flow hedge interest rate swap.
(g)	Mortgage loan extension completed subsequent to year end. See Note 19 for additional information.
(v)	Variable rate mortgage note payable. Stated interest rate is rate charged as of December 31, 2018.

All mortgage notes payable above are secured by a mortgage on property and equipment and an assignment of rents and leases on commercial properties where appropriate in addition to the items (a) through (f) listed above.

Long-term debt maturities are as follows:

Years ending December 31,

2019	$55,059,376
2020	29,334,070
2021	38,143,860
2022	40,588,108
2023	27,496,127
Thereafter	172,558,655

$363,180,196

The Trust has loan agreements containing certain covenants related to, among other matters, the maintenance of debt coverage ratios. As of December 31, 2018, the Trust was in violation of seven of these covenants; however, the lenders waived the covenant violation for the year ended December 31, 2018.

F-27

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 12 - Related Party Transactions

Due from Related Party

Due from Related Party as of December 31, 2018 and 2017 is as follows:

	2018	2017

Valley Rental Service, Inc.	$714,048	$507,872
8th Street Retail Center, LLC	145,786	118,141

	$859,834	$626,013

Valley Rental Service, Inc., an entity controlled by George Gaukler, President and Trustee of the Trust, is a management company hired by the Trust. Rental payments collected from tenants are deposited in bank accounts in Valley Rental Service, Inc.’s name and are subsequently transferred to the Trust throughout the year. Valley Rental Service, Inc. held funds totaling $714,048 and $507,872 that were due to the Trust as of December 31, 2018 and 2017, respectively.

8th Street Retail Center, LLC, an entity controlled by Kevin Christianson, Trustee of the Trust, entered into a cash flow guarantee for Azool Retail Center for the lease-up period until the property reaches a 7% cash flow from operations for one quarter. 8th Street Retail Center, LLC, owed $145,786 and $118,141 to the Trust as of December 31, 2018 and 2017. The amount due from 8th Street Retail Center, LLC, for 2017 was received in 2018.

Advisory Management Fee

During 2018 and 2017, the Trust incurred advisory management fees of $1,689,300 and $1,546,031, respectively, to Dakota REIT Management, LLC. Dakota REIT Management, LLC is partially owned by George Gaukler, President and Trustee of the Trust, and Jim Knutson, Executive Vice President and Trustee of the Trust.

Acquisition Fees

During 2018 and 2017, the Trust incurred $137,250 and $721,275, respectively, to Dakota REIT Management, LLC for acquisition fees relating to the purchase of new properties.

Financing Fees

During 2018 and 2017, the Trust incurred $58,069 and $115,159, respectively, to Dakota REIT Management, LLC for financing fees related to the financing of mortgage notes payable.

UPREIT Fees

During 2018 and 2017, the Trust incurred $2,000 and $8,991, respectively, to Dakota REIT Management, LLC for UPREIT fees related to the UPREIT transactions on property acquisitions.

F-28

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Investments

During 2017, the Trust acquired a 39% Limited Partner interest in Dakota Roseland Apartments IX – XII, Limited Liability Limited Partnership for a purchase price of $2,500,000 from Hi-Line Owners Group, LLC, of which George Gaukler holds a majority ownership. Dakota Roseland Apartments IX – XII, LLLP, did not make any distributions to limited partners in 2018 or 2017.

During 2017, the Trust acquired the Azool Retail Center for a purchase price of $9,435,000 from 8th Street Retail Center, LLC, of which Kevin Christianson is a partial owner. The property was appraised at $9,445,000 by a certified independent appraiser.

During 2017, the Trust acquired the MIDCO Building for a purchase price of $19,450,000 from Mid-Cayman, LLC, of which Craig Lloyd is a partial owner. Craig Lloyd was elected to the Board of Trustees at the 2017 annual meeting of the Trust.. The property was appraised at $19,840,000 by a certified independent appraiser.

The Trust holds a 49% limited partner interest in Williston Real Estate Partners, LLC, an entity partially owned by George Gaukler, with an original investment of $1,700,000. No distributions were paid in 2018 or 2017 by Williston Real Estate Partners.

The Trust holds a 50% limited partner interest in Dakota Roseland Apartments I, LLLP, an entity partially owned by George Gaukler, with an original investment of $750,000. No distributions were paid in 2018 or 2017 by Dakota Roseland Apartments I.

The Trust holds a 40% limited partner interest in Bakken Heights VIII and X Limited Liability Limited Partnerships, an entity partially owned by George Gaukler, with an original investment of $1,000,000. No distributions were paid in 2018 or 2017 by Bakken Heights VIII and X Limited Liability Limited Partnerships.

The Trust holds a 34% limited partner interest in Bakken Heights V Limited Liability Limited Partnership, an entity partially owned by George Gaukler, with an original investment of $325,000. No distributions were paid in 2018 or 2017 by Bakken Heights V Limited Liability Limited Partnership.

Property Management Fees

During 2018 and 2017, the Trust incurred property management fees of 3 to 5 percent of rents, depending on the property, to Valley Rental Service, an entity controlled by George Gaukler. For the years ended December 31, 2018 and 2017, the Trust paid management fees of $813,984 and $795,596, respectively, to Valley Rental Service.

During 2018 and 2017, the Trust incurred property management fees of 4 to 5 percent of rents, depending on the property, and commercial leasing fees of 3 to 5 percent to Property Resources Group, an entity in which Kevin Christianson is a principal. The Trust paid management fees of $ 168,880 and $162,763, respectively, and leasing fees of $316,415 and $45,534, respectively, to Property Resources Group for the years ended December 31, 2018 and 2017.

During 2018 and 2017, the Trust incurred property management fees of 5 percent of rents and commercial leasing fees of 3 to 5 percent to Horizon Real Estate. George Gaukler and Jim Knutson are partial owners of Horizon Real Estate. The Trust paid management fees of $84,678 and $88,750, respectively, and leasing fees of $74,417 and $55,033, respectively, to Horizon Real Estate for the years ended December 31, 2018 and 2017.

F-29

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

During 2018 and 2017, the Trust incurred property management fees of 2 to 5 percent of rents, depending on the property, to Dakota REIT Management, LLC, an entity in which George Gaukler and Jim Knutson hold an ownership interest. The Trust paid management fees of $261,296 and $248,913, respectively, to Dakota REIT Management, LLC, for the years ended December 31, 2018 and 2017.

During 2018 and 2017, the Trust incurred property management fees of 3 to 5 percent of rents, depending on the property, to Lloyd Companies, an entity in which Craig Lloyd holds and ownership interest. Craig Lloyd was elected to the Board of Trustees in 2017. The Trust paid management fees of $162,154 and $166,277, respectively, to Lloyd Companies for the years ended December 31, 2018 and 2017.

Note 13 - Noncontrolling Interest of Unitholders in Operating Partnerships

As of December 31, 2018 and 2017, noncontrolling limited partnership units totaled 6,734,950 and 6,663,496, respectively. During 2018 and 2017, the Trust paid distributions of $5,076,086 and $4,843,996, respectively, to noncontrolling interest limited partners, which were $0.76 per unit.

Note 14 - Beneficial Interest

The Trust is authorized to issue 15,000,000 Class A common shares and 5,000,000 Class B common shares with $1 par values, which collectively represent the beneficial interest of the Trust. Holders of Class A shares have the right to vote regarding amendments to the Declaration of Trust, changes to the Bylaws, election of Trustees, liquidation, roll-up transactions, sale of the Trust, and the term of the Trust. Class A shareholders also have the right to demand a special meeting of shareholders. The primary distinction between Class A and Class B shares is that Class B shares do not have the voting rights which Class A shares have.

As of December 31, 2018 and 2017, there were 6,420,652 and 6,068,338, respectively, shares of Class A common shares outstanding. As of December 31, 2018 and 2017, there were 1,896,335 and 1,630,876, respectively, shares of Class B common shares outstanding.

Distributions paid to holders of beneficial interest were $ 0.76, per unit for the years ending December 31, 2018 and 2017.

Note 15 - Commercial Rental Income

Commercial space is rented under long-term operating lease agreements. Minimum future rentals on noncancelable operating leases as of December 31 are as follows:

Years ending December 31,	Amount

2019	$20,951,596
2020	19,447,342
2021	16,459,663
2022	13,000,229
2023	10,606,557
Thereafter	17,165,111

$97,630,498

F-30

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 16 - Acquisitions

The Trust continued to implement its strategy of acquiring properties in desired markets. It is impractical for the Trust to obtain historical financial information on acquired properties and accordingly, proforma statements have not been presented.

Purchases

During 2018, the Trust purchased a 105,630 square foot commercial building in Apple Valley, Minnesota. The approximate purchase price of the complex was $9,150,000.

During 2017, the Trust purchased a 114,102 square foot retail center in Bismarck, North Dakota. The approximate purchase price of the complex was $19,200,000.

During 2017, the Trust purchased a 44,498 square foot retail center in Moorhead, Minnesota. The approximate purchase price of the complex was $9,435,000.

During 2017, the Trust purchased a 105,837 office building in Sioux Falls, South Dakota. The approximate purchase price of the building was $19,450,000.

Note 17 - Commitments and Contingencies

Environmental Matters

Federal law (and the laws of some states in which the Trust may acquire properties) imposes liability on a landowner for the presence on the premises of hazardous substances or wastes (as defined by present and future federal and state laws and regulations). This liability is without regard to fault or knowledge of the presence of such substances and may be imposed jointly and severally upon all succeeding landowners. If such hazardous substance is discovered on a property acquired by the Trust, the Trust could incur liability for the removal of the substances and the cleanup of the property. There can be no assurance that the Trust would have effective remedies against prior owners of the property. In addition, the Trust may be liable to tenants and may find it difficult or impossible to sell the property either prior to or following such a clean up.

Risk of Uninsured Property Losses

The Trust maintains property damage, fire loss, and liability insurance. However, there are certain types of losses (generally of a catastrophic nature), which may be either uninsurable or not economically insurable. Such excluded risks may include war, earthquakes, tornados, certain environmental hazards, and floods. Should such events occur, (i) the Trust might suffer a loss of capital invested, (ii) tenants may suffer losses and may be unable to pay rent for the spaces, and (iii) the Trust may suffer a loss of profits which might be anticipated from one or more properties.

F-31

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 18 - Subsequent Events

Subsequent to year-end, the Trust declared a dividend to be paid at $0.19 per share for shareholders of record on December 31, 2018.

Subsequent to year-end, the Trust refinanced the Minot Metro Center and the Minot Metro Boot Barn mortgage into one note payable for 10 years at an interest rate of 5.10% with a maturity date of February 2029.

Subsequent to year-end, the Trust extended the maturity date to March 2019 on the mortgage note for Summers 4-5-6 which came due in December 2018, with all remaining terms and covenants the same. The extension of the maturity date was to allow time to consolidate Summers 4-5-6 with Summers 1-2-3 into one mortgage note.

Subsequent to year-end, the Trust purchased 7700 68th Avenue North, LLC, which owns a 91,740 square foot building in Brooklyn Park, MN. As a result of the purchase the Trust assumed a $4,900,000 contract for deed, which the REIT paid off on March 12, 2019.

Subsequent to year-end, the Trust extended the maturity date to March 2020 on the $850,000 line of credit with First International Bank and Trust.

Subsequent to year-end, the Trust extended the maturity date to March 2020 on the $650,000 line of credit with First International Bank and Trust.

Subsequent to year-end, the Trust extended the maturity date to March 2020 on the $1,000,000 line of credit with Choice Financial.

Subsequent to year-end, the Trust purchased a 144,441 square foot office/warehouse building in Bloomington, Minnesota for $11,850,000. The trust assumed long-term debt of $10,095,000, issued 37,677 limited partnership units, funded a $1,170,000 escrow for building improvements and paid $2,341,000 in cash for the balance of the purchase.

F-32

Supplementary Information

December 31, 2018 and 2017

Dakota Real Estate Investment Trust

F-33

Dakota Real Estate Investment Trust

Consolidated Schedules of Funds from Operations

Years Ended December 31, 2018 and 2017

	2018	2017

Funds from Operations *

Net Income before Noncontrolling Interest	$5,404,215	$5,616,975
Plus Depreciation	11,886,276	11,037,525
Plus Amortization of Debt Issuance Costs	499,324	501,809
Plus Distributions from Investment Partnerships	-	-
Less Gain on sale of Property	-	-
Less noncash portion of Loss (Income) from Equity Investments	674,558	1,089,481
Plus Net Loss (Less Net Gain) on Acquisitions	-	-

Funds from Operations (FFO)	$18,464,373	$18,245,790

FFO per REIT Share/UPREIT Unit (on annual basis)	$1.25	$1.29

Share Price ($15.50 for 10/1/18 to 12/31/18 and $14.90 for 1/1/18 to 9/30/18. $14.90 for 2017)

FFO Ratio (on annual basis)	12.05	11.52

Weighted Average Shares	14,783,125	14,102,407

*	Funds from operations (FFO) are a supplemental non-GAAP financial measurement used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. The Price/FFO Ratio is similar to the Price-Earnings (P-E) ratio.

F-34

PART III – EXHIBITS

Exhibit No.	Index to Exhibits
2.1	Amended and Restated Declaration of Trust (1)
2.2	Bylaws of Trust (1)
2.3	Limited Partnership Agreement of Dakota UPREIT Limited Partnership (2)
3.1	Dividend Reinvestment Plan for Trust (1)
3.2	Distribution Reinvestment Plan for UPREIT (1)
6.1	Advisory Management Agreement Between Trust and Advisor (3)
6.2	Management Agreement between UPREIT and Advisor (1)
6.3	Management Agreement between UPREIT and Valley Rental Services, Inc. (4)
6.4	Management Agreement between UPREIT and Property Resources Group, LLC (5)
6.5	Commercial Property Management Agreement between UPREIT and Horizon Real Estate Group, LLC (6)
11.1	Consent of Eide Bailly LLP
12.1	Consent and Opinion of Felhaber Larson as to legality of securities being qualified

(1) Filed as an exhibit to the Dakota Real Estate Investment Trust Regulation A Offering Statement on Form 1-A (Commission File No. 024-10688) and incorporated by reference. Available at :

https://www.sec.gov/Archives/edgar/data/1074922/000110465917055120/0001104659-17-055120-index.htm

(2) Filed as an exhibit to the Dakota Real Estate Investment Trust Regulation A Offering Statement on Form 1-A (Commission File No. 024-10688) and incorporated by reference. Available at :

https://www.sec.gov/Archives/edgar/data/1074922/000110465917018369/a17-8533_1ex1a6matctrct.htm

(3) Filed as an exhibit to the Dakota Real Estate Investment Trust Regulation A Offering Statement on Form 1-A (Commission File No. 024-10688) and incorporated by reference. Available at :

https://www.sec.gov/Archives/edgar/data/1074922/000110465917018369/a17-8533_1ex1a6matctrctd3.htm

(4) Filed as an exhibit to the Dakota Real Estate Investment Trust Regulation A Offering Statement on Form 1-A (Commission File No. 024-10688) and incorporated by reference. Available at:

https://www.sec.gov/Archives/edgar/data/1074922/000110465917018369/a17-8533_1ex1a6matctrctd4.htm

(5) Filed as an exhibit to the Dakota Real Estate Investment Trust Regulation A Offering Statement on Form 1-A (Commission File No. 024-10688) and incorporated by reference. Available at:

https://www.sec.gov/Archives/edgar/data/1074922/000110465917018369/a17-8533_1ex1a6matctrctd5.htm

(6) Filed as an exhibit to the Dakota Real Estate Investment Trust Regulation A Offering Statement on Form 1-A (Commission File No. 024-10688) and incorporated by reference. Available at :

https://www.sec.gov/Archives/edgar/data/1074922/000110465917018369/a17-8533_1ex1a6matctrctd6.htm

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SIGNATURES

Pursuant to the Requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fargo, State of North Dakota, on April 25, 2019.

(Exact name of issuer as specified in Declaration of Trust):	Dakota Real Estate Investment Trust

By (signature and title):

/s/ George Gaukler
George Gaukler, President (Principal Executive Officer)

/s/ Ray Braun
Ray Braun, Treasurer (Principal Accounting Officer)

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ George Gaukler	/s/ Ray Braun
George Gaukler, Trustee	Ray Braun, Trustee
Date: April 25, 2019	Date: April 25, 2019

/s/ Kevin Christianson	/s/ Bradley Fay
Kevin Christianson, Trustee	Bradley Fay, Trustee
Date: April 25, 2019	Date: April 25, 2019

/s/ Joe Hauer	/s/ Kenneth Heen
Joe Hauer, Trustee	Kenneth Heen, Trustee
Date April 25, 2019	Date: April 25, 2019

/s/ Brion Hendrson	/s/ Stan Johnson
Brion Henderson, Trustee	Stan Johnson, Trustee
Date: April 25, 2019	Date: April 25, 2019

/s/ Jim Knutson	/s/ Clarice Liechty
Jim Knutson, Trustee	Clarice Liechty, Trustee
Date: April 25, 2019	Date: April 25, 2019

/s/ Craig Lloyd	/s/ Jon Otterstatter
Craig Lloyd, Trustee	Jon Otterstatter, Trustee
Date: April 25, 2019	Date: April 25, 2019

/s/ Matthew Pedersen	/s/ Roy Sheppard
Matthew Pedersen, Trustee	Roy Sheppard, Trustee
Date: April 25, 2019	Date: April 25, 2019

/s/ Jerry Slusky	/s/ Gene Smestad
Jerry Slusky, Trustee	Gene Smestad, Trustee
Date: April 25, 2019	Date: April 25, 2019

65